   As filed with the Securities and Exchange Commission on October 19, 1999
                                                Registration No.  333-88325
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 _____________

                               AMENDMENT NO.1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 _____________
                                   PSINet Inc.
             (Exact name of registrant as specified in its charter)

          New York                                    4813                        16-1353600
(State or other jurisdiction of            (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)             Classification Code Number)        Identification No.)

                                          510 Huntmar Park Drive, Herndon, Virginia 20170
                                                          (703) 904-4100
                             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                David N. Kunkel, Esq.
                                      Vice Chairman and Executive Vice President
                                                     PSINet Inc.
                                   510 Huntmar Park Drive, Herndon, Virginia 20170
                            Telephone No.:  (703) 904-4100/Facsimile No.:  (703) 904-9527
                              (Name, address, including zip code, and telephone number,
                                     including area code, of agent for service)
                                                    _____________
                                                     Copies To:

            Nixon Peabody LLP               Arent Fox Kintner Plotkin & Kahn, PLLC        John J. McDonnell, III
            437 Madison Avenue                  1050 Connecticut Avenue, N.W.         General Counsel and Secretary
        New York, New York  10022                   Washington D.C.  20036          Transaction Network Services, Inc.
Attention:  Richard F.  Langan, Jr.,  Esq.    Attention: Jeffrey E. Jordan, Esq.         1939 Roland Clarke Place
      Telephone No.:  (212) 940-3140            Telephone No.:  (202) 857-6473           Reston, Virginia  20191
      Facsimile No.:  (212) 940-9940            Facsimile No.:  (202) 857-6395        Telephone No.: (703) 453-8300
                                                                                     Facsimile No.:  (703)  453-8397
                                                    _____________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger referred to herein have been satisfied or waived.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                               CALCULATION OF REGISTRATION FEE
 -----------------------------------------------------------------------------------------------------------------------------
                                                             Proposed Maximum    Proposed Maximum
 Title of Each Class of Securities to       Amount to be       Offering Price    Aggregate Offering        Amount of
           be Registered                     Registered         Per Security            Price           Registration Fee
 -----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share    7,804,546 shares          (1)                 (1)                  $64,005(2)
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock to be issued in connection with the merger of a wholly-owned subsidiary of registrant and Transaction Network Services, Inc. ("TNI") was calculated in accordance with Rule 457(c) under the Securities Act as: (a) $37.25, the average of the high and low prices per share of TNI common stock on October 14, 1999 as reported on the New York Stock
    Exchange, multiplied by (b)15,609,091, the aggregate number of shares of TNI common stock and outstanding TNI options to be received by the registrant or canceled in the merger, less (ii) $351,204,570, the maximum amount of cash consideration to be paid by the registrant in exchange for shares of TNI common stock to be converted into cash (which equals $45.00 times 7,804,546).

(2) Of this amount, $70,981 was previously paid on October 1, 1999. Accordingly, no additional fee is due at this time.

                              ____________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION OCTOBER 19, 1999

TRANSACTION NETWORK SERVICES, INC. LOGO

                                                           October 22, 1999

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Transaction Network Services, Inc. (TNI) on Tuesday November 23, 1999, at 9:00 a.m., local time, at 1939 Roland Clarke Place, Reston, Virginia.

     At the special meeting, you will be asked to vote on the merger of TNI and PSINet Inc. If the merger is approved, in exchange for each share of TNI common stock, you will have the option to receive $45.00 in cash or a share of PSINet common stock, or a combination of cash and PSINet common stock, subject to the restriction that half of all TNI shares must be converted into cash and half into PSINet common stock. You can choose to convert some of your TNI shares into cash and others into PSINet shares.

     If TNI stockholders owning more than half of all TNI shares elect to receive cash, the number of TNI shares that will be converted into cash in the merger will be less than the number elected. Similarly, if TNI stockholders owning more than half of the TNI shares elect to receive PSINet shares, the number of TNI shares that will be converted into PSINet shares will be less than the number elected. In either case, the reduction will be prorated among all stockholders making the excess election based upon the number of shares as to which the excess election was made.

     This prospectus/proxy statement contains answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by a more detailed discussion of the merger and other related matters. You should also consider the matters discussed under "Risk Factors Relating to the Merger" commencing on page 18 of the enclosed prospectus/proxy statement. We urge you to review carefully the entire prospectus/proxy statement.

                                        Sincerely,


                                        John J. McDonnell, Jr
                                        President and Chief Executive Officer


                            Your vote is important.
    Please cast your vote by telephone, over the Internet or by completing, signing, dating and returning your proxy in the enclosed envelope.


-------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the prospectus/proxy statement or the PSINet common stock to be issued in connection with the merger, or determined if the prospectus/proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

         This prospectus/proxy statement is dated October 22, 1999, and is first being mailed to stockholders on or about October 22, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

     This prospectus/proxy statement incorporates important business and financial information about PSINet and TNI from documents that are not included in or delivered with this prospectus/proxy statement. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this prospectus/proxy statement by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

               PSINet Inc.                 Transaction Network Services, Inc.
          510 Huntmar Park Drive                1939 Roland Clarke Place
         Herndon, Virginia 20170                 Reston, Virginia 20191
          Attention:  Corparate Secretary       Attention: Karen Kazmark
        Telephone:  (703) 904-4100             Telephone:  (703) 453-8406


     See also "Where You Can Find More Information" beginning on page 108. If you would like to request documents, please do so by November 16, 1999 in order to receive them before the TNI special meeting.

                       TRANSACTION NETWORK SERVICES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER 23, 1999

To the Stockholders of Transaction Network Services, Inc:

     We will hold a special meeting of the stockholders of Transaction Network Services, Inc., also referred to as TNI, on Tuesday, November 23, 1999, at 9:00 a.m., local time, at 1939 Roland Clarke Place, Reston, Virginia, for the following purpose:

     To consider and vote upon a proposal to adopt the agreement and plan of merger, as amended, among PSINet Inc., PSINet Shelf I Inc. (a wholly-owned subsidiary of PSINet Inc.) and Transaction Network Services, Inc., and to approve the transactions contemplated in that agreement.

     We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment of it by the TNI board of directors.

     Only holders of record of shares of TNI common stock at the close of business on October 22, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it. TNI and PSINet cannot complete the merger unless the holders of a majority of the outstanding shares of TNI common stock vote to adopt the merger agreement.

     For more information about the merger, please review the accompanying prospectus/proxy statement and the copy of the merger agreement attached as Annex 1.

     Please do not send any stock certificates at this time.

     After careful consideration, TNI's board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests and unanimously recommends that you vote for the adoption of the merger agreement.

                                    By Order of the Board of Directors,

                                    John J. McDonnell, III
                                    Secretary
     Reston, Virginia

     October 22, 1999


-------------------------------------------------------------------------------
     Whether or not you plan to attend the special meeting, please cast your vote by telephone, over the Internet or by completing, signing and dating the enclosed proxy and returning it promptly in the enclosed postage-paid envelope.
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.............................................     4
SUMMARY............................................................................     6
 Summary Unaudited Pro Forma Consolidated Financial Information....................    14
 PSINet Summary Consolidated Financial and Operating Data..........................    15
 TNI Summary Consolidated Financial and Operating Data.............................    17
RISK FACTORS.......................................................................    18
THE COMPANIES......................................................................    42
 Transaction Network Services, Inc.................................................    42
 PSINet Inc........................................................................    43
 PSINet Shelf I Inc................................................................    44
THE SPECIAL MEETING................................................................    45
 Date, Time and Place..............................................................    45
 Purpose of Special Meeting........................................................    45
 Record Date; Stock Entitled to Vote; Quorum.......................................    45
 Votes Required....................................................................    45
 Voting by TNI Directors and Executive Officers....................................    45
 Voting of Proxies.................................................................    46
 Revocability of Proxies...........................................................    46
 Solicitation of Proxies...........................................................    46
THE MERGER.........................................................................    48
 Background to the Merger..........................................................    48
 TNI's Reasons for the Merger and Board of Directors Recommendation................    50
 PSINet's Reasons for the Merger...................................................    53
 Opinion of Morgan Stanley & Co. Incorporated......................................    54
 Interests of TNI Directors and Management in the Merger...........................    62
 Tax Treatment.....................................................................    67
 Form of the Merger................................................................    67
 Merger Consideration..............................................................    67
 Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares..    68
 Effective Time of the Merger......................................................    69
 Listing of PSINet Common Stock on The Nasdaq Stock Market.........................    69
 Delisting and Deregistration of TNI Common Stock..................................    69
 Material United States Federal Income Tax Consequences of the Merger..............    69
 Accounting Treatment..............................................................    74
 Regulatory Matters................................................................    74
 Appraisal Rights..................................................................    75
 Continuation of TNI Employee Benefits.............................................    75
 Effect on Options Awards Outstanding under TNI Stock Plans........................    76
 Resale of PSINet Common Stock.....................................................    76
THE MERGER AGREEMENT...............................................................    77
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.............................    84
PRO FORMA CAPITALIZATION OF PSINET AND TNI.........................................    95
DESCRIPTION OF PSINET CAPITAL STOCK................................................    96
COMPARISON OF RIGHTS OF HOLDERS OF COMMON STOCKOF PSINET AND TNI...................   102
LEGAL MATTERS......................................................................   107
EXPERTS............................................................................   107
STOCKHOLDER PROPOSALS..............................................................   108
OTHER MATTERS......................................................................   108
WHERE YOU CAN FIND MORE INFORMATION................................................   108
DOCUMENTS INCORPORATED BY REFERENCE................................................   110
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..................................   111

Annexes
-------

Annex 1 Agreement and Plan of Merger and Amendment No.1 to Agreement and Plan of Merger.
Annex 2 Opinion of Morgan Stanley & Co. Incorporated
Annex 3 Section 262 of the Delaware General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why are PSINet and TNI proposing to merge?

A: PSINet is the leading independent global provider of Internet solutions to businesses, providing Internet connectivity and Web hosting services in 90 of the 100 largest U.S. metropolitan areas and 16 of the 20 largest global telecommunications markets and is currently operating in 21 countries. PSINet also offers a suite of value-added products and services that are designed to enable its customers to maximize utilization of the Internet to communicate more efficiently with its customers, suppliers, business partners and remote office locations. TNI is the leading worldwide provider of eCommerce data communications and transports more than 19 million point-of-sale/point-of-service transactions daily. We anticipate that the merger will create the leading provider of global eCommerce and Internet solutions to businesses.

Q:  What will happen in the merger?

A: TNI will become a direct subsidiary of PSINet by merging into PSINet Shelf I Inc., a wholly-owned subsidiary of PSINet.

Q:  What will TNI stockholders receive?

A: In exchange for each of their TNI shares TNI stockholders may elect to receive (i) $45.00 in cash, (ii) a share of PSINet common stock, or (iii) a combination of cash and PSINet common stock, subject to limitations described in the next answer.

    Please read the more detailed description of the consideration to be issued in the merger on page 67.

Q:  Will I receive the specific amounts of cash and stock that I elect?

A: Due to a requirement contained in the merger agreement that half of the TNI shares must be converted into cash and half must be converted into PSINet common stock, the amounts of cash and stock you receive may be different from the amounts you elect. For example, if TNI stockholders owning more than half of TNI shares elect to receive cash, the number of TNI shares converted into cash will be less than the number elected. Similarly, if TNI stockholders owning more than half of TNI shares elect to receive PSINet common stock, the number of TNI shares converted into PSINet common stock will be less than the number elected.

    PSINet will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional shares that you would otherwise receive.

    If you hold outstanding and unexercised TNI stock options, these options are fully vested. They will be assumed by PSINet and become exercisable for shares of PSINet common stock.

    Please read the more detailed description of the allocation procedures on pages 67 and 68.

Q:  What do I need to do now?

A: After carefully reading and considering the information contained in this prospectus/proxy statement, please cast your vote. You may vote by telephone, over the Internet or by completing and signing your proxy and returning it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of adoption of the merger agreement.

    The special meeting will take place on November 23, 1999. You may attend the special meeting and vote your shares in person, rather than providing your proxy.

Q:  Can I change my vote after I have provided my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation to the Secretary of TNI at the address set forth below or submit your new proxy in the same way you submitted your prior proxy. Third, you can attend the special meeting and vote in person.

Q: If my TNI shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your TNI shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted and will therefore have the effect of a no vote.

Q:  Should I send in my stock certificates now?

A: No. You should continue to hold your stock certificates until we send you a form of election that you can use to indicate your preference as to the type of payment you would like to receive in the merger. You will receive this form, along with written instructions on how to exchange your shares, within 30 days prior to the effective time of the merger. Please read the more detailed description of the election procedure on pages 67 through 69.

Q:  When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the fourth quarter of 1999.

Q: Assuming I receive PSINet shares in the merger, will my rights as a TNI stockholder change as a result of the merger?

A. Yes. For a summary of material differences between the rights of TNI stockholders and the rights of PSINet shareholders, see pages 102 through 106.

Q:  Are TNI stockholders entitled to appraisal rights?

A. Yes. Holders of TNI common stock are entitled to appraisal rights in connection with the merger. We describe the procedures for exercising appraisal rights on page 75 and are attaching the provision of Delaware law that governs appraisal rights as Annex 3.

Q:  What are my tax consequences as a result of the merger?

A. With respect to any inherent gain in your TNI stock, you will not be taxed at all, will be fully taxed, or will be partially taxed, depending upon whether you receive PSINet common stock, cash or a combination of both in the merger. We describe the material U.S. federal income tax consequences of the merger in more detail beginning on page 69, although your tax consequences will depend upon the facts of your own situation. You should consult your own tax advisor for a full understanding of the consequences of the merger on your tax position.

Q:  Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this prospectus/proxy statement or the enclosed proxy, you should contact:

     Transaction Network Services, Inc.
     1939 Roland Clarke Place
     Reston, Virginia 20191
     Attention:  Karen Kazmark
     Telephone: (703) 453-8406

                                    SUMMARY

     This summary highlights selected information from this prospectus/proxy statement and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should carefully read this entire prospectus/proxy statement and the other documents to which we have referred you. See "Where You Can Find More Information" on page 109. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. (As used in this prospectus/proxy statement, "we" and "our" refers to TNI).

                                 The Companies

Transaction Network Services, Inc.
1939 Roland Clarke Place
Reston, Virginia 20191
Attention: Karen Kazmark
Telephone:  (703) 453-8406

   TNI was incorporated in August 1990 to build and operate a communications network focused on the network services needs of the POS (point-of-sale/point-of-service) transaction processing industry through its POS division. TNI currently operates four divisions: (1) the POS Division which includes TNI's TransXpress(R) network services for the POS transaction processing industry, (2) the Telecom Services Division which includes TNI's CARD*TEL(R) telephone call billing validation and fraud control services and other services targeting primarily the telecommunications industry, (3) the Financial Services Division which provides integrated data and voice services including the TNI FastLink(R) Data Service in support of the Financial Information eXchange messaging protocol and other transaction oriented trading applications primarily to the financial services industry, and (4) the International Systems Division which markets TNI's products and services internationally.

PSINet Inc.
510 Huntmar Park Drive
Herndon, Virginia 22070
Attention:  Corporate Secretary
Telephone:  (703) 904-4100

     PSINet is the leading independent global provider of Internet solutions to businesses. PSINet provides Internet connectivity and Web hosting services to customers in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 17 of the 20 largest global telecommunications markets and is currently operating in 22 countries. In addition to these services, the Company also offers a suite of value-added products and services that are designed to enable its customers to maximize utilization of the Internet to communicate more efficiently with its customers, suppliers, business partners and remote office locations. PSINet conducts its business through operations organized into four geographic operating segments--North America, Latin America, Europe and Asia/Pacific. The Company's services and products include access services that offer dedicated, dial-up, wireless and digital subscriber line or xDSL connections, Web hosting services, intranets, virtual private networks or VPNs, electronic commerce or e-commerce, voice-over-IP, e-mail and managed security services. PSINet also provides wholesale and private label network connectivity and related services to other Internet service providers, known as ISPs, and telecommunications carriers to further utilize its network capacity.

PSINet Shelf I Inc.
c/o PSINet Inc.
510 Huntmar Park Drive
Herndon, Virginia 22070

     PSINet Shelf I Inc. is a wholly-owned subsidiary of PSINet Inc., formed under the laws of the State of Delaware. TNI will merge with and into PSINet Shelf I Inc. which will be the surviving corporation. It will change its name to "Transaction Network Services, Inc." upon the merger.

                         The Special Meeting (page 45)

     The special meeting of TNI stockholders will be held on Tuesday, November 23, 1999 at 9:00 a.m., local time, at 1939 Roland Clarke Place, Reston, Virginia. At the special meeting, we will ask you to vote upon a proposal to adopt the merger agreement.

Record Date; Voting Power

     TNI stockholders are entitled to vote at the special meeting if they owned TNI shares as of the close of business on October 22, 1999, which is known as the record date.

     On the record date, there were 14,190,581 shares of TNI common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of TNI common stock that they owned on the record date.

Vote Required

     The affirmative vote of a majority of the shares of TNI common stock outstanding on the record date is required to adopt the merger agreement.

Voting by TNI Directors and Executive Officers

     On the record date, TNI directors and executive officers and their affiliates owned and were entitled to vote 2,192,934 shares of TNI common stock, or approximately 15.5% of the shares of TNI common stock outstanding on the record date. TNI directors and executive officers owning or controlling approximately 14.1% of TNI's outstanding common stock have agreed to vote "for" adoption of the merger agreement.

                             The Merger (page 48)

     The merger agreement is attached as Annex 1 to this prospectus/proxy statement. We encourage you to read the merger agreement. It is the principal document governing the merger.

Structure of the Merger

     Subject to the terms and conditions of the merger agreement, TNI will merge with and into PSINet Shelf I Inc., a wholly-owned subsidiary of PSINet. At the effective time of the merger, the separate corporate existence of TNI will end. PSINet's subsidiary will be the surviving corporation in the merger and will continue its corporate existence as a wholly-owned subsidiary of PSINet under the name "Transaction Network Services, Inc."

What TNI Stockholders Will Receive in the Merger (page 67)

     The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of TNI common stock will, at the election of each holder, but subject to proration as described on pages 67 and 68, be converted into the right to receive:

     .  1 share of PSINet common stock; or

     .  $45.00 in cash; or

     .  a combination of PSINet common stock and cash.

Ownership of PSINet Following the Merger

     Based on the number of outstanding TNI shares and options to acquire TNI shares on the record date and assuming the exercise of all outstanding options, we anticipate that TNI stockholders will receive approximately 7,804,546 shares of PSINet common stock in the merger. Based on that number and on the number of outstanding shares of PSINet common stock on the record date, following the merger former TNI stockholders will own approximately 12% of the outstanding shares of PSINet common stock.

Appraisal Rights (page 75)

     TNI stockholders will have appraisal rights in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger
(page 69)

     The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. It is a condition to the completion of the merger that TNI receive an opinion from Arent Fox Kintner Plotkin & Kahn, PLLC and PSINet receive an opinion from Nixon Peabody LLP, in each case stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code, holders of TNI common stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their TNI common stock for PSINet common stock in the merger, except for cash received instead of fractional shares of PSINet common stock. In general, however, TNI stockholders will recognize any taxable gain (but not taxable loss) to the extent they receive cash in the merger.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Regulatory Matters (page 74)

     United States antitrust laws prohibit PSINet and TNI from completing the merger until after they have furnished specified information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. PSINet and TNI each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on August 30, 1999, and the Federal Trade Commission has granted early termination of the waiting period.

Board of Directors Recommendation to Stockholders (page 50)

     The TNI board of directors believes that the terms of the merger and the merger agreement are fair to and in the best interests of TNI and its stockholders and unanimously recommends that the stockholders vote "for" the adoption of the merger agreement.

     To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 48, 50 and 18, respectively.

Fairness Opinion of TNI's Financial Advisor (page 54)

     In deciding to approve the merger, the TNI board of directors considered, among other things, the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, as to the fairness from a financial point of view of the consideration to be paid in the merger to TNI stockholders. This opinion is attached as Annex 2 to this prospectus/proxy statement. We encourage you to read this opinion carefully.

Interests of TNI Directors and Management in the Merger (page 62)

     TNI stockholders should note that a number of directors and officers of TNI have interests in the merger as directors or officers that are different from, or in addition to, those of a stockholder. For a description of these differences see pages 62 through 67.

The Merger Agreement

Conditions to the Merger

     PSINet and TNI will complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

     . holders of a majority of the outstanding shares of TNI common stock must adopt the merger agreement

     . the waiting period required under the Hart-Scott-Rodino Act must expire or be terminated (which was terminated on September 9, 1999) and any other required material consents from governmental entities and other third parties must be received

     . no legal restraints, injunctions or prohibitions may exist which prevent the completion of the merger

     . the registration statement must have been declared effective by the SEC and must remain effective

     . TNI's $75 million revolving credit facility ($62.0 million of which was outstanding at September 30, 1999) must be paid prior to the effectiveness of the merger

     . PSINet common stock issuable to TNI stockholders in the merger must have been approved for listing on the Nasdaq National Market

     . Arent Fox Kintner Plotkin & Kahn, PLLC must deliver an opinion to TNI, and Nixon Peabody LLP must deliver an opinion to PSINet, in each case stating that the merger will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code

    . PSINet, PSINet Shelf I Inc. and TNI must satisfy the representations, warranties and covenants contained in the merger agreement in all material respects.

Termination of the Merger Agreement

     The merger agreement may be terminated for the following reasons:

     1. PSINet and TNI can agree by mutual written consent to terminate the merger agreement at any time without completing the merger.

     2.  PSINet or TNI can terminate the merger agreement if:

     . the merger is not consummated on or before February 29, 2000 (provided that the terminating party is not otherwise in material breach under the merger agreement)

      . the holders of a majority of the outstanding shares of TNI common stock do not adopt the merger agreement at the special meeting

      . any court issues any order or takes other legal action which permanently enjoins or prohibits the completion of the merger and, after reasonable efforts by PSINet and TNI, the court's action is final and nonappealable

     . the other party breached in any material respect any of its representations, warranties or obligations under the merger agreement which is incapable of being satisfied by February 29, 2000

     3. Before the special meeting, TNI can terminate the merger agreement if the TNI board of directors receives an unsolicited proposal by a third party to acquire TNI on terms determined by the TNI board of directors to be more favorable to TNI stockholders than the terms of the merger with PSINet provided that PSINet has been afforded the opportunity to negotiate and make such adjustments to the terms of the merger agreement to enable PSINet to proceed with the merger.

     4. PSINet can also terminate the merger agreement if TNI's board of directors withdraws or adversely modifies its approval or approves or recommends an unsolicited third party proposal.

Termination Fees (page 80)

     TNI must pay PSINet a termination fee of $15 million if:

     1.  a third party makes an acquisition proposal for TNI and

         . the holders of a majority of the outstanding shares of TNI common stock do not adopt the merger agreement at the special meeting, TNI or PSINet terminates the merger agreement, and within 12 months of that termination TNI enters into a definitive agreement with any third party with respect to an acquisition proposal or an acquisition proposal is consummated.

         . any court issues an order or takes other legal action described in the third bullet under paragraph 2 above, TNI intentionally and materially breaches any material obligation in the merger agreement and does not cure that breach, TNI or PSINet terminates the merger agreement, and within 12 months of that termination TNI enters into a definitive agreement with any third party with respect to an acquisition proposal or an acquisition proposal is consummated.

         . TNI intentionally and materially breaches any material obligation in the merger agreement and does not cure that breach, the breach would prevent the consummation of the merger by February 29, 2000, PSINet terminates the merger agreement, and within 12 months of that termination TNI enters into a definitive agreement with any third party with respect to an acquisition proposal or an acquisition proposal is consummated.

         . the merger is not consummated by February 29, 2000, TNI intentionally and materially breaches any material obligation in the merger agreement and does not cure that breach, PSINet terminates the merger agreement but is not otherwise in material breach, and within 12 months of that termination TNI enters into a definitive agreement with any third party with respect to an acquisition proposal or an acquisition proposal is consummated.

         . the TNI board of directors withdraws or adversely modifies its approval of the merger or approves or recommends an unsolicited third party proposal, TNI intentionally and materially breaches any material obligation in the merger agreement and does not cure that breach, PSINet terminates the merger agreement, and within 12 months of that termination TNI enters into a definitive agreement with any third party with respect to an acquisition proposal or an acquisition proposal is consummated.

     2. TNI terminates the merger agreement in order to accept a more favorable proposal as described in paragraph 3 above.

     3. PSINet terminates the merger agreement because the TNI board of directors approves or recommends an unsolicited third party proposal.

Comparative Per Share Market Price and Dividend Information

     PSINet common stock is listed for trading on the Nasdaq National Market under the trading symbol "PSIX" and TNI common stock is listed on the New York Stock Exchange under the trading symbol "TNI." Prior to June 7, 1999, TNI's common stock was listed on the Nasdaq National Market under the symbol "TNSI."

     The following table shows the closing prices for PSINet and TNI shares on August 20, 1999, the last full trading day before the public announcement of the proposed merger and on October 19, the most recent date for which quotations were available prior to the printing of this prospectus/proxy statement.


                                                                                        Equivalent price
                                                                                            per share
                                                PSINet                  TNI                  of TNI
Date                                         common stock           common stock          common stock
----                                         ------------           ------------       -----------------
August 20, 1999........................         $45.56                 $34.25                   $
October 19, 1999.......................         $                      $                        $

     Neither TNI nor PSINet has ever declared or paid any cash dividends on its common stock. Except as required with respect to PSINet's preferred stock, PSINet currently intends to retain all of its earnings, if any, for use in its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future. In addition, under the terms of PSINet's existing credit facility, the payment of cash dividends is prohibited without the lender's consent, and under the terms of PSINet's debt securities, the payment of cash dividends is subject to limitations.

     The following table sets forth, for the periods indicated, the high and low bid prices per share of PSINet common stock on the Nasdaq National Market and the high and low sales prices of TNI common stock on the New York Stock Exchange and the Nasdaq National Market. For current price information, stockholders are urged to consult publicly available sources.

                                                   PSINet                       TNI
                                                Common Stock                Common Stock
                                                ------------                ------------


Calendar Period                                  High          Low          High          Low
---------------                                  ----          ---          ----          ---
  Year Ended December 31, 1997:
  First Quarter.........................        $13.38       $ 6.75        $14.63        $ 9.63
  Second Quarter........................          9.25         5.50         16.50          9.88
  Third Quarter.........................          9.75         7.38         18.38         13.00
  Fourth Quarter........................          9.50         4.25         22.50         15.13

  Year Ended December 31, 1998:
  First Quarter.........................        $17.31       $ 4.94        $21.75        $16.00
  Second Quarter........................         15.19        10.00         24.00         15.06
  Third Quarter.........................         21.81        10.13         33.75         14.00
  Fourth Quarter........................         24.94         8.38         32.25         12.00

  Year Ending December 31, 1999:
  First Quarter.........................        $45.94       $21.00        $20.68        $15.25
  Second Quarter........................         73.00        41.38         29.25         12.81
  Third Quarter.........................         65.38        33.50         46.56         26.75
  Fourth Quarter........................
    (through October 19, 1999)

Unaudited Pro Forma Comparative Per Share Information

     We have summarized below information concerning earnings, cash dividends and book value per share for:

     .  PSINet on a historical basis

     .  TNI on a historical basis

     .  the combination of PSINet and TNI on a pro forma basis

     .  the equivalent of one TNI share

     The pro forma data are based on the assumed conversion of 50% of the shares of TNI common stock into an equivalent number of PSINet common shares and 50% of the shares of TNI common stock into cash at $45.00 per TNI share. The equivalent information is based on the exchange ratio of one share of PSINet common stock for each share of TNI common stock.

     You should read the information set forth below in conjunction with the respective audited and unaudited financial statements of TNI and PSINet incorporated by reference in this prospectus/proxy statement and the unaudited pro forma consolidated financial information and related notes presented elsewhere in this prospectus/proxy statement. See "Where You Can Find More Information."

                                                          PSINet              TNI                             Equivalent of
                                                        Historical         Historical        Pro Forma        One TNI Share
                                                        ----------         ----------         --------        -------------
Fiscal year ended December 31, 1998:
     Basic earnings per share.................            $(5.32)             $0.54           $(8.06)             $(8.06)
     Diluted earnings per share...............             (5.32)              0.52            (8.06)              (8.06)
     Cash dividends declared per share........
     Book value per share.....................             (2.31)              6.57             3.47                3.47
 Six months ended June 30, 1999:
     Basic earnings per share.................             (2.10)              0.32            (3.18)              (3.18)
     Diluted earnings per share...............             (2.10)              0.30            (3.18)              (3.18)
     Cash dividends declared per share........               --                 --               --                  --
     Book value per share.....................              8.19               7.07            11.84               11.84

Summary Unaudited Pro Forma Consolidated Financial Information

           (In thousands of U.S. dollars, except per share amounts)

     The following Summary Unaudited Pro Forma Consolidated Financial Information gives pro forma effect to the merger as well as to other acquisitions and transactions, as more fully discussed under "Unaudited Pro Forma Consolidated Financial Information", as if they had occurred on the dates indicated.

     If PSINet had actually completed the merger in prior periods, TNI might have performed differently. You should not rely on the pro forma financial information as an indication of the results that PSINet would have achieved if the merger had taken place earlier or of the future results that the companies will achieve after completion of the merger. For further information concerning the following summary pro forma financial information, including the adjustments made in preparing it, please refer to "Unaudited Pro Forma Consolidated Financial Information."

                                                                                                           Pro Forma
                                                                                                ------------------------------------
                                                                                                   Year Ended       Six Months Ended
                                                                                                December 31, 1998     June 30, 1999
                                                                                                -----------------   ----------------
Statement of Operations Data:
Revenue.......................................................................................       $ 513,077       $ 329,186
Operating costs and expenses:
 Data communications and operations...........................................................         359,644         225,012
 Sales and marketing..........................................................................          72,681          45,908
 General and administrative...................................................................          82,743          44,723
 Depreciation and amortization................................................................         159,436          98,969
 Charge for acquired in-process R&D...........................................................          70,800              --
                                                                                                     ---------       ---------
  Total operating costs and expenses..........................................................         745,304         414,612
                                                                                                     ---------       ---------
Loss from operations..........................................................................        (232,227)        (85,426)
Interest expense..............................................................................        (207,371)       (130,583)
Interest income...............................................................................          21,442          13,782
Other income (expense), net...................................................................           6,333            (468)
Non-recurring arbitration charge..............................................................         (49,000)             --
                                                                                                     ---------       ---------
Loss before income taxes, equity in
  earnings of affiliate and minority interest.................................................        (460,823)       (202,695)
Income tax expense............................................................................            (832)           (353)
Equity in earnings of unconsolidated affiliate................................................             356              93
Minority interest in net loss (income) of consolidated subsidiary.............................             319            (128)
                                                                                                     ---------       ---------
Net loss......................................................................................        (460,980)       (203,083)
Return to preferred shareholders..............................................................          (3,079)         (4,797)
                                                                                                     ---------       ---------
Net loss available to common shareholders.....................................................       $(464,059)      $(207,880)
                                                                                                     =========       =========
Basic and diluted loss per share..............................................................          $(8.06)         $(3.18)
                                                                                                     =========       =========
Shares used in computing basic and diluted loss per share.....................................          57,606          65,457
                                                                                                     =========       =========

                                                                                                            Pro Forma
                                                                                                        As of June 30, 1999
                                                                                                     ----------------------------

Balance Sheet Data:
Cash, cash equivalents, short-term
  investments and marketable securities.......................................................             $1,466,959
Restricted cash and short-term investments....................................................                144,504
Total assets..................................................................................              3,673,656
Current portion of debt.......................................................................                 78,559
Long-term debt, less current portion..........................................................              2,350,275
Shareholders' equity..........................................................................                858,063

           PSINet Summary Consolidated Financial and Operating Data
  (In thousands of U.S. dollars, except per share, ratio and operating data)

     The following table sets forth for the periods indicated summary consolidated financial and operating data for PSINet. The consolidated balance sheet data and consolidated statement of operations data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from PSINet's audited consolidated financial statements and as of and for the six months ended June 30, 1998 and 1999 have been derived from PSINet's unaudited consolidated financial statements. The following summary consolidated financial and operating data should be read in conjunction with PSINet's more detailed consolidated financial statements and related notes incorporated by reference to this prospectus/proxy statement.

     EBITDA is used in the Internet services industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of performance determined in accordance with generally accepted accounting principles. PSINet defines EBITDA as earnings (losses) before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expense, and charges for intangible asset write-down and acquired in-process research and development. PSINet's definition of EBITDA may not be comparable to similarly titled measures used by other companies.

     In July 1999, PSINet issued $1.2 billion aggregate principal amount of its 11% senior notes due 2009, consisting of $1.05 billion aggregate principal amount of 11% senior notes due 2009 and Euro 150 million aggregate principal amount of 11% senior notes due 2009, pursuant to Securities and Exchange Commission Rule 144A and Regulation S. The aggregate net proceeds of the offering of the 11% senior notes, after giving effect to discounts and commissions and other offering expenses, was approximately $1.17 billion.

                                                                                                             Six Months Ended
                                                                     Year Ended December 31,                     June 30,
                                               ---------------------------------------------------------  ----------------------
                                                 1994        1995        1996        1997        1998        1998        1999
                                               ---------  ----------  ----------  ----------  ----------  ----------  -----------
Statement of Operations Data:
Revenues:
 U. S........................................   $15,159    $ 36,252    $ 77,571    $103,952   $ 156,048   $  68,888    $ 111,547
 International...............................        55       2,470       6,780      17,950     103,588      29,294      117,121
                                                -------    --------    --------    --------   ---------   ---------    ---------
                                                 15,214      38,722      84,351     121,902     259,636      98,182      228,668
 Other income, net...........................        --          --       5,417          --          --          --           --
                                                -------    --------    --------    --------   ---------   ---------    ---------
                                                 15,214      38,722      89,768     121,902     259,636      98,182      228,668
                                                -------    --------    --------    --------   ---------   ---------    ---------
Operating costs and expenses:
 Data communications and operations..........     9,489      32,124      70,102      94,363     199,372      78,609      162,341
 Sales and marketing.........................     3,599      23,930      27,064      25,831      57,026      23,219       40,505
 General and administrative..................     3,605      10,569      20,648      22,947      45,288      17,872       32,469
 Depreciation and amortization...............     3,183      14,778      28,035      28,347      63,424      22,354       61,210
 Charge for acquired in-process research and
  development................................        --          --          --          --      70,800      27,000           --
 Intangible asset write-down.................        --       9,938          --          --          --          --           --
                                                -------    --------    --------    --------   ---------   ---------    ---------
 Total operating costs and expenses..........    19,876      91,339     145,849     171,488     435,910     169,054      296,525
                                                -------    --------    --------    --------   ---------   ---------    ---------

Loss from operations.........................    (4,662)    (52,617)    (56,081)    (49,586)   (176,274)    (70,872)     (67,857)
Interest expense.............................      (731)     (1,964)     (5,025)     (5,362)    (63,914)    (19,471)     (61,486)
Non-recurring arbitration charge.............        --          --          --          --     (49,000)         --           --
Loss before income taxes.....................    (5,342)    (53,160)    (55,256)    (46,078)   (262,717)    (82,695)    (116,903)
Net loss.....................................    (5,342)    (53,160)    (55,097)    (45,602)   (261,869)    (82,724)    (116,453)
Return to preferred shareholders.............        --          --          --        (411)     (3,079)     (1,545)      (4,797)
Net loss available to common shareholders....   $(5,342)   $(53,160)   $(55,097)   $(46,013)  $(264,948)  $ (84,269)    (121,250)
                                                =======    ========    ========    ========   =========   =========    =========
Basic and diluted loss per share.............    $(0.42)     $(2.01)     $(1.40)     $(1.14)     $(5.32)     $(1.76)      $(2.10)
                                                =======    ========    ========    ========   =========   =========    =========
Shares used in computing basic and diluted       12,805      26,485      39,378      40,306      49,806      47,854       57,657
  loss per share (in thousands)..............   =======    ========    ========    ========   =========   =========    =========


Other Financial Data:
EBITDA:
 U. S........................................   $  (772)   $(26,930)   $(20,563)   $(13,071)  $ (26,170)  $ (12,139)   $ (12,735)
 International...............................      (707)       (971)     (7,483)     (8,168)    (15,880)     (9,379)       6,088
                                                -------    --------    --------    --------   ---------   ---------    ---------
                                                $(1,497)   $(27,901)   $(28,046)   $(21,239)  $ (42,050)  $ (21,518)   $  (6,647)
                                                =======    ========    ========    ========   =========   =========    =========

Capital expenditures.........................   $ 5,009    $ 45,166    $ 38,390    $ 50,074   $ 303,550   $  79,024    $ 215,400

Cash Flow Data:
Cash flows used in operating activities......   $(1,097)   $(30,093)   $(32,543)   $(15,568)  $ (87,586)  $ (20,730)   $(139,325)
Cash flows used in investing activities......    (1,937)    (21,958)     (7,897)    (15,560)   (783,877)   (451,312)     (27,770)
Cash flows provided by (used in) financing
   activities................................     4,527     151,403     (10,529)     12,598     874,246     563,317      721,683

Operating Data:
Number of POPs...............................        82         241         350         350         500         400          600
Number of business accounts..................     4,220       8,200      17,800      26,400      54,700      38,700       73,400

                                                                         December 31,                             June 30,
                                                     ----------------------------------------------------  ---------------------
                                                       1994      1995       1996      1997       1998         1998        1999
                                                     --------  ---------  --------  --------  -----------  ----------  ----------
Balance Sheet Data:
Cash, cash equivalents, short-term
  investments and marketable securities............  $ 3,358    $102,710  $ 56,390  $ 33,322  $  322,508    $370,553   $  716,356
Restricted cash and short-term investments.........       --          --       954    20,690     162,469     143,154      144,504
Total assets.......................................   17,055     201,830   177,112   186,181   1,284,231     794,774    2,013,459
Current portion of debt............................    3,369      16,643    26,915    39,633      59,968      46,667       78,455
Long-term debt, less current portion...............    4,397      24,130    26,938    33,820   1,064,633     659,559    1,141,730
Shareholders' equity (deficit).....................   (8,283)    143,230    89,783    73,429    (120,174)     (1,108)     529,927

             TNI Summary Consolidated Financial and Operating Data (in thousands, except per share data and transaction data)

     The following table sets forth for the periods indicated selected consolidated financial and operating data for TNI. The consolidated balance sheet data and consolidated statement of operations data as of and for the years ended December 31, 1994, 1995, 1996, 1997, and 1998 have been derived from TNI's audited consolidated financial statements and as of and for the six months ended June 30, 1998 and 1999 have been derived from TNI's unaudited consolidated financial statements. The following summary consolidated financial and operating data should be read in conjunction with TNI's more detailed consolidated financial statements and related notes incorporated by reference in this prospectus/proxy statement.


                                                                                                    Six Months Ended
                                                            Year Ended December 31,                     June 30,
                                               -------------------------------------------------  ------------------
                                                1994(1)     1995     1996     1997      1998(2)     1998      1999
                                               ---------  -------   -------  -------  ----------  --------  --------
Statement of Operations Data:
Revenues.....................................  $26,526     $41,365  $52,291  $63,344  $101,906     $38,510   $80,827
Cost of network services.....................   14,200      21,819   28,771   35,322    62,796      21,874    50,900
                                               ---------  -------   -------  -------  ----------  --------  --------
Gross profit.................................   12,326      19,546   23,520   28,022    39,110      16,636    29,927
                                               ---------  -------   -------  -------  ----------  --------  --------
Other operating expenses:
 Engineering & development...................    1,575       2,241    2,692    3,431     5,565       2,168     2,927
 Selling, general & administrative...........    3,842       5,697    7,491    7,941    12,474       5,185     9,020
 Depreciation................................    1,830       3,081    4,068    4,793     6,693       2,987     5,080
 Amortization of intangibles.................      566       1,138    1,485    1,570     4,090       1,092     4,186
 Reserve for AMNEX assets.....................      --          --       --       --        --          --       919
                                               ---------  -------   -------  -------  ----------  --------  --------
 Total other operating expenses..............    7,813      12,157   15,736   17,735    28,822      11,432    22,132
                                               ---------  -------   -------  -------  ----------  --------  --------
Income from operations.......................    4,513       7,389    7,784   10,287    10,288       5,204     7,795
Interest income/(expense) net................      220         918    1,670    1,939       327         856    (1,051)
                                               ---------  -------   -------  -------  ----------  --------  --------
Income before income taxes...................    4,733       8,307    9,454   12,226    10,615        6060     6,744
Provision for income taxes...................    1,491       3,157    3,640    4,840     4,425       2,395     2,552
Equity in earnings of unconsolidated
 affiliate...................................       --          --       --       --       356          81        93
Minority interest in net (income)/loss of
 consolidated subsidiary.....................       --          --       --       --       319          --      (128)
                                               ---------  -------   -------  -------  ----------  --------  --------
Net income...................................  $ 3,242     $ 5,150  $ 5,814  $ 7,386  $  6,865     $ 3,746   $ 4,157
                                               ========   ========  =======  =======  ==========  ========  ========
Diluted earnings per common share............    $0.33       $0.45    $0.46    $0.59     $0.52       $0.29     $0.30
                                               =======     =======  =======  =======  ========     =======   =======
Weighted average shares-diluted..............    9,947      11,534   12,591   12,619    13,279      13,123    13,692
                                               =======     =======  =======  =======  ========     =======   =======

POS Transaction Volume (in millions).........      824       1,218    1,900    2,386     3,696       1,280     2,965

                                                                                                     Six Months Ended
                                                               Year Ended December 31,                   June 30,
                                                  ------------------------------------------------   ----------------
                                                   1994(1)     1995     1996     1997     1998(2)     1998      1999
                                                 ----------   ------   ------   ------   ---------   ------    ------
 Balance Sheet Data:
 Cash and cash equivalents......................  $ 7,313     $18,681  $14,735  $18,516  $ 12,339   $ 6,579  $ 13,940
 Working capital................................    7,749      25,779   34,851   33,230    21,212    18,993    27,209
 Total assets...................................   30,835      61,348   68,551   76,109   174,859    88,643   183,135
 Long term debt.................................       18          --       --       --    59,325        --    62,946
 Total stockholders' equity.....................   24,733      54,593   62,191   68,475    84,177    78,408    92,805

--------------------------
(1) Includes the results of Fortune Telecommunications, Inc. from June 6, 1994, the closing date of its acquisition by TNI, through December 31, 1994.

(2) Includes the results of TNI's SunTech, OmniLink and TAS acquisitions from the closing dates of February 27, 1998, July 1, 1998 and September 10, 1998.

                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this prospectus/proxy statement, TNI stockholders should consider carefully the matters described below in determining whether to adopt the merger agreement.

Risk Factors Relating to the Merger

The exchange ratio for TNI common stock to be acquired in the merger is fixed and will not be adjusted if there is any change in stock price

     Under the merger agreement, each share of TNI common stock will be converted into the right to receive one share of PSINet common stock or $45.00 in cash or a combination of stock and cash. This exchange ratio is a fixed number and will not be adjusted if there is any increase or decrease in the price of PSINet common stock or TNI common stock. The prices of PSINet common stock and TNI common stock at the closing of the merger may vary from their respective prices on the date of this prospectus/proxy statement and on the date of the special meeting. These prices may vary because of changes in the business, operations or prospects of PSINet or TNI, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the prices of PSINet common stock and TNI common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed. We urge TNI stockholders to obtain current market quotations for PSINet common stock and TNI common stock in connection with their determination as to which election of merger consideration they desire to make.

PSINet may face difficulties in integrating TNI's business into PSINet's business

     PSINet and TNI entered into the merger agreement with the expectation that integrating TNI's eCommerce business with PSINet's technology with Internet connectivity, Web hosting and a suite of value-added products and services designed to maximize utilization of the Internet will present a significant opportunity to create a combined organization that will be a leader in providing global eCommerce and Internet solutions to businesses. PSINet's ability to create such a combined organization will be subject to risks associated with acquisitions relating to difficulties in integrating combined operations, the potential disruption of operations and the related negative impact on earnings and the incurrence of substantial expenses that could adversely affect its financial condition. PSINet intends to integrate TNI's business into PSINet. Achieving the anticipated benefits of the merger will depend in large part upon whether the integration of TNI's business into PSINet is accomplished in an efficient and effective manner. The integration of TNI's business into PSINet will require, among other things, integration of the products and services, technologies, distribution channels, management information systems and key personnel of TNI's business into PSINet. There can be no assurance that the integration of TNI's business will be accomplished in an efficient and effective manner, if at all. If significant difficulties are encountered in the integration, it could have a material adverse effect on the business, results of operations and financial condition of PSINet.

     The integration of operations and technologies following the merger will require the dedication of management and other personnel which may distract their attention from the day-to-day business of PSINet, development or acquisition of new products, services and technologies, and the pursuit of other business acquisition opportunities. The difficulties of integrating PSINet and TNI may be increased by the necessity of coordinating organizations with distinct cultures and widely disbursed operations. Successful integration of the two companies' sales and marketing organizations will require the sales and marketing personnel of each company to learn about the often technically-complex products, services and technologies of the other company.

     In addition, successful combination of the PSINet and TNI businesses will be dependent at least in part on the retention and integration of the key management, sales, marketing and engineering and other technical employees of TNI's business into PSINet. Competition for qualified personnel in the eCommerce industry is intense and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. While each of PSINet and TNI is engaged in ongoing efforts to retain key employees, it may be more difficult for PSINet to retain such employees after the merger. In particular, in connection with the signing of the merger agreement, unvested stock options held by employees of TNI immediately vested. The acceleration of these options could potentially reduce the retention incentive provided by the options. Neither PSINet nor TNI can assure you that TNI employees will remain with PSINet. The loss of services of any key employees of TNI could have a material adverse effect on the business, results of operations and financial condition of PSINet.

The price of PSINet common stock may be affected by factors different from those affecting the price of TNI common stock

     Upon completion of the merger, many holders of TNI common stock will become holders of PSINet common stock. PSINet's business differs from that of TNI, and PSINet's results of operations, as well as the price of PSINet common stock, may be affected by factors different from those affecting the price of TNI common stock. For a discussion of PSINet's and TNI's businesses and other factors to consider in connection with the businesses, see PSINet's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and TNI's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which are incorporated by reference in this prospectus/proxy statement.

It is possible that the merger will not be consummated because of a failure to qualify as a reorganization for tax purposes

     The consummation of the merger is contingent upon the receipt by each of PSINet and TNI of an opinion from their attorneys that the merger will be treated as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code (the "Code"). It is intended that the merger qualify as a reorganization under Section 368(a)(2)(D) of the Code. To qualify as a reorganization, among other requirements, the merger must satisfy a "continuity of interest" test, under which the TNI stockholders must receive a meaningful ownership interest in PSINet after the merger. Generally, this test will be considered satisfied if TNI stockholders in the aggregate exchange a substantial part of their TNI common stock for PSINet common stock in the merger. The merger has been structured with the intent that 50% of the consideration provided in the merger will consist of PSINet common stock. It is possible, however, that the value of the PSINet common stock issued at the time of the merger could fall below this 50% threshold. Arent Fox Kinter Plotkin & Kahn, PLLC, counsel to TNI, and Nixon Peabody LLP, counsel to PSINet, will issue opinions that the "continuity of interest" requirement as specified in Treas. Reg. sec. 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions will be satisfied if the amount of stock received by TNI stockholders is at least 40% (and the amount of cash received is no more than 60%) of the aggregate merger consideration (including payments to dissenters and payments in lieu of fractional shares). Arent Fox Kinter Plotkin & Kahn, PLLC, and Nixon Peabody LLP, will not issue opinions that the continuity of interest requirement will be met if the amount of stock received by TNI stockholders is less than 40% (and the amount of cash received is more than 60%) of the aggregate merger consideration (including payments to dissenters and payments in lieu of fractional shares). The last reported sales price of PSINet common stock on October 18, 1999 was $32.31. In order for the stock received by TNI stockholders to be less than 40% of the aggregate merger consideration (including payments to dissenters and payments in lieu of fractional shares), the trading price per share of PSINet common stock would generally have to decline to below $30.00.

     Even if Arent Fox and Nixon Peabody opine that the "continuity of interest" requirement is met, those opinions are not binding and neither PSINet nor TNI can assure you that the Service or a court would ultimately determine that the continuity of interest requirement has been met (and that the merger qualifies as a reorganization) if the amount of stock consideration received by TNI stockholders is less than 50% of the aggregate merger consideration (including payments to dissenters and payments in lieu of fractional shares).

     If the merger of TNI into PSINet Shelf I Inc. is not treated as a reorganization for federal income tax purposes, the merger would be deemed a sale of assets by TNI, and TNI would recognize gain in an amount equal to the excess of the fair market value of the merger consideration over the adjusted basis of the assets transferred to PSINet Shelf I Inc. Any such tax liability could have a material adverse effect on either or both of the consolidated financial position or the results of operations of PSINet. A merger of PSINet Shelf I Inc. into TNI would not qualify as a reorganization and would be considered a taxable sale of stock by the TNI stockholders to PSINet. If the merger is not treated as a tax-free reorganization, each stockholder of TNI would generally be required to recognize gain on the exchange of the stockholder's TNI common stock for the stockholder's share of the merger consideration in the amount of the excess of any cash received plus the value at the time of the merger of the PSINet common stock received over his or her basis in the TNI common stock.

Risk Factors Relating to PSINet

PSINet has significant indebtedness and may not be able to meet its obligations

     PSINet is highly leveraged and has significant debt service requirements. As of June 30, 1999, after giving pro forma effect to the issuance in July 1999 of $1.2 billion aggregate principal amount of 11% senior notes, PSINet's total indebtedness would have been $2.4 billion, representing 82% of total capitalization. For the three and six months ended June 30, 1999, PSINet's interest expense was $31.9 million and $61.5 million, respectively. After giving pro forma effect to the 11% senior notes offering, PSINet's interest expense, including amortization of deferred financing costs for the three and six months ended June 30, 1999 would have been $66.2 million and $130.1 million, respectively. As a result of the completion of the 11% senior notes offering, PSINet's annual interest expense on its outstanding 11% senior notes, 10% senior notes and 11 1/2% senior notes will be $241.5 million, assuming an exchange rate of Euro 0.92 to U.S $1.00, which was the average exchange rate for the period from January 1 to June 30, 1999. PSINet will have additional interest expense attributable to its revolving credit facility and equipment lease arrangements.

     PSINet's high level of indebtedness could have several important effects on its future operations, which, in turn, could have important consequences for the holders of its securities, including the following:

  . a substantial portion of PSINet's cash flow from operations must be used to pay interest on its indebtedness and, therefore, will not be available for other business purposes;

  . covenants contained in the agreements evidencing PSINet's debt obligations require PSINet to meet many financial tests, and other restrictions limit its ability to borrow additional funds or to dispose of assets and may affect its flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and capital expenditures; and

  . PSINet's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     PSINet's ability to meet its debt service obligations and to reduce its total indebtedness depends on its future operating performance and on economic, financial, competitive, regulatory and other factors affecting its operations. Many of these factors are beyond PSINet's control and PSINet's future operating performance could be adversely affected by some or all of these factors. PSINet historically has been unable to generate sufficient cash flow from operations to meet its operating needs and has relied on equity, debt and capital lease financings to fund its operations. However, based on PSINet's current level of operations, management believes that existing working capital, existing credit facilities, capital lease financings and proceeds of future equity or debt financings will be adequate to meet its presently anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on its debt. PSINet cannot assure you, however, that its business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable PSINet to service its debt, or to make necessary capital expenditures. In addition, PSINet cannot assure you that it will be able to raise additional capital for any refinancing of its debt in the future.

PSINet has experienced continuing losses, negative cash flow and fluctuations in operating results

     PSINet's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, PSINet must, among other things, respond to competitive developments, continue to attract and retain qualified persons, continue to upgrade its management and financial systems, and continue to upgrade its technologies and commercialize its network services incorporating its technologies. PSINet cannot assure you that it will be successful in addressing these risks, and the failure to do so could have a material adverse effect on its business, financial condition, results of operations and ability to pay when due principal, interest and other amounts due on its debt. Although PSINet has experienced revenue growth on an annual basis with revenue increasing from $84.4 million in 1996 to $121.9 million in 1997 to $259.6 million in 1998 and $228.7 million for the first six months of 1999, it has incurred losses and experienced negative EBITDA during those periods. PSINet may continue to operate at a net loss and may experience negative EBITDA as PSINet continues its acquisition program and the expansion of its global network operations. PSINet has incurred net losses available to common shareholders of $55.1 million in 1996, $46.0 million in 1997, $264.9 million in 1998 and $121.3 million for the first six months of 1999. PSINet has incurred negative EBITDA of $28.0 million, $21.2 million and $42.1 million and $6.8 million for each of the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999, respectively, and had positive EBITDA of $0.2 million for the three months ended June 30, 1999. At June 30, 1999, PSINet had an accumulated deficit of $548.8 million. PSINet cannot assure you that it will be able to achieve or sustain profitability or sustain positive EBITDA. PSINet's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside PSINet's control. These factors, include, among others:

 .  general economic conditions and specific economic conditions in the Internet access industry;
 .  user demand for Internet services;
 .  capital expenditures and other costs relating to the expansion of operations of its network;
 .  the introduction of new services by PSINet or its competitors;
 .  the mix of services sold and the mix of channels through which those services are sold;
 . pricing changes and new product introductions by PSINet and its competitors; . delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities; and

 .  potential adverse regulatory developments.

     As a strategic response to a changing competitive environment, PSINet may elect from time to time to make pricing, service or marketing decisions that could have a material adverse effect on its business, results of operations and cash flow.

PSINet will depend on the cash flows of its subsidiaries in order to satisfy its debt obligations

     PSINet is an operating entity which also conducts a significant portion of its business through its subsidiaries. PSINet's operating cash flow and consequently its ability to service its debt is therefore partially dependent upon its subsidiaries' earnings and their distributions of those earnings to PSINet. It may also be dependent upon loans, advances or other payments of funds to PSINet by those subsidiaries. PSINet's subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due under to PSINet's senior notes or to make any funds available for that purpose. PSINet's subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of the subsidiaries' indebtedness, applicable laws and other factors.

PSINet may not be able to fund the expansion it will need to remain competitive

     In order to maintain its competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing, PSINet expects to make significant capital expenditures. At September 30, 1999, PSINet was obligated to make future cash payments that total $200.7 million for acquisitions of global fiber-based telecommunications bandwidth, including indefeasible rights of use or other rights. PSINet also expects that there will be additional costs, such as connectivity and equipment charges, in connection with taking full advantage of the acquired bandwidth and indefeasible rights of use. PSINet currently believes that its capital expenditures in 1999 will be greater than those in 1998 and that as a result of its completion of the recent debt and equity offerings, its capital expenditures will be accelerated. This may occur as PSINet continues to execute its expansion strategy in the 20 largest global telecommunications markets and beyond.

     PSINet historically has been unable to generate sufficient cash flow from operations to meet its operating needs and has relied on equity, debt and capital lease financings to fund its operations. However, PSINet believes that it will have a reasonable degree of flexibility to adjust the amount and timing of capital expenditures in response to market conditions, competition, its then existing financing capabilities and other factors. PSINet also believes that working capital generated from the use of acquired bandwidth, together with other existing working capital from existing credit facilities, from capital lease financings, from the proceeds of its recent debt and equity offerings and from proceeds of future equity or debt financings will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of
its operations.   PSINet cannot assure you, however, that it will have
sufficient additional capital or obtain financing on satisfactory terms to enable it to meet its capital expenditures and working capital requirements.

     PSINet may need to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses. In addition, PSINet may need to raise additional funds to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. PSINet cannot assure you that it will be able to raise additional funds on favorable terms. If it is unable to obtain additional funds on acceptable terms, PSINet may determine not to enter into various expansion opportunities.

PSINet faces risks associated with acquisitions and strategic alliances and investments relating to difficulties in integrating combined operations, incurrence of additional debt to finance acquisitions and operations of acquired businesses, potential disruption of operations and related negative impact on earnings, and incurrence of substantial expenses that could adversely affect its financial condition

     Growth through acquisitions represents a principal component of PSINet's business strategy. Over the 24 months ended September 30, 1999, PSINet acquired 47 ISPs primarily in 16 of the 20 largest global telecommunications markets. PSINet expects to continue to acquire assets and businesses principally relating to or complementary to its current operations. PSINet may also seek to develop strategic alliances and investments (including venture capital investments) both domestically and internationally. Any such future acquisitions or strategic alliances and investments would be accompanied by the risks commonly encountered in acquisitions, strategic alliances or investments. Those risks include, among other things:

 . the difficulty of integrating the operations and personnel of the companies, particularly in non-U.S. markets;

 .  the potential disruption of its ongoing business;

 . the inability of management to maximize its financial and strategic position by the successful incorporation of licensed or acquired technology and rights into its service offerings; and

 . the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

     PSINet cannot assure you that it will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, strategic alliances or investments. PSINet believes that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies it will be able to realize cost savings. However, it cannot assure you that its integration of acquired companies' operations will be successfully accomplished. PSINet's inability to improve the operating performance of acquired companies' businesses or to integrate successfully the operations of acquired companies could have a material adverse effect on its business, financial condition and results of operations. In addition, as PSINet proceeds with acquisitions in which the consideration consists of cash, a substantial portion of its available cash will be used to consummate such acquisitions.

     As with each of PSINet's recent acquisitions, the purchase price of many of the businesses that might become attractive acquisition candidates for PSINet likely will significantly exceed the fair values of the tangible net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. In addition, an intangible asset that frequently arises in connection with the acquisition of a technology company is "acquired in-process research and development," which under U.S. generally accepted accounting principles, as presently in effect, must be expensed immediately upon acquisition. Those expenses, in addition to the financial impact of the acquisitions, could have a material adverse effect on PSINet's business, financial condition and results of operations and could cause substantial fluctuations in its quarterly and yearly operating results. Furthermore, in connection with acquisitions or strategic alliances, PSINet could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with its existing business.

     PSINet expects that competition for appropriate acquisition candidates may be significant. PSINet may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than PSINet has. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. PSINet cannot assure you that it will be able to successfully identify and acquire suitable companies on acceptable terms and conditions.

PSINet's growth and expansion may strain its ability to manage its operations and its financial resources

     PSINet's rapid growth has placed a strain on its administrative, operational and financial resources and has increased demands on its systems and controls. PSINet has approximately 600 points-of-presence and plans to continue to expand the capacity of existing points-of-presence as customer-driven demand dictates. In addition, PSINet has completed a number of acquisitions of companies and telecommunications bandwidth during 1998 and the first half of 1999 and plans to continue to do so. PSINet anticipates that it may be required to make continued enhancements to and expansion of its network. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with its existing business may take a significant amount of time. It may also place additional strain on PSINet's resources and could subject the company to additional expenses. PSINet cannot assure you that it will be able to integrate these companies successfully or in a timely manner. In addition, PSINet cannot assure you that its existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

     PSINet's continued growth may also increase its need for qualified personnel. PSINet cannot assure you that it will be successful in attracting, integrating and retaining qualified personnel. PSINet's inability to accomplish the following factors associated with its growth could have a material adverse effect on its business, results of operations and financial condition:

 . to continue to upgrade its networking systems or operating and financial control systems;

 . to recruit and hire necessary personnel or to successfully integrate new personnel into its operations;

 . to successfully integrate the operations of acquired companies or to manage its growth effectively; or

 .  to adequately respond to the emergence of unexpected expansion difficulties.

PSINet faces risks associated with its acquisitions of bandwidth from network suppliers, including its strategic alliance with IXC Communications Inc., relating to its dependence on their ability to satisfy their obligations to PSINet, the possibility that PSINet may need to incur significant expenses to utilize bandwidth and their ability to buildout their networks under construction that could adversely affect PSINet's ability to utilize acquired bandwidth

     PSINet is subject to a variety of risks relating to its recent acquisitions of fiber-based telecommunications bandwidth from its various global network suppliers, including its strategic alliance with IXC Communications Inc., and the delivery, operation and maintenance of that bandwidth. Those risks include, among other things, the following:

 . the risk that financial, legal, technical or other matters may adversely affect suppliers' ability to perform their respective operation, maintenance and other services relating to the bandwidth, which may adversely affect PSINet's use of the bandwidth;

 . the risk that PSINet will not have access to sufficient additional capital or financing on satisfactory terms to enable it to make the necessary capital expenditures to take full advantage of the bandwidth;

 . the risk that such suppliers may not continue to have the necessary financial resources to enable them to complete, or may otherwise elect not to complete, their contemplated buildout of the respective fiber optic telecommunications systems; and

 . the risk that the buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical or other factors.

     In addition, IXC Communications Inc. has recently entered into an agreement to be acquired by Cincinnati Bell. If the conditions to completion of the transaction are satisfied and IXC is acquired, PSINet may face risks associated in conducting business with a company which is undergoing a business combination. These risks include, but are not limited to, the need for PSINet to establish a good working relationship with the senior management and other personnel of Cincinnati Bell and the potential disruption of IXC's ongoing business. Although PSINet believes that it will be able to maintain a good working relationship with IXC and that the business combination will not be unduly disruptive, PSINet cannot assure you that it will be successful in overcoming these risks or any other problems encountered in connection with its acquisitions of bandwidth.

Continued international expansion is a key component of PSINet's business strategy and, if PSINet is unable to complete this expansion, its financial condition may be adversely affected

     A key component of PSINet's business strategy is its continued expansion into international markets. Revenue from PSINet's non-U.S. operations continues to increase as a percentage of consolidated results, comprising 51% of revenue in the second quarter of 1999. By comparison, PSINet's non-U.S. operations comprised 31% of revenue in the second quarter of 1998 and 40% for all of 1998. PSINet may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct its foreign operations successfully. However, PSINet cannot assure you that it will be able to obtain the permits and operating licenses required for it to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to PSINet's ability to continue to expand its international presence, there are risks inherent in doing business on an international level. Those risks include:

 . unexpected changes in or delays resulting from regulatory requirements, tariffs, customs, duties and other trade barriers;

 .  difficulties in staffing and managing foreign operations;

 .  longer payment cycles and problems in collecting accounts receivable;

 . fluctuations in currency exchange rates and foreign exchange controls which restrict or prohibit repatriation of funds;

 .  technology export and import restrictions or prohibitions;

 .  delays from customs brokers or government agencies;

 .  the introduction of free ISP services for consumer customers;

 . seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

 . potentially adverse tax consequences, which could adversely impact the success of PSINet's international operations.

     PSINet cannot assure you that these factors will not have an adverse effect on its future international operations and, consequently, on its business, financial condition and results of operations. In addition, PSINet cannot assure you that laws or administrative practice relating to taxation, foreign exchange, foreign ownership or other matters of countries within which it operates will not change. Any of these changes could have a material adverse effect on its business, financial condition and results of operations.

     Countries in which PSINet operates may also experience economic difficulties and uncertainties. These economic difficulties and uncertainties could have a material adverse effect on PSINet's business, financial condition and results of operations.

PSINet's financial results and its financial position may be adversely affected by currency and exchange risks.

     During the year ended December 31, 1998 and the six months ended June 30, 1999, 40% and 51%, respectively, of PSINet's revenue was derived from operations outside the United States and at June 30, 1999, 30% of its assets were in operations outside of the United States. PSINet anticipates that a significant percentage of its future revenue and operating expenses will continue to be generated from operations outside the United States and expects to continue to invest in non-U.S. businesses. Consequently, a substantial portion of PSINet's revenue, operating expenses, assets and liabilities will be subject to significant foreign currency and exchange risks. Obligations of customers and of PSINet in foreign currencies will be subject to unpredictable and indeterminate fluctuations if those currencies change in value relative to U.S. dollars. Furthermore, those customers and PSINet may be subject to exchange control regulations which might restrict or prohibit the conversion of the currencies into U.S. dollars. Although PSINet has not entered into hedging transactions to limit its foreign currency risks, as a result of the increase in its foreign operations, PSINet may implement those practices in the future. PSINet cannot assure you that the occurrence of any of these factors will not have a material adverse effect on its business, financial position or results of operations.

PSINet depends on key personnel and could be affected by the loss of their services

     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The process of locating qualified personnel with the combination of skills and attributes required to carry out PSINet's strategies is often lengthy. PSINet's success depends to a significant degree upon its ability to attract and retain qualified management, technical, marketing and sales personnel and upon their continued contributions. In particular, PSINet's success is highly dependent upon the personal abilities of its senior executive management, including William L. Schrader, its Chairman of the Board and Chief Executive Officer and the founder of PSINet, Harold S. Wills, its President and Chief Operating Officer, and Edward D. Postal, its Executive Vice President and Chief Financial Officer. PSINet has employment agreements with Messrs. Wills and Postal. The loss of the services of any one of them could have a material adverse effect on PSINet's business, financial condition or results of operations.

PSINet depends on suppliers and could be affected by changes in suppliers or delays in delivery of their products and services

     PSINet has few long-term contracts with its suppliers. PSINet is dependent on third party suppliers for its leased-line connections or bandwidth. Some of these suppliers are or may become competitors of PSINet, and these suppliers are not subject to any contractual restrictions upon their ability to compete with PSINet. If these suppliers change their pricing structures, PSINet may be adversely affected. Moreover, any failure or delay on the part of PSINet's network providers to deliver bandwidth to PSINet or to provide operations, maintenance and other services with respect to bandwidth in a timely or adequate fashion could adversely affect PSINet.

     PSINet is also dependent on third party suppliers of hardware components. Although PSINet attempts to maintain a minimum of two vendors for each required product, some components used by PSINet in providing its networking services are currently acquired or available from only one source. PSINet has from time to time experienced delays in the receipt of hardware components and telecommunications facilities, including delays in delivery of PRI telecommunications facilities, which connect dial-up customers to its network.
A failure by a supplier to deliver quality products on a timely basis, or PSINet's inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on PSINet. PSINet's remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to PSINet's desire to maintain good relationships with the suppliers. As PSINet's suppliers revise and upgrade their equipment technology, PSINet may encounter difficulties in integrating the new technology into its network.

     Many of the vendors from whom PSINet purchases telecommunications bandwidth, including the regional Bell operating companies, competitive local exchange carriers and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, recently enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices which PSINet is charged by the regional Bell operating companies and other carriers, which could have a material adverse effect on PSINet's business, financial condition and results of operations. Moreover, PSINet is subject to the effects of other potential regulatory actions which, if taken, could increase the cost of PSINet's telecommunications bandwidth through, for example, the imposition of access charges.

The terms of PSINet's financing arrangements may restrict its operations

     PSINet's financing arrangements are secured by substantially all of its assets and stock of some of its subsidiaries. These financing arrangements require that PSINet satisfy many financial covenants. PSINet's ability to satisfy these financial covenants may be affected by events beyond its control and, as a result, PSINet cannot assure you that it will be able to continue to satisfy such covenants. These financing arrangements also currently prohibit PSINet from paying dividends and repurchasing its capital stock without the lender's consent. PSINet's failure to comply with the covenants and restrictions in these financing arrangements could lead to a default under the terms of these agreements. If PSINet defaults under the financing arrangements, PSINet's lenders would be entitled to accelerate the outstanding indebtedness and foreclose upon the assets securing the indebtedness. They would also be entitled to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of PSINet's securities. In addition, the collateral security arrangements under PSINet's existing financing arrangements may adversely affect its ability to obtain additional borrowings.

PSINet's financial condition may be adversely affected if its systems and those of its suppliers fail because of Year 2000 problems

     The commonly referred to Year 2000 or Y2K problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. PSINet has identified two main areas of Y2K risk:

     1. Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in PSINet's operations; and

     2. Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in PSINet's ability to continue its operations.

     PSINet has developed detailed plans for implementing, testing and completing any necessary modifications to its key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. PSINet engaged a third party consultant to perform an assessment of its U.S. internal systems (e.g., accounting, billing, customer support and network operations) to determine the status of its Y2K compliance. The assessment of these systems has been completed and, while some minor changes were necessary, PSINet believes that no material changes or modifications to its internal systems are required to achieve Y2K compliance. PSINet's U.S. chief information officer has developed a test bed of its U.S. internal systems to implement and complete testing of the requisite minor changes. PSINet believes that its U.S. internal systems are presently Y2K ready. PSINet has completed an inventory of its internal systems that it uses outside of the United States to determine the status of their Y2K compliance. Each international office has plans in place to test, upgrade or, if necessary, replace components of its internal systems to ensure they are Y2K compliant. PSINet anticipates that its international operations will be Y2K compliant during the fourth quarter of 1999. To help ensure that its network operations and services to its customers are not interrupted due to the Y2K problem, PSINet has established a network operations team that meets weekly to examine its network on a worldwide basis. This team of operational staff have conducted inventories of PSINet's network equipment (software and hardware) and have found no material Y2K compliance issues. PSINet believes that all equipment currently being purchased for use in the PSINet network is Y2K compliant. Any existing equipment that is not Y2K compliant is in the process of being made Y2K compliant through minor changes to the software or hardware or, in limited instances, replacement of the equipment. PSINet believes that its network is presently Y2K compliant.. In addition to administering the implementation of necessary upgrades for Y2K compliance, its network team has developed a contingency plan to address any potential problems that may occur with its network as it enters the year 2000. PSINet believes that, as a result of its detailed assessment and completed modifications, the Y2K issue will not pose significant operational problems for the company. However, if the requisite modifications and conversions are not made, or not completed in a timely fashion, it is possible that the Y2K problem could have a material impact on PSINet's operations.

     PSINet's cost of addressing Y2K issues has been minor to date, less than 5% of its information technology and network operations budgets, but this amount may increase if additional outside consultants or personnel resources are required or if important operational equipment must be remediated or replaced. PSINet's estimated total costs related to Y2K issues for 1999 is not expected to exceed $2.0 million. These costs include equipment, consulting fees, software and hardware upgrades, testing, remediation and, in limited instances, replacement of equipment. The risk that Y2K issues could present to PSINet include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of PSINet's operations. The total cost of Y2K assessments and remediation is funded through cash on hand and available from other sources. PSINet is expensing these costs, as appropriate. The financial impact of making all required systems changes or other remediation efforts cannot be known precisely, but PSINet does not expect the impact to be material to PSINet's financial position, results of operations, or cash flows. PSINet has not canceled any principal information technology projects as a result of its Y2K effort, although PSINet has rescheduled some internal tasks to accommodate this effort.

     In addition, PSINet has identified, prioritized and is communicating with its suppliers, vendors, customers, lenders and other material third parties to determine their Y2K status and any probable impact on the company. To date, PSINet's inquiries have not revealed any significant Y2K noncompliance issue affecting its material third parties. PSINet will continue to monitor and evaluate its long-term relationships with its material third parties based on their responses to its inquiries and on information learned from other sources. If any of PSINet's material third parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, PSINet's business could be materially adversely affected. Disruptions could include, among other things:

 .  the failure of a material third party's business;

 .  a financial institution's inability to receive and transfer funds;

 .  an interruption in delivery of supplies from vendors;

 .  a loss of voice and data connections;

 .  a loss of power to PSINet's facilities; and

 . other interruptions in the normal course of PSINet's operations, the nature and extent of which PSINet cannot foresee.

     PSINet will continue to evaluate the nature of these risks, but at this time PSINet is unable to determine the probability that any of the risks will occur, or if any does occur, what the nature, length or other effects, if any, such risks may have on the company. If any of PSINet's material third parties experience significant failures in their computer systems or operations due to Y2K non-compliance, it could affect PSINet's ability to process transactions or otherwise engage in similar normal business activities. For example, while PSINet expects its internal systems, U.S. and non-U.S., to be Y2K ready in stages during 1999, PSINet and its customers who communicate internationally will be dependent upon the Y2K-readiness of many non-U.S. providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, PSINet and its customers may not be able to send and receive data and other electronic transmissions, which would have a material adverse effect on its revenues and business and that of its customers. While many of these risks are outside its control, PSINet has identified and contacted its critical third party vendors and suppliers and is establishing contingency plans to remedy any potential interruption to its operations.

     While PSINet believes that it is adequately addressing the Y2K issue, PSINet cannot assure you that its Y2K compliance effort will prevent every potential interruption or that the cost and liabilities associated with the Y2K issue will not materially adversely impact its business, prospects, revenues or financial position. PSINet is uncertain as to its most reasonably likely worst case Y2K scenario and, although PSINet has completed a contingency plan to handle reasonably forseeable interruptions resulting from the Y2K problem, PSINet cannot assure you that its contingency plan will be capable of adequately addressing every potential interruption that may occur.

PSINet faces a high level of competition in the Internet services industry

     The market for Internet connectivity and related services is extremely competitive. PSINet anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as established businesses from different industries.

     PSINet's current and prospective competitors include other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. PSINet believes that its network, products and customer service distinguish it from these competitors. However, some of these competitors have significantly greater market presence, brand recognition and financial, technical and personnel resources than PSINet does. PSINet competes with all of the major long distance companies, also known as interexchange carriers, including AT&T, MCI WorldCom, Sprint and Cable & Wireless/IMCI, which also offer Internet access services. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the regional Bell operating companies, to enter the Internet connectivity market. PSINet believes that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from ISPs to address the Internet connectivity requirements of the current business customers of long distance and local carriers. The WorldCom/MFS/UUNet consolidation, the WorldCom/MCI merger, the ICG/NETCOM merger, Cable & Wireless' purchase of the internetMCI assets, the Intermedia/DIGEX merger, GTE's acquisition of BBN, Global Crossing's recently announced plans to acquire Frontier Corp and Frontier's prior acquisition of Global Center, Qwest Communication's recently announced plans to acquire US West, AT&T's purchase of IBM's global communications network and MCI Worldcom's recently announced plans to merge with Sprint are indicative of this trend. Accordingly, PSINet expects to experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers may have the ability to bundle Internet access with basic local and long distance telecommunications services. This bundling of services may have an adverse effect on PSINet's ability to compete effectively with the telecommunications providers and may result in pricing pressure on PSINet that could have a material adverse effect on its business, financial condition and results of operations.

     Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies.

     The predominant on-line service providers, including America Online and Microsoft Network, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. PSINet competes to a lesser extent with these on-line service providers. However, America Online's acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will enable it to offer a broader array of Internet protocol-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with PSINet.

     Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies. These services would include new technologies such as cable modems and xDSL. These providers have initially targeted the residential consumer. However, it is likely that their target markets will expand to encompass business customers, which is PSINet's target market. This expansion could adversely affect the pricing of PSINet's service offerings. Moreover, there has recently been introduced a number of free ISP services, particularly in non-U.S. markets, and some ISPs are offering free personal computers to their subscribers. While these services have been offered primarily to dial-up consumer customers, they could be extended to dial-up business customers as well. These trends could have a material adverse effect on PSINet's business, financial condition and results of operations.

     As a result of the increase in the number of competitors and the vertical and horizontal integration in the industry, PSINet currently encounters and expects to continue to encounter significant pricing pressure and other competition. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and PSINet cannot predict the effect that ongoing or future developments may have on it or on the pricing of its products and services. Increased price or other competition could result in erosion of PSINet's market share and could have a material adverse effect on PSINet's business, financial condition and results of operations. PSINet cannot assure you that it will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

     As PSINet continues to expand its operations outside the United States, it will encounter new competitors and competitive environments. In some cases, PSINet will be forced to compete with and buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to PSINet's business. PSINet cannot assure you that it will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with PSINet's previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. PSINet cannot assure you that it can obtain similar levels of local knowledge. Failure to obtain that knowledge could place PSINet at a significant competitive disadvantage.

Technology trends and evolving industry standards could result in PSINet's competitors developing or obtaining access to bandwidth and technologies that carry more information faster than PSINet's bandwidth and technology and, consequently, render PSINet's bandwidth or technology obsolete

     PSINet's products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. PSINet's future success will depend, in part, on its ability to effectively use and develop leading technologies.

     PSINet cannot assure you that it will be successful in responding to changing technology or market trends. In addition, services or technologies developed by others may render PSINet's services or technologies uncompetitive or obsolete. Furthermore, changes to PSINet's services in response to market demand may require the adoption of new technologies that could likewise render many of PSINet's assets technologically uncompetitive or obsolete. As PSINet accepts bandwidth from IXC and its other existing global network suppliers or acquires bandwidth or equipment from other suppliers that may better meet its needs than existing bandwidth or equipment, many of its assets could be determined to be obsolete or excess. The disposition of obsolete or excess assets could have a material adverse effect on its business, financial condition and results of operations.

     Even if PSINet does respond successfully to technological advances and emerging industry standards, the integration of new technology may require substantial time and expense, and PSINet cannot assure you that it will succeed in adapting its network infrastructure in a timely and cost-effective manner.

PSINet may be liable for information disseminated through its network

     The law relating to liability of ISPs for information carried on or disseminated through their networks is not completely settled. A number of lawsuits have sought to impose liability for defamatory speech and infringement of copyrighted materials. The U.S. Supreme Court has let stand a lower court ruling which held that an ISP was protected by a provision of the Communications Decency Act from liability for material posted on its system. However, the findings in that particular case may not be applicable in other circumstances with differing facts. Other courts have held that online service providers and ISPs may, under some circumstances, be subject to damages for copying or distributing copyrighted materials. However, in an effort to protect qualified ISPs, the Digital Millennium Copyright Act was signed into law in October 1998. Under some circumstances, this Act may provide qualified ISPs with a "safe harbor" from liability for copyright infringement if the ISP does not have knowledge of any transfer of potentially infringing material. PSINet cannot assure you that it would be protected by the terms, provisions and interpretations of this Act. Provisions of the Communications Decency Act which imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications have been found unconstitutional by the U.S. Supreme Court. However, on October 21, 1998, new federal legislation was enacted that requires limitations on access to pornography and other material deemed "harmful to minors." This legislation has been attacked in court as a violation of the First Amendment. PSINet is unable to predict the outcome of this case at this time. The imposition upon ISPs or web server hosts of potential liability for materials carried on or disseminated through their systems could require PSINet to implement measures to reduce its exposure to that liability. Those measures may require that PSINet spend substantial resources or discontinue some product or service offerings. Any of these actions could have a material adverse effect on PSINet's business, operating results and financial condition.

     PSINet carries errors and omissions insurance with a policy limit of $5.0 million, subject to deductibles and exclusions. Such coverage may not be adequate or available to compensate PSINet for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on PSINet's business, financial condition and results of operations.

     The law relating to the regulation and liability of ISPs in relation to information carried or disseminated also is undergoing a process of development in other countries. For example a recent court decision in England held an ISP liable for certain allegedly defamatory content carried through its network under factual circumstances in which the ISP had been notified by the complainant about the offending message which the ISP had failed to delete when asked to do so by the complainant. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including PSINet.

     One particular area of uncertainty in this regard results from the entry into effect of European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data ("EU Directive"). That Directive imposes obligations in connection with the protection of personal data collected or processed by third parties. Under some circumstances, PSINet may be regarded as subject to the EU Directive's requirements. The United States and the European Union currently are negotiating the application of the EU Directive to U.S. companies.

FCC regulations may limit the services PSINet can offer

     Consistent with PSINet's growth and acquisition strategy, PSINet is now engaged in, or will soon be engaged in, activities that subject it to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications.

     PSINet's Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC has recently indicated that some services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined. PSINet is unable to predict what regulations may be adopted in the future, or to what extent existing laws and regulations may be found applicable, or the impact such new or existing laws may have on its business. PSINet cannot assure you that new laws or regulations relating to Internet services, or existing laws found to apply to them, will not have a material adverse effect on the company. Although the FCC has recently decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, would affect PSINet's costs of serving dial-up customers and could have a material adverse effect on its business, financial condition and results of operations.

     In addition to PSINet's Internet activities, PSINet has recently focused attention on acquiring telecommunications assets and facilities, which is a regulated activity. PSINet's wholly-owned subsidiary, PSINetworks Company, has received an international Section 214 authorization from the FCC to provide global facilities-based and global resale telecommunications services. PSINet's wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Currently, the FCC and OFTEL do not closely regulate the charges or practices of non-dominant carriers, such as PSINet's subsidiaries. Nevertheless, these regulatory agencies have the power to impose more stringent regulatory requirements on PSINet and to change its regulatory classification, which may adversely affect its business.

     PSINet's subsidiaries have also received competitive local exchange carrier, or CLEC, certification in New York, Virginia, Colorado and Texas, and have applied for CLEC certification in Maryland and California. PSINet is considering the financial, regulatory and operational implications of becoming a competitive local exchange carrier in other states. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, PSINet could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

     An important issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. Most states have required incumbent local exchange carriers to pay competitive local exchange carriers reciprocal compensation. In October 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. In February 1999, the FCC concluded that at least a substantial portion of dial-up ISP traffic is jurisdictionally interstate. The FCC also concluded that its jurisdictional decision does not alter the exemption from access charges currently enjoyed by ISPs. The FCC established a proceeding to consider an appropriate compensation mechanism for interstate Internet traffic. Pending the adoption of that mechanism, the FCC saw no reason to interfere with existing interconnection agreements and reciprocal compensation arrangements. The FCC order has been appealed and briefing is expected to be completed in September 1999.

     In light of the FCC's order, state commissions that previously addressed this issue and required reciprocal compensation to be paid for ISP traffic, may reconsider and may modify their prior rulings. Several incumbent local exchange carriers are seeking to overturn prior orders, or seek refunds of, or authority to escrow, payments that they claim are inconsistent with the FCCs' February 1999 order. In response to these and other challenges, some state commissions have opened inquiries as to the appropriate compensation mechanisms in the context of ISP traffic. Of the state commissions that have considered the issue since the FCC's February 1999 order, the majority of these states have upheld the requirement to pay reciprocal compensation for ISP traffic. PSINet cannot assure you that any future court, state regulatory or FCC decision on this matter will favor PSINet's position. An unfavorable result may have an adverse impact on PSINet's potential future revenues as a CLEC, as well as increasing its costs for PRIs generally.

If PSINet experiences system failure or shutdown, it may not be able to deliver services

     PSINet's success depends upon its ability to deliver reliable, high-speed access to the Internet and upon the ability and willingness of its telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. PSINet's network, and other networks providing services to PSINet, are vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. PSINet has designed its network to minimize the risk of such system failure, for instance, with redundant circuits among POPs to allow traffic rerouting. In addition, PSINet performs lab and field testing before integrating new and emerging technology into the network, and engages in capacity planning. Nonetheless, PSINet cannot assure you that it will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network.

     PSINet carries business personal property insurance at both scheduled locations and unscheduled locations to protect the company against losses due to property damage and business interruption. That coverage, however, may not be adequate or available to compensate PSINet for all losses that may occur. In addition, PSINet generally attempts to limit its liability to customers arising out of network failures by contractually disclaiming all such liability. With respect to many services, PSINet has also contractually limited liability to a usage credit based upon the amount of time that the system was not operational. PSINet cannot assure you, however, that those contracted limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage PSINet's reputation and result in the loss of customers.

Although PSINet has implemented network security measures, its network may be susceptible to viruses, break-ins or disruptions

     PSINet has implemented many network security measures, such as limiting physical and network access to its routers. Nonetheless, PSINet's network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to its customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of PSINet's customers. This could, in turn, deter potential customers and adversely affect PSINet's existing customer relationships. Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on PSINet.

     The security services that PSINet offers in connection with its customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although PSINet attempts to limit contractually its liability in those instances, the occurrence of problems may result in claims against PSINet or liability on PSINet's part. These kinds of claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on PSINet's business or reputation or on its ability to attract and retain customers for its products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and PSINet's customer base and revenues.

PSINet depends on its technology and proprietary rights

     PSINet's success and ability to compete is dependent in part upon its technology and technical expertise and, to a lesser degree, on its proprietary rights. In order to establish and protect its technology, PSINet relies on a combination of copyright, trademark and trade secret laws and contractual restrictions. Nevertheless, PSINet cannot assure you that these laws and restrictions are adequate to protect PSINet's proprietary technology. It may be possible for a third party to copy or otherwise obtain and use PSINet's products or technology without authorization or to develop similar technology independently. In addition, PSINet's products may be licensed or otherwise utilized in foreign countries where laws may not protect PSINet's proprietary rights to the same extent as do laws in the United States. It is PSINet's policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with PSINet. Nonetheless, PSINet cannot assure you that these precautions will be adequate to prevent misappropriation of its technology or that its competitors will not independently develop technologies that are substantially equivalent or superior to PSINet's technology.

     In addition, PSINet is also subject to the risk of adverse claims and litigation alleging infringement by PSINet of the intellectual property rights of others. From time to time, PSINet has received claims that it has infringed other parties' proprietary rights. While PSINet does not believe that its has infringed the proprietary rights of other parties, PSINet cannot assure you that third parties will not assert infringement claims in the future with respect to its current or future products. Those claims may require that PSINet enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of the claims. PSINet cannot assure you that any necessary licenses will be available or that, if available, the licenses can be obtained on commercially reasonable terms.

     PSINet has recently introduced new enterprise service offerings, including value-added, Internet protocol-based enterprise communication services and xDSL-based Internet access services in limited areas. The failure of these services to gain market acceptance in a timely manner or at all, or the failure of xDSL-based services, in particular, to achieve significant market coverage could have a material adverse effect on PSINet's business, financial condition and results of operations. If PSINet introduces new or enhanced services with reliability, quality or compatibility problems, it could significantly delay or hinder market acceptance of those services, which could adversely affect PSINet's ability to attract new customers and subscribers. PSINet's services may contain undetected errors or defects when first introduced or as enhancements are introduced. Despite testing by PSINet or its customers, PSINet cannot assure you that errors will not be found in new services after commencement of commercial deployment. These errors could result in additional development costs, loss of or delays in market acceptance, diversion of technical and other resources from PSINet's other development efforts and the loss of credibility with PSINet's customers and subscribers, any of which could have a material adverse effect on PSINet's business, financial condition and results of operations.

     Additionally, if PSINet is unable to match its network capacity to customer demand for its services, its network could become congested during periods of peak customer demand. That congestion could adversely affect the quality of service PSINet is able to provide. Conversely, due to the high fixed cost nature of PSINet's infrastructure, if PSINet's network is under-utilized, it could adversely affect PSINet's ability to provide cost-efficient services. PSINet's failure to match network capacity to demand could have a material adverse effect on its business, financial condition or results of operations.

The market price and trading volume of PSINet's stock may be volatile

     The market price and trading volume of PSINet's common stock and convertible preferred stock has been and may continue to be highly volatile. Factors such as variations in PSINet's revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances or acquisitions involving PSINet's competitors or price reductions by PSINet, PSINet's competitors or providers of alternative services could cause the market price of PSINet's common stock and convertible preferred stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. The broad market fluctuations have adversely affected and may continue to adversely affect the market price of PSINet's common stock and convertible preferred stock.

PSINet does not anticipate that it will pay cash dividends on its common stock

     PSINet has never declared or paid any cash dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, PSINet's debt securities and credit facility contain limitations on its ability to declare and pay cash dividends.

Risk Factors Relating to TNI

TNI's expansion of its "800" backbone and access capacity involves higher network costs that could adversely affect its business and operating results

     TNI has expanded, and continues to expand, its "800" backbone and access network capacity to ensure adequate capacity and appropriate network architecture for the significant increases in network traffic primarily related to TNI's acquisition from AT&T Corp. of the right to provide services under customer service contracts relating to AT&T's Transaction Access Service business, but also to accommodate increasing volumes from its base business. The costs of establishing an "800" access service are expected to negatively impact gross margins until the installation costs are offset by an increase in transaction volumes transported using TNI's own "800" access service. After a particular transaction volume level, TNI believes, but neither TNI nor PSINet can assure you, that gross margins will increase due to a significant lower variable cost per transaction from TNI's own "800" access service versus the variable cost charged by third party service providers including AT&T. TNI's own "800" access service also reduces TNI's reliance upon these third party service providers. The ultimate impact on TNI's gross margin percentage will primarily depend upon the timing and success of the roll-out of TNI's own "800" access service and the transition of customers from "800" services purchased from third parties to TNI's "800" access service. The increased costs of network services relating to the expansion of TNI's "800" access service could have a material adverse effect on TNI's business, results of operations and financial condition.

TNI derives a substantial portion of its revenue from a small number of customers

     For the year ended December 31, 1998, approximately 44% of TNI's total revenues were derived from its five largest customers, and for the six months ended June 30, 1999, approximately 47% of TNI's total revenues were derived from these customers. The loss of any one or more of these customers would have a material adverse effect on TNI's business, operating results and financial condition. TNI has multi-year contracts with these customers. These contracts expire between June 2000 and May 2002. Neither TNI nor PSINet can assure you that these contracts will be renewed.

TNI depends on market expansion and on its expansion into new markets

     Although TNI has grown rapidly since it became operational in June 1991, TNI's future growth and profitability will depend in part on:

     .  the further expansion of:

            . the point of sale/point of service transaction network services market;

            .  the telecommunications services market;

            .  the financial services market;

     .  the emergence of other markets for:

            .  electronic transaction network services;

            .  services for automated teller machine processing;

            .  services for healthcare claims processing;

            .  services for electronic benefits transfer; and

     . TNI's ability to penetrate these markets both domestically and internationally.

     Further market expansion depends on the continued growth in the number of transactions and the continued automation of traditional paper-based processing systems. Neither TNI nor PSINet can assure you that markets for the TNI network and telecommunications services will continue to expand and develop or that TNI will succeed in penetrating new markets.

TNI faces significant competition

     The point of sale/point of service transaction network services market and the telecommunications services market are highly competitive, and TNI expects competition in each of these businesses to increase. TNI may be unable to compete successfully for the following reasons.

     TNI's competitors include public data networks, major interexchange carriers such as MCI/ WorldCom, Sprint and AT&T, and customers who may decide to perform network services in-house. Several of TNI's competitors have recently introduced new products that compete with TNI's products. Increased competition has resulted in price reductions and reduced margins. Increased competition could result in additional price reductions, reduced margins and loss of market share, all of which could materially and adversely affect TNI's business, operating results and financial condition. Many of TNI's current and potential competitors have significantly greater financial, technical, marketing and other resources than TNI has. As the point of sale/point of service transaction network services market and the telecommunications services market continue to grow, TNI's competitors may devote greater resources to the development and marketing of new competitive services and the marketing of existing competitive services. Recent federal legislation relaxes current regulations that restrict the regional Bell operating companies from competing in this industry. Neither TNI nor PSINet can assure you that TNI will be able to compete successfully with existing or new competitors or that competitive pressure that TNI faces will not materially and adversely affect TNI's business, operating results and financial condition.

If TNI does not successfully respond to technological change, TNI's business could be adversely affected

     The markets for TNI's services are characterized by rapidly changing technology and frequent new service offerings that can render existing services obsolete or unmarketable. TNI's future success will depend on TNI's ability to enhance existing services and to develop and introduce, on a timely and cost effective basis, new services that keep pace with technological developments and that address increasingly sophisticated customer requirements. Neither TNI nor PSINet can assure you that TNI will successfully identify, develop and market service enhancements or new services that respond to technological change or that TNI's service enhancements and new services will adequately meet marketplace requirements and achieve market acceptance. Also, TNI may experience difficulties that could delay or prevent TNI's successful development, introduction and marketing of service enhancements or new services. TNI's business, operating results and financial condition could be materially and adversely affected if TNI were to fail to develop and market in a timely and cost effective manner service enhancements or new services.

TNI depends on key personnel; TNI may not be able to attract and retain highly-skilled personnel

     TNI's success depends largely on a number of key employees including John
J. McDonnell, Jr., its president and chief executive officer. Several of TNI's senior management employees have recently joined TNI. If TNI loses the services of any of its key employees, TNI's business may be adversely affected.

     TNI's success also depends largely on its ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel. TNI believes that it needs to hire additional technical personnel to enhance its existing services and to develop new services. Competition for highly skilled personnel is intense in TNI's industry. This competition means that there are fewer qualified people available to hire and the costs of hiring and retaining them are high. While TNI employees enter into confidentiality agreements, they generally do not enter into non-competition agreements. In addition, in connection with the signing of the merger agreement, unvested stock options held by employees of TNI immediately vested. The acceleration of these options could potentially reduce the retention incentive provided by the options. If TNI is unable to hire and retain the necessary personnel, TNI's development of service enhancements and new services likely would be adversely affected. Neither TNI nor PSINet can assure you that TNI will succeed in retaining its key personnel and in attracting and retaining the personnel it requires to continue its growth strategy.

TNI may be unable to protect its proprietary technology and others could independently develop equal or superior technologies

     TNI may not be able to protect sufficiently its proprietary technology on which its success heavily depends. TNI relies principally on copyright and trade secret laws and contractual provisions to protect its proprietary technology. TNI enters into confidentiality or license agreements with its employees, distributors, customers and potential customers, and TNI limits access to and distribution of its software, documentation and other proprietary information. These measures may not be adequate to prevent misappropriation of TNI's technology. In addition, the laws of some foreign countries provide less protection of intellectual property rights than the laws of the United States. Further, neither TNI nor PSINet can assure you that TNI's competitors will not independently develop technologies that are substantially equivalent or superior to TNI's technology.

TNI may face claims of infringement of proprietary rights

     There is a risk that third parties may assert claims that TNI is infringing their proprietary rights. If infringement claims are asserted against TNI, it could incur significant costs in defending those claims. TNI may be required to discontinue using and selling any infringing technology and services. TNI may also be required to expend resources to develop non-infringing technology or to purchase licenses or pay royalties for other technology. TNI may not be able to acquire licenses for the other technology on reasonable commercial terms or at all.

TNI may not be able to acquire licenses that it may need

     TNI believes that it has all licenses that it needs to conduct its business. But TNI may need to acquire additional licenses in the future. If additional licenses are required, TNI may not be able to acquire them on reasonable commercial terms or at all.

TNI depends on a limited number of suppliers and does not have supply contracts

     Some key components used in the TNI network are currently available only from a limited number of suppliers. TNI does not have long-term supply contracts with these or any other limited source vendors, and TNI purchases network equipment on a purchase order basis. If TNI is unable to obtain sufficient quantities of limited source equipment that it may require or to develop alternate sources as required in the future, its development and deployment of network equipment could be delayed or reduced. If TNI experiences those delays or reductions, its business could be adversely affected.

Telecommunications legislation and FCC rules may result in increased network costs and additional competition, and TNI may face burdensome government regulation

     Federal and state regulations can affect the costs of business for TNI and its competitors by changing the rate structure for access services purchased from local exchange carriers to originate and terminate calls. Under the Telecommunications Act of 1996, the Federal Communications Commission implemented rules and regulations known as Access Charge Reform to reform the system of interstate access charges. While the first, second and third phases of Access Charge Reform resulted in decreases in some components of TNI's variable cost per transaction, the second and third phases, which were implemented in January and July 1998, increased TNI's fixed charges that more than offset the reduction in variable costs per transaction. Future phases of Access Charge Reform, scheduled to be implemented in 1999 and 2000, may result in TNI incurring increased network costs.

     The 1996 Telecommunications Act also removed some restrictions on the ability of the regional Bell operating companies to provide enhanced services, specifically including credit card verification services, between local access transport areas. Under the legislation, the regional Bell operating companies ultimately will be permitted to provide long distance telecommunications between local access transport areas, out-of-region immediately and in-region after satisfaction of network unbundling and related requirements. As a result, TNI and its telecommunications services customers likely will face additional competition.

     In addition, TNI is considering expanding its services into markets that may involve providing voice-grade or data common carrier telecommunications services. If TNI provides those services, TNI will be required to comply with applicable FCC and state authorization and tariffing regulations, which could be burdensome.

TNI's business is seasonal and TNI experiences fluctuations in quarterly results

     Merchant credit card transactions account for a major percentage of the transaction volume processed by TNI's customers. TNI expects the volume of those transactions on its network to be greater in the fourth quarter holiday season than during the rest of the year. Consequently, revenues and earnings from merchant credit card transactions in the first quarter generally are expected to be lower than revenues and earnings from merchant credit card transactions in the fourth quarter of the immediately preceding year. Although the financial services, healthcare claims processing and electronic benefits transfer markets, as well as other potential markets that TNI has targeted for future expansion, are anticipated to be less seasonal, TNI expects that its operating results in the foreseeable future will be significantly affected by seasonal trends in the merchant credit card transaction market. Quarterly results also can be affected by a number of other factors, including costs incurred for network expansion, the impact of Access Charge Reform on network costs, general economic conditions, acquisitions, weather and changes in pricing policy by TNI and its competitors.

TNI may not succeed in effectively managing its growth

     TNI has been experiencing a period of rapid growth and expansion. In 1996 through 1999, TNI formed or acquired interests of 50% or more in businesses in Ireland, Sweden, the United Kingdom, France, Japan and Australia. In 1998 TNI acquired AT&T's Transaction Access Service business and selected assets and selected technology of SunTech Processing Systems, LLC and OmniLink Communications Corporation. In January 1999 TNI acquired TransLine Communications, Inc. TNI's growth and profitability depend on its ability to successfully integrate acquired businesses and assets into its existing operations and to successfully expand internationally, which TNI may not accomplish. Some of TNI's key employees have not had experience in managing companies of TNI's size or larger. In addition, some of TNI's senior management personnel have recently joined TNI. TNI's ability to manage growth successfully will require it to continue to improve its operational, management and financial systems and controls. If TNI's management is unable to manage growth effectively, TNI's business, results of operations and financial condition could be materially and adversely affected.

Problems relating to the year 2000 issue could materially affect TNI's business

     TNI believes that its networks and computer systems that execute its primary business processes are year 2000 compatible, which means that the products or services will accurately receive, process and provide date data between the years 1999 and 2000 and make leap year calculations if all other products used in or in combination with the product or service properly exchange data with it. But TNI may not have identified every factor or component that may render its products or services not year 2000 compatible. The technology TNI uses in its information technology systems and in its non-information technology systems may contain undetected errors or defects associated with year 2000 date functions. Errors or defects in TNI's products or service offerings could result in delay or loss of revenue, diversion of development resources, damage to its reputation, or increased service and warranty costs, any of which could impair TNI's business, operating results and financial condition.

     Disruptions involving the computer systems of vendors or customers, which are outside TNI's control, could impair TNI's ability to obtain services or conduct business. TNI's revenues and financial condition could be materially adversely affected if any of its significant vendors or customers are not year

2000 compatible or TNI fails to identify or replace non-compatible equipment or software and the non-compatibility causes a material disruption to TNI's business.

     TNI's goal was to have the mission-critical networks, applications and systems within its control year 2000 compatible by August 31, 1999. TNI has largely completed the deployment of necessary software to its networks, applications and systems, though some testing continues. TNI expects to receive a corrective software patch from one vendor in October and will deploy that patch promptly following receipt. Based upon the deployment and testing performed to date, TNI believes that the portions of its mission-critical networks, applications and systems within its control will be year 2000 compatible by October 31, 1999. TNI cannot assure you, however, that the actions it takes with respect to its network, computer systems, products, services or embedded systems will eliminate the numerous and varied risks associated with the year 2000 date change. Further, TNI cannot assure you that TNI will not be adversely affected by any year 2000-related difficulties encountered by vendors or customers or any downturn or disruption in the economy in general resulting from year 2000-related problems. The extent of the potential impact of the year 2000 issue generally is not known and neither TNI nor PSINet can assure you that the year 2000 issue will not have a material
adverse effect on its business, operating results and financial condition.   TNI
has not yet fully developed a comprehensive contingency plan to address situations that may result if it is unable to achieve year 2000 readiness of its mission-critical networks, applications and systems, but it expects to complete a comprehensive year 2000 contingency plan by October 31, 1999.

Forward-looking statements

     Some of the information contained in this prospectus/proxy statement may contain forward-looking statements. The statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or similar words, or by discussions of strategy that involve risks and uncertainties. These statements may discuss PSINet's future expectations or contain projections of PSINet's results of operations or financial condition or expected benefits to PSINet resulting from acquisitions or transactions. PSINet cannot assure you that the future results indicated, whether expressed or implied, will be achieved. The risk factors noted in this section and other factors noted throughout, including risks and uncertainties, could cause PSINet's actual results to differ materially from those contained in any forward-looking statement.

                                 THE COMPANIES

Transaction Network Services, Inc.

     TNI was incorporated in August 1990 to build and operate a communications network focused on the network services needs of the POS (point-of-sale/point-of-service) transaction processing industry through its POS division. TNI currently operates four divisions: (1) the POS Division which includes TNI's TransXpress(R) network services for the point-of-sale/point-of-service transaction processing industry, (2) the Telecom Services Division which includes TNI's CARD*TEL(R) telephone call billing validation and fraud control services and other services targeting primarily the telecommunications industry,
(3) the Financial Services Division which provides integrated data and voice services including the TNI FastLink(R) Data Service in support of the Financial Information eXchange messaging protocol and other transaction oriented trading applications primarily to the financial services industry, and (4) the International Systems Division which markets TNI's products and services internationally.

     In September 1998, TNI significantly expanded its POS Division through a $64.3 million acquisition of the rights to provide services under certain customer service contracts relating to AT&T Corp.'s Transaction Access Service. AT&T's Transaction Access Service provided services similar to TNI's point-of-sale/point-of-service network services. Additionally, in 1998, TNI expanded the service offerings of its POS Division through the acquisitions of certain assets of SunTech Processing Systems, LLC and of OmniLink Communications Corporation. SunTech's proprietary host-interface processing technology allows for leased line automated teller machines to be converted into dial-up automated teller machines. OmniLink develops, manufactures and markets modems and ISDN terminal adaptors for electronic commerce, Internet access, telecommuting and advance office communications. TNI has transferred its dial-up modem technology acquired from SunTech to OmniLink.

     In June 1994, TNI acquired Fortune Telecommunications, Inc. of Ft. Lauderdale, Florida and formed TNI's Telecom Services Division. The Telecom Services Division provides customers in the telecommunications industry with telephone call fraud control, billing validation, Signaling System No. 7 services and other services.

     In March 1997, the Financial Services Division was created to serve the data communications needs of the financial services industry. TNI's financial services network provides a secure, independent, Internet Protocol Extranet for transacting securities trading orders and associated data electronically between brokerage firms and financial institutions. In January 1999, TNI acquired TransLine Communications, Inc. TransLine's core business is comprised of managed private, secure voice and data services provided to financial institutions for futures, options and commodities trading.

     In June 1996, TNI formed Transaction Network Services Limited, a majority-owned subsidiary. TNSL provides point-of-sale/point-of-service network services in Ireland and serves as TNI's European technology and marketing center to support current and future European operations. In October 1997, through TNSL, TNI acquired a majority interest in Pronoma Systems AB which has been renamed Transaction Network Services TNS AB and operates as a TNSL subsidiary located in Stockholm, Sweden. In April 1998, the Company, through TNSL, acquired a 50% interest in ATOS Ireland Limited. Atos has been renamed Switchtran Limited and provides processing services, primarily for cash withdrawals, for a network of automated teller machines located throughout Ireland. In September 1998, TNI entered into a 60% owned joint venture in the United Kingdom. The joint venture is named Transaction Network Services UK Limited and operates as a TNI subsidiary located in Sheffield, England. In November 1998, TNI, through TNSL, formed Transaction Network Services, Societe Anonyme. TNSSA operates as a TNI subsidiary located in Paris, France. In April 1999, TNI acquired the other 50% interest in Switchtran and also acquired a 50.001% interest in Transaction Network Services (Australia) Pty Limited. In July 1999, TNI acquired a 60% interest in Transaction Network Services (Japan) KK, and, in August 1999, acquired the minority interest in Transaction Network Services (UK). TNSL, TNSAB, TNSUK, Switchtran and TNSSA utilize TNI's network technology to provide point-of-sale/point-of-service and other transaction services in their respective countries.

     The majority of TNI's revenues are derived from the transmission of point-of-sale/point-of-service transactions (predominantly credit and debit card transactions) which are processed electronically by a small number of third party point-of-sale/point-of-service transaction processors. TNI's TransXpress network services utilize proprietary technology that provides a fast communications link between the merchant site and the transaction processor at a cost generally lower than current alternatives. TNI was the first provider of "950" service to third party point-of-sale/point-of-service transaction processors and currently provides "950" service in 170 local access transport areas, which cover approximately 98% of the United States population. In June 1991, TNI transmitted its first point-of-sale/point-of-service transaction, and since then has increased its average daily transaction volume from approximately 17,000 in the third quarter of 1991 to more than 17.4 million in the second quarter of 1999. TNI markets its TransXpress network services directly to third party point-of-sale/point-of-service transaction processors, who in turn resell TNI's network services as a part of the processors' own services. Of the ten leading third party point-of-sale/point-of-service transaction processors in the nation, eight (First Data Corporation, Electronic Payment Services, Inc., Alliance Data Systems, Paymentech Inc., National Data Corporation, American Express, NOVUS Services, Inc. and Vital Processing Services) purchase TNI's network services.

PSINet Inc.

     PSINet is the leading independent global provider of Internet solutions to businesses. PSINet provides Internet connectivity and Web hosting services to customers in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 17 of the 20 largest global telecommunications markets and is currently operating in 22 countries. In addition to these services, PSINet also offers a suite of value-added products and services that are designed to enable its customers to maximize utilization of the Internet to communicate more efficiently with its customers, suppliers, business partners and remote office locations. PSINet conducts its business through operations organized into four geographic operating segments--North America, Latin America, Europe and Asia/Pacific. PSINet's services and products include:

     . Access services that offer dedicated, dial-up, wireless and digital subscriber line, or xDSL, connections that link its customers' networks to the Internet;

     . Web hosting services that provide cost-effective solutions for the management and maintenance of its customers' Web sites and Web-based applications;

     . Intranets and virtual private networks, or VPNs, that allow its customers to provide secure and seamless wide area networks, or WANs, connecting their remote offices and employees, customers and suppliers;

     . E-commerce services designed to enable its customers to securely transact business over the Internet;

     . Voice-over-Internet protocol services that enable companies with multiple business locations to transmit voice conversations over the PSINet network at a significant savings to traditional long-distance calling;

     . E-mail services that allow its customers to outsource to PSINet the day-to-day management and maintenance of their internal message systems; and

     . Managed security services designed to protect, monitor and maintain the integrity of its customers' networks.

     PSINet also provides wholesale and private label network connectivity and related services to other Internet service providers, known as ISPs, and telecommunications carriers to further utilize its network capacity.

     PSINet operates one of the largest global commercial data communications networks. Its Internet-optimized network has a footprint that extends around the globe and is connected to approximately 600 sites, called points of presence or POPs, situated throughout North America, Latin America, Europe and Asia that enable our customers to connect to the Internet. PSINet's network reach allows its customers' employees to access their corporate network and systems resources through local calls in over 150 countries. PSINet's network architecture consists of high capacity frame relay switches and routers designed to deliver superior Internet connections, reliable packet control and intelligent data traffic routing and is compatible with all of the most widely deployed transmission technologies. PSINet further expands the reach of its network by connecting with other large ISPs at 137 points through 67 contractual arrangements, called peering agreements, that permit the exchange of information between its network and the networks of its peering partners. PSINet has recently opened four global Internet hosting facilities in the U.S., Switzerland, Canada and London containing a total of approximately 125,000 square feet and currently anticipates opening additional Internet hosting facilities in New York and Los Angeles in October 1999 and November 1999, respectively, containing a total of approximately 55,000 square feet. PSINet also has two network operating centers that monitor and manage network traffic 24-hours per day, seven-days per week.

     PSINet's mission is to build a premier Internet protocol-based communications company. PSINet has grown by using multiple sales channels, including direct sales and resellers, and by acquiring other ISPs and related businesses in key markets. It has increased revenues by providing services and products that enhance its customers' business processes by helping them to effectively use the Internet and related tools. As of June 30, 1999, PSINet served approximately 73,400 business accounts, including 364 ISPs.

     PSINet was incorporated in New York in 1988. Additional information regarding PSINet is contained in PSINet's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 109.

PSINet Shelf I Inc.

     PSINet Shelf Inc. I is a Delaware corporation and a wholly-owned subsidiary of PSINet, formed by PSINet in June 1999, will act solely for the purpose of completing the merger with TNI.

                              THE SPECIAL MEETING

     We are furnishing this prospectus/proxy statement to stockholders of TNI as part of the solicitation of proxies by the TNI board of directors for use at the special meeting.

Date, Time and Place

     The TNI board of directors is soliciting proxies in the form accompanying this prospectus/proxy statement for use at the special meeting of TNI stockholders. The special meeting will be held at 1939 Roland Clarke Place, Reston, Virginia at 9:00 a.m., local time, on Tuesday, November 23, 1999.

Purpose of Special Meeting

     At the special meeting, we are asking holders of TNI common stock to adopt the merger agreement. The TNI board of directors has determined that the merger is fair to, and in the best interests of, TNI stockholders. The Board has unanimously approved the merger agreement and the merger and unanimously recommends that TNI stockholders vote "for" adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

     The TNI board of directors has fixed the close of business (5:00 p.m. local time) on October 22, 1999 as the record date. Only holders of record of TNI common stock at the close of business on the record date, are entitled to notice of and to vote at the special meeting. On the record date, 14,190,581 shares of TNI common stock were issued and outstanding and held by approximately 115 holders of record.

     A quorum is present at the special meeting if 50% of the shares of TNI common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of TNI common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

     The adoption of the merger agreement requires the affirmative vote of a majority of the shares of TNI common stock outstanding on the record date.

Voting by TNI Directors and Executive Officers

     At the close of business on the record date, TNI directors and executive officers and their affiliates owned and were entitled to vote 2,192,934 shares of TNI common stock, which represented approximately 15.5% of the shares of TNI common stock outstanding on that date. Each TNI director and executive officer has indicated his present intention to vote, or cause to be voted, the TNI common stock owned by him "for" adoption of the merger agreement. In addition, Jurgen Manchot, William N. Melton, John J. McDonnell, Jr., McDonnell & Associates, L.P. and The John J. McDonnell, Jr. and Marion J. McDonnell Charitable Foundations have entered into a stockholders' voting and proxy agreement with PSINet, PSINet Shelf I Inc. and certain officers of PSINet. These TNI stockholders have agreed to vote their shares of TNI common stock in favor of the merger and against alternate proposals and have granted PSINet and the named officers a proxy to vote the TNI shares at the special stockholders meeting. Approximately 14.1% of the outstanding TNI shares are covered by the voting agreement.

Voting of Proxies

     All TNI shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the proxies. Properly executed proxies that do not contain voting instructions will be voted "for" adoption of the merger agreement. Shares of TNI common stock represented at the special meeting but not voting, including shares of TNI common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Only shares affirmatively voted for adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Brokers who hold shares of TNI common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These unvoted shares are referred to as broker non-votes and have the effect of votes against adoption of the merger agreement. The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement.

     TNI does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, the TNI board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

     The grant of a proxy by telephone, over the Internet or on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of TNI a duly executed revocation of proxy, by submitting in the same manner as the prior proxy a duly executed proxy bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not itself constitute revocation of a proxy.

Solicitation of Proxies

     TNI will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of TNI and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. TNI will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. TNI will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     MacKenzie Partners, Inc. will assist in the solicitation of proxies by TNI. TNI will pay MacKenzie Partners, Inc. a fee, not to exceed $5,000 plus reimbursement of certain out-of-pocket expenses, and will indemnify them against any losses arising out of their proxy solicitation services on behalf of TNI.

     You should NOT send stock certificates with your proxy cards. A form of election with instructions for the surrender of TNI common stock certificates will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

     The following discussion summarizes the material terms of the merger and the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex 1 to this prospectus/proxy statement.

Background to the Merger

     PSINet has actively pursued expanding its role as a leading global Internet Service Provider (ISP) to businesses through acquisitions of internet capacity as well as customers. In October, 1998, John Walpuck, PSINet's Vice President of Corporate Development, initiated telephone calls to TNI's then Chief Financial Officer, Thaddeus Weed, with a goal of meeting to discuss views on the e-Commerce and internet industry and to explore joint business opportunities. They generally discussed potential business relationships between the two companies, including a possible business combination. No meeting was held following those telephone calls, and PSINet focused on other opportunities. TNI had been approached by another company and announced on October 20, 1998 that it was in negotiations with a prospective acquiror.

     On May 24, 1999, at a meeting initiated by PSINet, representatives of PSINet, including Mr. Walpuck, William Opet, President, Corporate Network Services, Kathleen Horne, Vice President and Deputy General Counsel, Lawrence Winker, Vice President and Treasurer, and James Davin, Vice President and Chief Technical Officer, met with representatives of TNI, including John McDonnell, Jr., President and Chief Executive Officer, Henry Graham, Chief Financial Officer, Mr. Weed, Brian Bates, Senior Vice President and General Manager, POS Services Division, John Shanz, Senior Vice President and General Manager, Financial Services Division, Peter Gorog, Vice President and John McDonnell, III, Senior Vice President and General Counsel. The parties exchanged a mutual nondisclosure agreement and discussed a variety of business opportunities between the two companies. The four-hour meeting covered a number of topics including possibilities for a commercial relationship, joint marketing opportunities, and a business combination.

     At a meeting of PSINet's board of directors held on the morning of May 27, 1999, PSINet's board was apprised of the status of discussions between PSINet and TNI and the proposed timing of future meetings between the parties. At the conclusion of this discussion, PSINet's board of directors authorized its officers to continue discussions with TNI.

     On May 27, 1999, Mr. Walpuck and Mr. Winkler met again with Mr. Graham, Mr. Weed and Mr. McDonnell, III and expressed PSINet's desire to pursue a potential business combination between the companies, subject to the satisfactory completion of due diligence, negotiations between the companies, and other matters. The representatives proposed a meeting between the chief executive officers of the two companies which occurred on the next day. On May 28, 1999, Mr Walpuck, Mr. Winkler and Harold Wills, President and Chief Operating Officer of PSINet, met with Mr McDonnell, Jr., Mr. Graham, Mr. Weed and Mr. McDonnell
III. to discuss their views of the industry and possible business relationships including possible business combinations. On the same day, William Schrader, Chairman and Chief Executive Officer of PSINet, and John McDonnell, Jr. met and agreed on an intensive review and analysis of TNI and its business, technology, financial condition and prospects by PSINet and its representatives.

     Commencing June 1, 1999, TNI provided PSINet and its representatives with access to corporate records, documents and other information regarding TNI and its subsidiaries for PSINet's legal, financial and business review. PSINet also provided representatives of TNI with access to similar materials for their diligence review.

     On June 4, 1999, the Board of Directors of PSINet held a telephonic meeting to discuss the results of the diligence review and various structure and pricing information. The Board unanimously approved management's proceeding with an offer for the acquisition of TNI.

     On June 6, 1999, Mr Wills, Mr. Walpuck, Mr. Schrader, Mr. Winkler and Alex Diaz-Asper, Director of Mergers and Acquisitions of PSINet, met with Mr. McDonnell, Jr., Mr. Graham, Mr. Weed and Mr. McDonnell, III. Later that day, Mr. Wills met separately with Mr. McDonnell, Jr. Mr. Wills and Mr. McDonnell, Jr. discussed price and valuations, and Mr. Wills extended an oral offer of $40 per share for TNI common stock, with a fixed exchange ratio of PSINet common stock for TNI common stock.

     During the week of June 7, 1999, the parties engaged in negotiations regarding price and structure of the proposed transaction and continued their diligence review. PSINet proposed a merger agreement that contemplated a stock for stock exchange with a fixed exchange ratio and a price of $40 to $41 per share of TNI common stock, subject to completing due diligence. TNI management, TNI's in-house and outside legal counsel and TNI's financial advisors, Morgan Stanley & Co. Incorporated, reviewed and discussed the draft of the merger agreement distributed by PSINet, including price and other terms of the proposed merger.

     On June 10, 1999, TNI held a special meeting of its board of directors. A representative of Morgan Stanley discussed the major terms of PSINet's proposal. The board discussed the PSINet proposal and synergies between the two companies. A representative of Arent Fox Kintner Plotkin & Kahn, PLLC, TNI's outside legal counsel, discussed the board's fiduciary duties and the significant terms of the merger agreement proposed by PSINet. The board identified and discussed aspects of the proposal that directors considered unacceptable. The board authorized TNI's management to continue negotiations with PSINet consistent with the board's guidelines. On June 11, TNI submitted to PSINet a revised draft of a merger agreement.

     On June 12, 1999, Mr. Walpuck, Mr. Winkler, Mr. Diaz-Asper, Ms. Horne and representatives of PSINet's legal counsel, Nixon Peabody LLP, and its financial advisors, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Wasserstein Parella & Co., Inc., met with Mr. Graham, Mr. Weed, and TNI's legal counsel, Arent Fox, and financial advisors, Morgan Stanley, to discuss the terms of the merger agreement and the proposed structure and price. At the conclusion of that meeting, the parties determined that they did not have an agreement on price and structure and terminated discussions.

     During the week of July 26, 1999, PSINet indicated a renewed interest in a business combination and then directed DLJ to contact Morgan Stanley regarding a transaction with TNI. On August 6, 1999, Morgan Stanley responded that they had discussed the matter with members of TNI management and that TNI had indicated interest in resuming discussions with respect to a transaction. Representatives from DLJ then spoke with Mr. Schrader and Mr. Wills, conveying information from the conversation with Morgan Stanley. On August 7, 1999, at the direction of PSINet, DLJ spoke again with Morgan Stanley about various price alternatives, and on August 15, PSINet's legal counsel delivered to TNI and TNI's legal counsel draft copies of a merger agreement.

     The parties, through their financial advisors, continued to discuss possible purchase price alternatives throughout the week of August 16, 1999. On Thursday, August 19, 1999, Mr. Schrader sent an offer letter to TNI's board of directors outlining the terms of the proposed merger in which TNI stockholders could elect to exchange each share of TNI common stock for $45 in cash or one share of PSINet common stock, or a combination of both, subject to the requirement that the total be one half cash and one half stock.

     On Friday, August 20, 1999, TNI held a special meeting of its board of directors to consider the merger proposal. The board reviewed and discussed the PSINet proposal of August 19th. The board discussed alternative approaches that might be available to enhance TNI stockholder value and the inherent market risks of remaining independent and the uncertainties of market valuations and prices. The board also discussed the financial performance of PSINet, financial projections for the combined entity and the differences in the relative valuations of the two companies. After further discussion, the board authorized management to proceed with negotiations on the terms outlined in the August 19th proposal.

     Throughout the weekend of August 21 and 22, 1999, various working groups of TNI and PSINet and their respective legal counsel, financial advisors and accountants continued a review of the business and financial aspects of the merger and negotiated the terms of the merger agreement, including pricing terms.

     At 5:15 p.m. on Sunday, August 22, 1999, TNI convened a special meeting of its board of directors. A representative of Morgan Stanley described the proposed consideration and reviewed the valuation analysis prepared by Morgan Stanley and distributed to the board. The board discussed price and other terms of the proposed merger and Morgan Stanley's valuation analysis. After answering questions from various directors, the representative of Morgan Stanley presented Morgan Stanley's opinion that the consideration offered by PSINet in the proposed merger was fair from a financial point of view to TNI's shareholders.
A representative of Arent Fox, TNI's legal counsel, reviewed the terms of the merger agreement and the fiduciary duties of the board of directors in determining whether to approve the merger consideration and the other terms of the merger agreement. The TNI board of directors determined that the terms of the merger agreement were fair and in the best interests of TNI stockholders and voted unanimously to approve the merger agreement and to recommend to TNI stockholders that they vote to approve the merger agreement. On the evening of August 22, 1999, PSINet's board of directors convened and approved the merger agreement and the transactions contemplated by the agreement and authorized the execution, delivery and performance of the merger agreement and related documents on behalf of PSINet.

     The chief executive officers of the two companies executed and delivered the merger agreement on the evening of August 22, 1999. On August 23, 1999, PSINet and TNI issued a joint press release announcing the transaction.

     On October 14, 1999, the two companies amended the merger agreement to provide for an additional 16,646 shares of outstanding TNI common stock that had not been reported as outstanding as of the date of execution of the merger agreement.

TNI's Reasons for the Merger and Board of Directors Recommendation

     Reasons for the Merger. In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement by TNI stockholders, the TNI board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The following discussion of the factors considered by the TNI board of directors in making its decision is not intended to be exhaustive, but TNI believes that it includes all material factors considered by the TNI board of directors.

     The TNI board of directors considered the following factors as reasons that the merger will be beneficial to TNI and its stockholders:

     . Stockholder value. The TNI board believes that the consideration to be received in the merger by the TNI stockholders is fair to the TNI stockholders and that the PSINet common stock has prospects for positive long-term performance.

     . Strategic combination. TNI believes that the combination of TNI's e-commerce business and technology with PSINet's Internet connectivity, Web hosting and suite of value-added products and services will provide a significant opportunity for the combined company to be a leader in providing global e-commerce and Internet solutions to businesses. TNI believes that TNI's relationship with leading transaction processing companies and TNI's proprietary e-commerce software will enable PSINet to utilize its telecommunications network assets to position the combined company as a leader in enabling e-commerce solutions to businesses. TNI has relationships with transaction processing companies that have an aggregate customer base of approximately two million merchants. TNI believes that these relationships will offer the combined company an opportunity to market bundled data and Internet service offerings, including turnkey e-commerce solutions. The TNI board also considered the possible revenue enhancements and cost savings that could be associated with an acquisition of TNI by PSINet and the impact of the business combination on PSINet's financial condition, results of operations and cashflow.

     . International opportunities. TNI believes that PSINet's presence in 16 of the 20 largest global communications markets will provide a significant opportunity to more quickly expand and develop TNI's international operations. TNI also believes that the combination will create additional opportunities to expand TNI's service offerings as well as to further utilize PSINet's international backbone network.

     The TNI board considered that the merger agreement provides that TNI may not solicit any alternate transaction. The TNI board discussed other acquisition alternatives and expressed the view that other acquisition proposals were unlikely. The TNI board noted that the merger agreement provides that TNI may furnish information to, and enter into discussions or negotiations with, any party that makes an unsolicited bona fide written proposal to acquire TNI or substantially all of its assets on terms which, in an exercise of the TNI board's fiduciary duty after the consideration of advice from TNI's legal counsel, a majority of TNI's directors determines is likely to be materially more beneficial to TNI's stockholders than the Merger. The TNI board also noted that the merger agreement provides for the payment of termination fees of $15 million if TNI enters into an alternate transaction with another party and was aware that PSINet would not have agreed to enter into the merger agreement without this provision. The TNI board concluded that, while the existence of the termination fee provision might reduce the likelihood that a third party would propose an alternate transaction, the increased cost to a third party would not be material and the benefits of the merger to TNI outweighed the risks. The TNI board also considered the prospects for TNI completing other strategic transactions and determined that the completion of such transactions was speculative.

     As part of its review, the TNI board considered, among other things, the following factors:

     .  the terms of the merger;

     . information concerning PSINet's and TNI's respective businesses, prospects, financial positions, results of operations, operations, services, service development and technologies, based in the case of PSINet on information provided by PSINet and on TNI's management's due diligence investigation;

     . information regarding comparable business-focused Internet service providers, including market prices of the companies' stock, market capitalizations, revenues, ratios of revenues to market price and other results of operations, based on reported historical information and analysts' reports;

     . information regarding reported acquisitions of other companies in the e-commerce industry and other comparable acquisitions;

     . an analysis of the relative value that PSINet and TNI might contribute to the future business and prospects of the combined company;

     . current financial market conditions, historical market prices, volatility and trading information with respect to PSINet common stock and historical market prices, volatility and trading information with respect to TNI common stock;

     . advice and detailed analysis of Morgan Stanley, including its written opinion on August 22, 1999, that the merger consideration was fair from a financial point of view to the TNI stockholders, as of the date of that opinion;

     . the compatibility of the businesses, services, technologies, management and the administrative, sales and marketing and technical organizations of PSINet and TNI;

     . the expectation that the merger will be a reorganization for federal income tax purposes; and

     . reports from management and legal advisors on the results of TNI's due diligence analysis of PSINet.


In considering the Morgan Stanley opinion, the TNI board took into account the fees payable to Morgan Stanley. See "Opinion of Morgan Stanley & Co. Incorporated."

     In considering the merger, the TNI board acknowledged that there are certain risks associated with the merger, including:

     . the uncertainty of customer acceptance of the combined company's bundled service offerings following the merger;

     . the risk that integration of the technologies, services, organizations or other operations of the two companies might not be accomplished smoothly and might require more time, expense and management attention than anticipated;

     . the possibility that the benefits anticipated from the merger might not be achieved or might not occur as rapidly or to the extent currently anticipated;

     . the risk that, despite the efforts of the combined company, key technical, management and sales personnel of PSINet and TNI might not be retained by the combined company;

     . the risk that the merger would not be effected, and the disruption in the business of TNI and the potential adverse effect on the market price of the TNI common stock if the merger is abandoned; and

     .  the other risks described above in "Risk Factors."

     The TNI board of directors believed that some of these risks were unlikely to occur, that TNI could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the TNI board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the TNI board of directors may have given different weight to different factors.

     Recommendation of the TNI Board of Directors. After careful consideration, the TNI board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, TNI and its stockholders and has approved the merger agreement and the merger. The TNI board of directors unanimously recommends that the stockholders of TNI vote "for" the adoption of the merger agreement.

PSINet's Reasons for the Merger

     In reaching its decision to approve the merger agreement and the merger, the PSINet board of directors consulted with its management teams and advisors and independently considered the proposed merger agreement and the transactions contemplated thereby. Based upon, among other things, this review, the PSINet board of directors approved the merger agreement and the transactions contemplated by the agreement.

     The strategic basis for the merger is PSINet's belief that the integration of TNI's eCommerce business and technology with PSINet's Internet connectivity, Web hosting and a suite of value-added products and services designed to maximize utilization of the Internet will present a significant opportunity to create a combined organization that will be a leader in providing global eCommerce and Internet solutions to businesses. PSINet believes that TNI's relationship with leading transaction processing companies and TNI's proprietary eCommerce software will enable PSINet to utilize its telecommunications network assets to position the combined company as a leader in enabling eCommerce solutions to businesses. TNI has relationships with transaction processing companies that have an aggregate customer base of approximately two million merchants. PSINet believes these relationships will offer the combined company an opportunity to market bundled data and Internet service offerings, including turnkey eCommerce solutions. PSINet also believes that its global presence will create additional opportunities to expand TNI's service offerings geographically as well as to further utilize PSINet's international network backbone. The PSINet board of directors also considered the revenue enhancements and cost savings associated with an acquisition of TNI by PSINet and the impact of the business combination on PSINet's financial condition, results of operations and cashflows.

     The foregoing assessment of the merger is based on PSINet's expectations about future performance. Neither PSINet nor TNI can assure you that after the merger any of the results, efficiencies or opportunities described in this prospectus/proxy statement will be achieved. See "Risk Factors Risks Relating to the Merger."

     In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the PSINet board also considered, among other things, the following factors:

     . the effect on shareholder value of a combination with TNI in light of the financial condition and prospects of PSINet and TNI and the current economic and industry environment, including, but not limited to other strategic alternatives for PSINet and the possibility of synergies from combining PSINet's and TNI's product and service offerings and sales and marketing organizations;

     . results of due diligence investigations by PSINet's management and legal, financial and accounting advisors concerning the business, products and services, technology, operations, financial condition and prospects of TNI;

     . its knowledge of the business operations, properties, assets, financial condition and operating results of TNI;

     . PSINet's future prospects and whether such prospects could be significantly enhanced by the merger and the anticipated operating results of TNI;

     . the terms and conditions of the merger agreement, which were the product of extensive arms' length negotiations (see "The Merger Agreement");

     . the compatibility of the respective business philosophies and corporate cultures of PSINet and TNI;

     . the management resources available to address the management needs of PSINet and management's experience in managing operations at different locations in integrating acquisitions; and

     . the impact of the merger on PSINet's and TNI's customers, suppliers and employees.

     The PSINet board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     .  TNI's concentration of customers;

     . the risk that the combined company's ability to achieve synergies would be dependent upon customer acceptance of bundled service offerings and the pricing of bundled services, including the maintenance of current pricing levels and retention of key customers;

     . the risk that despite the efforts of PSINet, management, marketing and technical personnel of TNI might not choose to remain employed by PSINet;

     . the risk that the operations of the two companies would not be successfully integrated; and

     . the other risks associated with PSINet's and TNI's businesses and with the merger described under "Risk Factors."

     The PSINet board of directors believe that certain of these risks were unlikely to occur while others could be avoided or mitigated by PSINet, and that, overall, these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion of the information and factors considered by the PSINet board of directors is not intended to be exhaustive but is believed to include all material factors considered by the PSINet board of directors. In view of the variety of factors considered with its evaluation of the merger, the PSINet board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the PSINet board of directors may have given different weight to different factors.

Opinion of Morgan Stanley & Co. Incorporated

     TNI retained Morgan Stanley to act as its financial advisor in connection with the merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On August 22, 1999, Morgan Stanley rendered an oral opinion, which was confirmed in writing, to the TNI board of directors that, based on and subject to the considerations set forth in the written opinion, the consideration to be received by the holders of shares of TNI common stock pursuant to the merger agreement was fair from a financial point of view to those holders, as of the date of the opinion.

     We have attached as Annex 2 to this prospectus/proxy statement the full text of the Morgan Stanley opinion, dated as of August 22, 1999, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. The Morgan Stanley opinion is directed to the TNI board of directors and only addresses the fairness from a financial point of view of the consideration to be received by the holders of shares of TNI common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspect of the merger, nor is it a recommendation to any TNI stockholder as to how they should vote at the TNI special meeting. The summary of the Morgan Stanley opinion included below should not be viewed as a substitute for the full text of the opinion. TNI stockholders should read the Morgan Stanley opinion in its entirety.

     In arriving at its opinion, Morgan Stanley:

     . reviewed certain publicly available financial statements and other information of TNI and PSINet;

     . reviewed certain internal financial statements and other financial and operating data concerning TNI and PSINet prepared by the managements of TNI and PSINet;

     . reviewed certain financial projections of TNI and PSINet prepared by the managements of TNI and PSINet;

     . discussed the past and current operations and financial conditions and the prospects of TNI and PSINet with the managements of TNI and PSINet;

     . analyzed the estimated pro forma impact of the merger on PSINet's revenues and cash flow;

     . reviewed the reported prices and trading activity for TNI common stock and PSINet common stock;

     . compared the financial performance of TNI and PSINet and the prices and trading activity of TNI common stock and PSINet common stock with those of certain other comparable publicly traded companies and their securities;

     . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     . participated in discussions and negotiations among representatives of TNI and PSINet and their financial and legal advisors;

     .  reviewed the merger agreement and certain related documents; and

     . performed such other analyses and considered such other factors as it deemed appropriate.

     Morgan Stanley assumed and relied upon without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Morgan Stanley assumed that the financial projections have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of TNI and PSINet. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of TNI, nor were they furnished with any appraisals.

     The Morgan Stanley opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

     Morgan Stanley further assumed, with TNI's consent, that the merger will be consummated in accordance with the terms set forth in the merger agreement without waiver of any condition specified in the agreement and will be treated as a tax-free reorganization or exchange for purposes of the Internal Revenue Code of 1986.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of TNI or any of its assets.

     Morgan Stanley acted as financial advisor to the TNI board of directors in connection with the merger and will receive a fee for its services. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for PSINet and have received fees for the rendering of these services.

     The following is a brief summary of the material financial analyses performed by Morgan Stanley in preparing its opinion to the TNI board of directors on August 22, 1999. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not represent a complete description of the financial analyses.

     Historical Stock Price Performance. Morgan Stanley reviewed the recent stock price performance of TNI based on an analysis of historical intra-day and closing prices and trading volumes during the period from the TNI initial public offering on April 22, 1994 through August 20, 1999. The following table summarizes the price performance of TNI's common stock over that period:

                                Historical TNI
                              Common Stock Prices

     August 20, 1999                                          $34.25
     Previous All-Time High Price (September 24, 1998)        $33.75
     Last Twelve Months Low Price (December 23, 1998)         $12.00
     All-Time Low Price (June 8, 1994)                        $ 5.88

     Morgan Stanley also reviewed the recent stock price performance of PSINet based on an analysis of historical intra-day and closing prices and trading volumes during the period from the PSINet initial public offering on May 2, 1995 through August 20, 1999. The following table summarizes the price performance of PSINet's common stock over that period:

                               Historical PSINet
                              Common Stock Prices

     August 20, 1999                                          $45.56
     Last Twelve Months High Price (April 13, 1999)           $73.75
     Last Twelve Months Low Price (October 8, 1998)           $ 8.38

     Comparative Stock Price Performance. Morgan Stanley reviewed the recent stock price performance of TNI and compared this performance with that of the S&P 500 Index and the following composite indices: Large IT Services (comprised of Affiliated Computer Services, Automatic Data Processing, Computer Sciences, Electronic Data Systems, First Data and Perot Systems) and Transaction Processors (comprised of Ceridian, Concord EFS, DST Systems, Equifax, National Data, NOVA, Paychex, Paymentech, ProBusiness Services, SunGard Data Systems and The Sabre Group Holdings). Morgan Stanley observed that over the period from September 19, 1997 to August 20, 1999, the closing market prices appreciated as set forth below:

         Company                                         % Appreciation
         -------                                         --------------
         TNI                                                 68.3%
         Large IT Services Index                             45.8%
         Transaction Processors Index                        40.4%
         S&P 500 Index                                       40.3%

     Morgan Stanley also reviewed the recent stock price performance of PSINet and compared this performance with the S&P 500 Index and the following Internet data services companies: Verio and Concentric Network. Morgan Stanley observed that over the period from May 12, 1998 to August 20, 1999, the closing market prices appreciated as set forth below:

         Company                                         % Appreciation
         -------                                         --------------
         PSINet                                              253.9%
         Concentric Network                                   89.6%
         Verio                                               161.9%
         S&P 500 Index                                        19.8%

     Historical Price-to-Earnings Multiple Analysis. Morgan Stanley reviewed the historical share price of TNI expressed as a multiple of both historical and forecast earnings per share ("P/E multiple") during the period from July 29, 1994 through July 30, 1999. The average P/E multiples over this period were as set forth below:


         P/E Multiple Statistic                     Average P/E Multiple
         ----------------------                     --------------------
         Last Twelve Months                                 34.5x
         One-Year Forward                                   28.9x
         Two-Year Forward                                   21.1x

     Morgan Stanley applied the one-year forward and two-year forward average P/E multiples to both selected research analyst forecast earnings per share and management forecast earnings per share. Based on research analyst forecast earnings per share, the analysis implied a range of public market trading values for TNI common stock of $34 to $35 per share. Based on management forecast earnings per share, the analysis implied a range of public market trading values for TNI common stock of $37 to $49 per share.

     Comparable Company Trading Analysis. Morgan Stanley reviewed and analyzed the financial information of nine publicly-traded transaction processing companies and compared the results to financial information relating to TNI. Morgan Stanley noted that none of these companies were, and that there was no other publicly-traded company that was, directly comparable to TNI. However, Morgan Stanley noted that both TNI and transaction processing companies were influenced by similar industry dynamics and trends. Morgan Stanley analyzed, among other things, current P/E multiples and current P/E multiples as a multiple of forecast earnings growth rate ("P/E-to-growth multiple"). Based on forecasts of 1999 and 2000 earnings per share taken from I/B/E/S International, the statistics derived from this analysis were as set forth below:

                              1999E P/E       2000E P/E     1999E P/E-to-Growth    2000E P/E-to-Growth
                              Multiple        Multiple           Multiple               Multiple
                              ---------       ---------     -------------------    -------------------
TNI                             24.1x           16.8x              0.9x                   0.6x
Ceridian                        28.0x           22.9x              1.4x                   1.1x
Concord EFS                     38.9x           28.5x              1.2x                   0.9x
DST Systems                     33.5x           29.2x              1.7x                   1.5x
Equifax                         18.0x           15.2x              1.1x                   0.9x
National Data                   15.8x           13.3x              0.8x                   0.7x
NOVA                            24.6x           18.7x              0.9x                   0.7x
Paychex                         41.7x           35.1x              1.5x                   1.3x
SunGard Data Systems            18.9x           15.9x              0.9x                   0.8x
The Sabre Group Holdings        29.1x           25.7x              1.9x                   1.7x

     Morgan Stanley also analyzed the current aggregate value of each company expressed as a multiple of forecast earnings before interest, taxes, depreciation and amortization ("EBITDA") and forecast earnings before interest and taxes ("EBIT") for 1999. As of August 20, 1999 and based on forecasts of EBITDA and EBIT taken from selected securities research analysts, the statistics derived from this analysis were as set forth below:

                           Aggregate Value as a Multiple of    Aggregate Value as a Multiple of
                                    1999E EBITDA                         1999E EBIT
                           --------------------------------    --------------------------------
     TNI                                9.6x                                16.0x
     Ceridian                          14.7x                                18.7x
     DST Systems                       13.1x                                19.7x
     Equifax                            9.0x                                11.5x
     National Data                      8.5x                                11.9x
     NOVA                               9.9x                                13.9x
     Paychex                           18.0x                                20.4x
     SunGard Data Systems               7.5x                                11.1x
     The Sabre Group Holdings          10.7x                                17.8x

     The comparable company analysis implied a range of public market trading values for TNI common stock of $25 to $38 per share.

     Morgan Stanley also reviewed and analyzed the financial information of six Internet data services companies and compared the results to financial information relating to PSINet. Morgan Stanley noted that Concentric Network and Verio were more comparable to PSINet than the other four Internet data services companies reviewed. Morgan Stanley analyzed, among other things, the current aggregate value of each company expressed as a multiple of forecast revenues in 1999 and 2000. As of August 25, 1999 and based on forecasts of revenues taken from selected securities research analysts, the statistics derived from this analysis were as set forth below:

                                            Aggregate Value as of
                                            Multiple  of Revenues
                                       -------------------------------
                                       1999E                     2000E
                                       -----                     -----
     PSINet                             8.0x                      5.2x
     AboveNet Communications           30.5x                     10.2x
     Concentric Network                 8.2x                      4.7x
     Equant                            15.6x                     11.2x
     Exodus Communications             36.2x                     17.1x
     Globix                            17.1x                     10.4x
     Verio                             13.5x                      8.8x

     No company used in the comparable company analysis is identical to TNI or PSINet. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TNI and PSINet, such as the impact of competition on TNI or PSINet and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of TNI or PSINet or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

     Securities Research Analysts' Future Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for TNI common stock prepared and published by particular securities research analysts in the period from April 22, 1999 to August 20, 1999. These targets reflected each analyst's estimate of the future public market trading price of TNI common stock at the end of the particular time period considered for each time estimate (typically 6 to 18 months). Morgan Stanley discounted, at a cost of equity rate of 13%, each TNI research analyst's public market trading price target to August 20, 1999. Morgan Stanley also reviewed and analyzed future public market trading price targets for PSINet common stock prepared and published by particular securities research analysts in the period from April 28, 1999 to August 20, 1999. These targets reflected each analyst's estimate of the future public market trading price of PSINet common stock at the end of the particular time period considered for each time estimate (typically 12 months).

                                                          Value Per Share Range
                                                          ---------------------
                                                              Low     High
                                                              ---     ----
     TNI Public Market Trading Price Target                   $31     $ 42
     Present Value of TNI Public Market Trading Price Target  $28     $ 36
     PSINet Public Market Trading Price Target                $72     $100

     Morgan Stanley noted that the public market trading price targets published by the securities research analysts do not reflect current market trading prices for TNI or PSINet common stock and that these estimates are subject to uncertainties, including the availability of information, the future financial performance of TNI and PSINet and future financial market conditions.

     Precedent Transaction Analysis. As part of its analysis, Morgan Stanley reviewed the following nine transactions involving payment services providers since September 1994 (listed as acquiror/acquiree):

     .  September 1994:  FFMC Securities / Western Union Financial Services

     .  June 1995:  First Data / First Financial Management Corporation

     .  August 1995:  Ceridian / Comdata Holdings

     .  April 1997:  Hewlett-Packard / Verifone

     .  April 1998:  Viad / MoneyGram Payment Systems

     .  June 1998:  PMT Services / NOVA

     .  September 1998:  DST Systems / USCS International

     .  December 1998:  Bank of America / BA Merchant Services

     .  May 1999:  Ceridian / ABR Information Services

     For each of these transactions, Morgan Stanley reviewed the price paid and calculated, and among other things, the following:

     .  the premium paid to the unaffected stock price;

     .  the one-year forward P/E-to-growth multiple; and

     .  the multiples of forecast EBITDA and EBIT.

This analysis implied a range of private market, or acquisition, values for TNI common stock of $32 to $42 per share.

     No transaction used in the precedent transaction analysis is identical to the merger. In evaluating these transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TNI and PSINet, such as the impact of competition on TNI or PSINet and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of TNI or PSINet or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis, which is an analysis of the present value of projected cash flows using discount rates and terminal year EBITDA multiples (as indicated below), of TNI. Morgan Stanley analyzed TNI's business using a management forecast for the period beginning June 30, 1999 and ending December 31, 2005. Morgan Stanley estimated TNI's discounted cash flow value using discount rates ranging from 11% to 12% and perpetual growth rates ranging from 3.5% to 4.5%. The discounted cash flow analysis implied a range of values for TNI common stock of $43 to $56 per share. Morgan Stanley also performed a discounted cash flow sensitivity analysis on the management forecast by adjusting forecast revenue growth to reflect a 15% compound annual growth rate. This analysis implied a range of values for TNI common stock of $39 to $50 per share.

     Morgan Stanley also performed a discounted cash flow analysis of PSINet. Morgan Stanley analyzed PSINet's business using a Morgan Stanley equity research analyst forecast for the period beginning June 30, 1999 and ending December 31, 2009. Morgan Stanley estimated PSINet's discounted cash flow value using discount rates ranging from 13% to 14% and terminal multiples of estimated 2008

EBITDA ranging from 11x to 13x. The discounted cash flow analysis implied a range of values for PSINet common stock of $46 to $60 per share.

     Exchange Ratio Analysis. Morgan Stanley compared the "effective" exchange ratio of 0.9938 PSINet shares to each TNI share (calculated based on the consideration provided in the merger agreement of 0.5 PSINet shares, which closed at a price of $45.56 per share on August 20, 1999, plus $22.50 in cash per TNI share) to the ratio of the closing market prices of TNI and PSINet common stock on August 20, 1999. Morgan Stanley also compared this ratio to selected average historical ratios of the closing market price of TNI common stock to PSINet common stock over various periods ending August 20, 1999. The results of this analysis were as set forth below:

                                                     Market Price Ratio
                                                     ------------------
         August 20, 1999                                     0.75x
         1-Month Average                                     0.60x
         3-Month Average                                     0.58x
         6-Month Average                                     0.51x
         1-Year Average                                      0.90x
         Since PSINet IPO (May 2, 1995)                      1.39x

     Morgan Stanley performed a variety of financial and comparative analyses solely for purposes of providing its opinion to the TNI Board as to the fairness of the consideration to be received by the holders of shares of TNI common stock pursuant to the Merger Agreement from a financial point of view to such holders. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have considered various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of TNI or PSINet. In performing its analyses, Morgan Stanley made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TNI or PSINet. Any estimates used by Morgan Stanley in rendering its opinion or reflected in this prospectus/proxy statement are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be received by the holders of shares of TNI common stock pursuant to the merger agreement from a financial point of view to those holders and were conducted in connection with the delivery of its opinion to the TNI board of directors. The analyses are not intended to be appraisals or to reflect the prices at which TNI or PSINet might actually be sold or the price at which their securities may trade.

     The merger consideration was determined through arm's-length negotiations between TNI and PSINet and was approved by the TNI board of directors. Morgan Stanley did not recommend any specific merger consideration to TNI or that any specific merger consideration constituted the only appropriate merger consideration for the merger. Morgan Stanley's opinion to the TNI board of directors was one of many factors taken into consideration by the TNI board of directors in making its determination to approve the merger. Consequently, you should not view the Morgan Stanley analyses described above as the opinion of the TNI board of directors with respect to the value of TNI or whether the TNI board of directors would have been willing to agree to different merger consideration. Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of TNI or any of its assets or any other strategic alternative, other than the merger.

     The TNI board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade, make a market or otherwise effect transactions, for its own account or for the accounts of customers, in the securities of TNI or PSINet. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for PSINet and have received fees for rendering those services.

     Under a letter agreement dated as of June 9, 1999, Morgan Stanley provided advisory services and a fairness opinion in connection with the merger, and TNI agreed to pay a customary fee to Morgan Stanley. TNI also agreed to reimburse Morgan Stanley for its out-of-pocket expenses incurred in performing its services. In addition, TNI agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against specified liabilities, including liabilities under the federal securities laws, and expenses, including the fees of its legal counsel, arising out of Morgan Stanley's engagement and any related transactions in connection with its engagement.

Interests of TNI Directors and Management in the Merger

     In considering the recommendation of the TNI board of directors in favor of the merger, stockholders of TNI should be aware that the directors and executive officers of TNI have interests in the merger that are different from, or in addition to, the interests of stockholders of TNI. Those interests relate to or arise from, among other things, the terms of the merger agreement providing for the continued indemnification of current directors and officers of TNI, the accelerated vesting of TNI stock options and the continuation of TNI employee benefits.

     Indemnification and Insurance. The merger agreement provides that all rights of indemnification and exculpation from liabilities existing in favor of the current and former directors or officers of TNI and its subsidiaries as provided in their respective certificates of incorporation and by-laws of TNI will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms for at least six years after the effective time of the merger. The merger agreement provides that for three years after the effective time of the merger, PSINet will maintain directors' and officers' liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by TNI's directors' and officers' liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement.

     TNI Stock Options. Stock options issued by TNI became fully vested and exercisable in connection with the signing of the merger agreement. Under the merger agreement, PSINet will assume outstanding TNI options as of the effective time of the merger and such options will be exercisable for shares of PSINet common stock. The members of the TNI board hold options to purchase shares of TNI common stock as follows: Mr. McDonnell, Jr. - 182,553 shares; Mr. Guidi - 0 shares; Mr. Manchot - 27,500 shares; Mr. Melton - 27,500 shares; Mr. Nichols - 27,500 shares; and Mr. Squarzini - 12,500 shares. In addition to

Mr. McDonnell, Jr., TNI's other executive officers hold options to purchase shares of TNI common stock as follows: Mr. Bates - 113,000 shares; Mr. Graham - 40,000 shares; Mr. Lyman - 17,500 shares; Mr. McDonnell III - 23,271 shares; Mr. Mudd - 110,250 shares; Mr. Mullen - 40,000 shares; Mr. Peters - 25,000 shares; Mr. Reingold -18,000 shares; Mr. Schanz - 59,764 shares; Mr. Scheibel - 30,000 shares; Mr. Stutzman - 55,001 shares and Mr. Ziegler- 25,568 shares.

     Continuation of TNI Employee Benefits. PSINet has agreed that, from the effective time of the merger until the second anniversary of the effective time of the merger, it will provide benefit plans, programs and arrangements to employees of TNI that are substantially equivalent to those provided to employees of TNI immediately prior to the effective time of the merger. To the extent that directors and management were covered under these plans as TNI employees prior to the merger, they will continue to receive such benefits.
For a more detailed description of the continuation of employee benefits, see page 75.

     Employment Agreement. TNI has entered into an employment agreement with Mr. McDonnell to serve as TNI's president and chief executive officer. The agreement has a term of three years and six months expiring December 31, 2002, and the term automatically extends for 18 months on January 1, 2003 and on the expiration of each extension period, unless either TNI or Mr. McDonnell gives six months notice that the agreement is not to be extended.

     The agreement provides that Mr. McDonnell is entitled to:

     . a base salary of $450,000 per year, subject to annual review and increase by the TNI board;

     . an annual bonus, with the target bonus ranging up to four times the base salary, depending upon TNI's earnings per share achieved during the year;

     . stock options, with a target amount of 70,000 shares per year, but the actual amount is subject to the discretion of the compensation committee of the TNI board;

     .  reimbursement of reasonable and ordinary business expenses;

     .  all employee benefits made available to other TNI officers;

     . payment of the annual premiums on (1) a $5 million term life insurance policy belonging to Mr. McDonnell and (2) a disability policy providing benefits up to 60 percent of base salary, plus an amount sufficient to pay the taxes applicable to the payments;

     . paid vacations consistent with TNI's vacation policy applicable to executive officers; and

     .  indemnification in his capacity as a director and officer of TNI.

     TNI may terminate Mr. McDonnell at any time for cause, as defined in the agreement, and may terminate him for any other reason after 90 days notice. Mr. McDonnell also may terminate the agreement after 90 days notice. The agreement terminates if Mr. McDonnell becomes disabled or dies. The agreement defines cause to include:

     .  continued failure to perform his material responsibilities;

     . engaging in willful or reckless conduct that is demonstrably injurious to the company;

     .  conviction of a felony;

     .  material misrepresentation of his professional qualifications; or

     . commission or omission of an act that is materially inimical to the best interest of the company and constitutes fraud, malfeasance, misfeasance or nonfeasance of duty.

To terminate Mr. McDonnell for cause, the company must give him reasonable notice setting forth the company's reasons to terminate him for cause and a reasonable opportunity to be heard, and a majority of the company's board must find, in its good faith opinion, that he is guilty of conduct constituting cause as defined in the agreement.

     If the agreement is terminated by TNI for cause, by Mr. McDonnell, other than in the circumstances described below, or upon his death, Mr. McDonnell, or his estate, would be entitled to receive all of his accrued and unpaid base salary, accrued vacation pay and earned incentive compensation for the period prior to termination. If the agreement is terminated due to disability, Mr. McDonnell would continue to receive his salary and benefits until he became eligible for disability payments under TNI's disability income plan. He would also be entitled to receive an amount equal to the difference between his base salary and the disability payments until the expiration of the agreement.

     If the agreement is terminated by TNI other than for cause or by Mr. McDonnell for good reason, TNI is required to pay Mr. McDonnell:

     . his base salary for the remainder of the then-current term of the agreement or two years, whichever is greater;

     . any deferred salary and bonus compensation, whether or not then otherwise vested or payable; and

     . an amount equal to two times the highest incentive bonus paid to him for any of the three calendar years preceding the termination, prorated through the month of departure.

In addition, all of his stock options would vest, and he would be entitled to continue to participate in TNI's life, health, disability and other benefit programs for the remainder of the then-current term of the agreement or two years, whichever is greater, at no higher cost than the cost immediately before the date of termination.

     Mr. McDonnell may terminate the agreement for good reason upon 30 days notice. The agreement defines good reason to include:

     . the company relocates its general and administrative offices or Mr. McDonnell's place of employment to an area other than the Washington, D.C. metropolitan area;

     . the company assigns him duties inconsistent with his responsibilities or substantially adversely alters the nature or status of his responsibilities;

     . the company reduces his base salary, as it may be increased from time to time;

     . the company fails to pay him any portion of his compensation within seven days after payment is due;

     . the company fails to continue any compensation plan in which Mr. McDonnell participates which is material to his compensation, unless an equitable substitute arrangement is made, or fails to continue his participation in the plan on a basis not materially less favorable to him;

     . the company fails to continue to provide Mr. McDonnell with benefits substantially similar to the benefits he receives under any pension, life insurance, medical, health and accident or disability plan;

     . the company materially reduces any of Mr. McDonnell's benefits, deprives him of any material fringe benefit or fails to provide him with the amount of paid vacation days to which he is entitled; or

     . the company purports to terminate Mr. McDonnell for cause not in compliance with the terms of the agreement.

     If the agreement is terminated for any reason, other than a termination for cause, within two years following a change in control of the company, TNI is required to pay Mr. McDonnell:

     . an amount equal to three times his base salary in effect as of the date of termination;

     . any deferred salary and bonus compensation, whether or not then otherwise vested or payable; and

     . an amount equal to three times the highest incentive bonus paid to him for any of the three calendar years preceding the termination, prorated through the month of departure.

In addition, all of his stock options would vest, and he would be entitled to continue to participate in TNI's life, health, disability and other benefit programs for three years at no higher cost than the cost immediately prior to the date of termination.

     If Mr. McDonnell would be subject to excise tax under the provisions of the Internal Revenue Code relating to payments after a change of control, the payments would be required to be grossed up so that TNI would make additional payments to Mr. McDonnell equal to the amount of the excise tax plus the amount of the tax on the additional payments. The merger will constitute a "change of control" for the purposes of the agreement.

     During the 24 months following termination of employment described above, except (1) any termination by the company other than for cause, (2) any termination by Mr. McDonnell for good reason or (3) any termination within two years following a change in control, Mr. McDonnell would be subject to specified non-competition covenants. Also, following termination of employment Mr. McDonnell is required to keep secret all of the company's confidential information that he obtained during his employment and that has not become public knowledge. The company, however, may not defer or withhold any benefits otherwise payable under the agreement based upon an asserted violation of this provision.

     Change in Control Agreements. TNI has entered into change in control agreements with its executive officers, Messrs. Bates, Graham, Lyman, McDonnell III, Mudd, Mullen, Peters, Reingold, Schanz, Scheibel, Stutzman and Ziegler, and other officers as well. Before a change in control of TNI, the agreements may be terminated on 24 months advance written notice and automatically terminate upon termination of the officer's employment, unless the officer is terminated within six months before a change in control at the request of the acquiring person or otherwise in connection with the change in control. The merger will constitute a "change in control" for the purposes of the agreements.

     If within 36 months after a change in control of TNI, (1) TNI or its successor terminates the officer, other than for cause or the officer's death or disability, or (2) the officer terminates his employment for good reason, TNI or its successor is obligated to provide the officer the following benefits:

     . a lump sum cash payment composed of (1) the officer's accrued and unpaid salary and unused vacation pay and (2) a severance payment in an amount equal to the product of a multiple times the officer's average annual compensation from TNI for the five calendar years before the change in control. The multiple is 2.99 for executive officers and 1.5 for other officers;

     . a lump sum cash payment for the officer's stock options equal to the difference between the exercise price of the options and the higher of
        (1) the fair market value of the shares on the date of termination or
        (2) the highest price paid for the shares by the acquiring person;

     . life insurance and health plan coverage substantially comparable to the coverage the officer was receiving immediately before termination until the earlier of (1) the date on which the officer becomes eligible for comparable coverage in connection with subsequent employment or (2) 36 months, for an executive officer or 18 months for any other officer; and

     . all of the officer's benefits accrued under any supplemental retirement plans, excess retirement plans and deferred compensation plans shall immediately become vested in full.

     If the benefit under this agreement would not be deductible by the company for federal income tax purposes under the provisions of the Internal Revenue Code relating to payments after a change of control, the payments would be reduced only to the extent required, in the opinion of the company's tax counsel, to prevent the nondeductibility of any part of the benefits. The officer is entitled to determine which elements of the benefits will be reduced to conform to this provision.

     The agreement defines cause to include:

     . continued failure of the employee to perform his material responsibilities;

     . engaging in willful or reckless conduct that is demonstrably injurious to the company;

     .  conviction of a felony;

     . material misrepresentation by the employee of his professional qualifications; or

     . commission or omission of an act that is materially inimical to the best interest of the company and constitutes fraud, malfeasance, misfeasance or nonfeasance of duty.

To terminate an officer for cause, the company must give the officer reasonable notice setting forth the company's reasons to terminate him for cause and a reasonable opportunity to be heard, and a majority of the company's board must find, in its good faith opinion, that the officer is guilty of conduct constituting cause as defined in the agreement.

     Under the agreement an officer may terminate his employment for good reason if:

     . the company assigns the officer any duties inconsistent with the officer's position or takes any other action that results in a diminution of the officer's position, authority, duties or responsibilities;

     . the company reduces the officer's base salary in effect at the change in control or as increased from time to time;

     . the company fails to maintain plans providing benefits at least as beneficial as those provided by any plan in which the officer participated immediately before the change in control;

     . the company takes any action to adversely affect the officer's participation in or opportunity to benefit under any plan or to deprive the officer of any material fringe benefit;

     . the company requires the officer to be based at an office in excess of 50 miles from his office location immediately before the change in control;

     . the company purports to terminate the officer for cause not in compliance with the terms of the agreement; or

     . the company fails to cause its successor to assume the obligations under this agreement.

     Following termination of employment, the officer is required to keep secret all of the company's confidential information that he obtained during his employment and that has not become public knowledge. The company, however, may not defer or withhold any benefits otherwise payable under the agreement based upon an asserted violation of this provision.

Tax Treatment

     Completion of the merger is conditioned upon its being accounted for as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code and the receipt by PSINet and TNI of letters from Nixon Peabody LLP and Arent Fox Kintner Plotkin & Kahn, PLLC, respectively, that the merger qualifies as a reorganization under such section.

Form of the Merger

     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, TNSI shall be merged with and into PSINet Shelf I Inc. The separate existence of TNI will cease and PSINet Shelf I Inc. shall survive the merger as a wholly-owned Delaware subsidiary of PSINet. PSINet Shelf I Inc. will continue under the name "Transaction Network Services, Inc."

Merger Consideration

     In the merger, each share of outstanding TNI stock (other than those that are held by TNI stockholders who have not voted in favor of the merger and have properly demanded dissenters' rights) will be converted into the right to receive (i) $45.00 in cash, (ii) one share of PSINet common stock, or (iii) a combination of cash and PSINet common stock totaling $45.00 in value, assuming that one share of PSINet common stock is valued at $45.00.

     Each stockholder can elect the form of consideration he or she would like to receive, but this election is subject to proration. Under the merger agreement, 50% of all issued and outstanding TNI shares must be exchanged for cash, and 50% must be exchanged for PSINet shares. If TNI stockholders owning more than 50% of TNI shares elect to receive cash, the number of TNI shares converted into cash will be fewer than the number which elected cash consideration. Similarly, if TNI stockholders owning more than

50% of TNI shares elect to receive PSINet common stock, the number of TNI shares converted into stock will be less than the number which elected to receive PSINet common stock. Assuming the exercise of all outstanding options, no more than 7,804,546 shares of PSINet common stock will be issued as stock consideration and a maximum aggregate of $351,204,570 will be issued as cash consideration in the merger. If the aggregate number of shares of TNI stock covered by stock elections exceeds the number of shares of PSINet shares available for stock consideration in the merger, each holder of TNI shares making a stock election will receive PSINet common stock on a pro rata basis with all other holders making stock elections and will receive cash consideration for the balance. Similarly, if the aggregate number of shares of TNI shares covered by cash elections exceeds the aggregate amount of cash consideration available in the merger, each holder of TNI shares making a cash election will receive cash on a pro rata basis with all other holders making cash elections and will receive stock consideration for the balance. A holder of TNI shares who fails to make an election prior to the deadline will be treated as having made a mixed election and will receive consideration for 50 percent of his or her shares in cash and 50 percent in PSINet common stock.

     TNI stockholders will receive cash for any fractional shares of PSINet common stock which they would otherwise receive in the merger. As of the effective time of the merger, all shares of TNI common stock will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of TNI common stock will cease to have any rights as a stockholder except the right to receive PSINet common stock or cash or a combination of cash and stock in the merger.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

     The conversion of TNI common stock into the right to receive merger consideration will occur automatically at the effective time of the merger. Within thirty days prior to, but no later than seven business days prior to the effective time of the merger, the paying agent will send a Form of Election to each former TNI stockholder. The Form of Election will contain instructions for surrendering certificates representing TNI common stock in exchange for shares of PSINet common stock and/or cash consideration. TNI stockholders should not return stock certificates with the enclosed proxy.

     Each holder of a certificate representing TNI common stock will be asked to surrender and deliver the certificate to First Chicago Trust Company of New York, as the paying agent, together with a properly completed and executed Form of Election no later than 5:00 p.m., New York City time, the third business day following the effective time of the merger. Promptly after surrender and delivery, the holder will receive a certificate representing the number of whole shares of PSINet common stock for which the holder's shares of TNI common stock has been converted for stock elections, together with a check for any cash in lieu of any fractional share of PSINet common stock, or a check for cash payable with respect to cash elections, or both stock consideration and cash consideration. TNI stockholders who do not submit a Form of Election prior to the election deadline and TNI stockholders who (in the discretion of PSINet, which discretion it may delegate to the paying agent) are deemed to have made an improper election will be treated as having made a mixed election, of one-half stock consideration and one-half cash consideration. Until so surrendered and exchanged, each certificate formerly representing an outstanding share of TNI common stock will be treated for all purposes to evidence only the right to receive stock consideration, any cash payable in lieu of fractional shares, or cash consideration or both based upon such holder's election, as adjusted.

     At the effective time, the stock transfer books of TNI will be closed and no transfer of shares of TNI common stock will be made after that, other than registration of transfers of shares of TNI common stock that occurred prior to the effective time. If certificates are presented for transfer to the transfer agent for TNI, PSINet, or PSINet Shelf I Inc. after the effective time, they will be delivered to the paying agent and exchanged for stock consideration, any cash payable in lieu of fractional shares, or cash consideration or both.

     Any shares of PSINet common stock or any cash that remains undistributed to TNI stockholders as of the first anniversary of the effective time will be delivered to PSINet by the paying agent, upon demand, and any former stockholders of TNI who have not previously complied with these procedures for exchange may look only to PSINet for payment of their claim for stock consideration, any cash payable in lieu of fractional shares, or cash consideration or both.

     Neither the paying agent nor any of TNI, PSINet or PSINet Shelf I, Inc. will be liable to any holder of shares of TNI common stock with respect to any shares of PSINet common stock (or dividends or distributions with respect to PSINet common stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

     If any TNI certificates have been lost, stolen or destroyed, the paying agent may require the claiming holder to make an affidavit of that fact and deliver a bond as the paying agent may reasonably require, and the paying agent may then issue stock consideration, any cash payable in lieu of fractional shares, or cash consideration and any dividends or other distributions with respect to PSINet common stock to which the holder is entitled in exchange for the lost, stolen or destroyed certificates.

     Stockholders of TNI will not be required to pay any transfer taxes with respect to the issuance of the PSINet common stock, unless any PSINet common stock is to be issued in a name other than that in which the certificate surrendered has been registered. In such case, the person requesting the issuance must pay to PSINet any transfer taxes payable by reason of the transfer, or of any prior transfer of the surrendered certificate, or establish to the satisfaction of PSINet that the taxes have been paid or are not payable.

Effective Time of the Merger

     The merger will become effective once the certificate of merger has been filed with the Secretary of State for the State of Delaware and has become effective in accordance with Delaware law.

Listing of PSINet Common Stock on The Nasdaq Stock Market

     It is a condition to the completion of the merger that PSINet common stock issuable to TNI stockholders in the merger be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

Delisting and Deregistration of TNI Common Stock

     If the merger is completed, TNI common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

     The following discussion is a summary description of the material U.S. federal income tax consequences of the merger applicable to TNI stockholders. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a TNI stockholder. This discussion is based upon the provisions of the Internal Revenue Code, existing regulations, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to TNI stockholders who hold their TNI shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not apply to the following:

     . stockholders who received their TNI shares pursuant to the exercise of employee stock options or similar securities or otherwise as compensation;

     . stockholders who hold their TNI shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

     . stockholders (including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities, and stockholders subject to the alternative minimum tax) who may be subject to special rules;

     .  stockholders whose functional currency is not the U.S. dollar; or

     . stockholders who, for U.S. federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships, or foreign estates or trusts.

     This discussion also does not consider the effect of any foreign, state or local laws or any U.S. federal laws other than those pertaining to the income tax.

     ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX EFFECT TO YOU OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, OR U.S. FEDERAL, STATE, LOCAL OR OTHER TAX LAWS.

     Tax Opinion and Merger. The consummation of the merger is contingent upon the receipt by:

     . PSINet of an opinion from its attorneys to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code; and

     . TNI of an opinion from its attorneys to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code.

     The opinions will be based upon certain customary assumptions and representations of fact, including representations of fact contained in certificates of officers of PSINet, TNI and others. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, there can be no assurances that the Internal Revenue Service will not contest the conclusions expressed in the opinions or that a court will not sustain such contest.

     To qualify as a reorganization, among other requirements, the merger must satisfy a "continuity of interest" test, under which the TNI stockholders must continue to retain a meaningful ownership interest in PSINet after the merger. Generally, this test will be considered satisfied if TNI stockholders in the aggregate exchange a substantial part of their TNI common stock for PSINet common stock in the merger. The merger has been structured with the intent that 50% of the consideration provided in the merger will consist of PSINet common stock. It is possible, however, that the value of the PSINet common stock issued at the time of the merger could fall below this 50% threshold.

     For advance ruling purposes, the Internal Revenue Service has provided a safe harbor with respect to the minimum degree of continuity necessary to satisfy the continuity of interest requirement. This safe harbor requires that taxpayers requesting a private letter ruling from the Internal Revenue Service demonstrate that the historic stockholders of the acquired entity will exchange at least 50%, by value, of the total outstanding stock of the acquired entity for stock of the acquiring entity. This safe harbor, however, merely indicates the level of continuity required by the Internal Revenue Service for the issuance of an advance ruling. It does not represent the degree of continuity that is required to qualify as a reorganization. In fact, the Internal Revenue Service has explicitly stated that the safe harbor is not intended to define the lower limits of the continuity of interest requirement. The case law is less restrictive than the Internal Revenue Service's ruling guidelines in this area and, in one early case, the United States Supreme Court held that the continuity of interest requirement was satisfied where the stockholders of the acquired company received stock of the acquiring company having a value of less than 40% of the value of the formerly outstanding stock of the acquired company.

     Thus, although no assurance can be given that the Internal Revenue Service or a court would ultimately determine that the continuity of interest requirement has been met (and that the merger qualifies as a reorganization) if the amount of stock consideration received by TNI stockholders is less than 50% of the aggregate merger consideration (including payments to dissenters and payments in lieu of fractional shares), it is the opinion of Arent Fox Kinter Plotkin & Kahn, PLLC, attorneys for TNI, and Nixon Peabody LLP, attorneys for PSINet, that the "continuity of interest" requirement as specified in Treas. Reg. sec. 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions will be satisfied if the amount of stock received by TNI stockholders is at least 40% (and the amount of cash received is no more than 60%) of the aggregate merger consideration (including payments to dissenters and payments in lieu of fractional shares). Arent Fox Kinter Plotkin & Kahn, PLLC and Nixon Peabody LLP have not and will not issue an opinion that the continuity of interest requirement would be met if the amount of stock received by TNI stockholders is less than 40% (and the amount of cash received is more than 60%) of the aggregate merger consideration (including payments to dissenters and payments in lieu of fractional shares).

     The following discussion of U.S. federal income tax consequences of the merger to TNI stockholders assumes that the merger will qualify as a "reorganization" within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code. As discussed below, the U.S. federal income tax consequences of the merger to a TNI stockholder depend on the form of consideration received by the stockholder.

     Stockholders Who Receive Solely PSINet Common Stock. A TNI stockholder who exchanges TNI shares solely for PSINet shares will not recognize any gain or loss on that exchange (except to the extent the stockholder receives cash in lieu of fractional shares of PSINet, as discussed below). The aggregate adjusted tax basis of PSINet shares received will equal the TNI stockholder's aggregate adjusted tax basis in the TNI shares surrendered. The holding period of the PSINet shares received pursuant to the merger will include the holding period of the TNI shares surrendered.

     Stockholders Who Receive Cash and PSINet Common Stock. If the consideration received in the merger by a TNI stockholder consists of part cash and part PSINet common stock, then any gain realized by the stockholder will be recognized to the extent of the lesser of (1) the excess of the sum of the amount of cash and the fair market value, as of the date of the merger, of the shares of PSINet common stock received, over the adjusted basis of the TNI shares surrendered in exchange therefor, and (2) the amount of cash received by the stockholder in the exchange. However, if a TNI stockholder's adjusted basis in the TNI shares surrendered in the transaction is greater than the sum of the amount of cash and the fair market value of the PSINet shares received, the TNI stockholder's loss will not be currently allowed or recognized for U.S. federal income tax purposes.

     In the case of a TNI stockholder who recognizes gain on the exchange, if the exchange sufficiently reduces the stockholder's proportionate stock interest (as discussed below), the gain will be characterized as a capital gain. If the exchange does not sufficiently reduce the stockholder's proportionate stock interest, such gain will be taxable as a dividend to the extent of the stockholder's ratable share of accumulated earnings and profits (and the remainder, if any, of such recognized gain will be capital gain).

     The determination of whether the exchange sufficiently reduces a TNI stockholder's proportionate stock interest will be made in accordance with
Section 302 of the Internal Revenue Code, taking into account the stock ownership attribution rules of Section 318 of the Internal Revenue Code. Under
Section 318, individuals are treated as constructively owning stock owned by specified members of the individual's family or by certain entities in which the individual or his family members have a beneficial interest and certain entities are treated as constructively owning stock owned by persons having a beneficial interest in the entity. For purposes of determining whether the exchange sufficiently reduces a stockholder's proportionate stock interest, a TNI stockholder is treated as if (1) all such stockholder's TNI shares were first exchanged in the merger for PSINet shares, and (2) a portion of those PSINet shares were then redeemed for the cash actually received in the merger. The TNI stockholder's hypothetical stock interest in PSINet (both actual and constructive) after hypothetical step (2) is compared to such TNI stockholder's hypothetical stock interest in PSINet (both actual and constructive) after hypothetical step (1). Dividend treatment will apply unless the stockholder's stock interest in PSINet has been completely terminated, there has been a "substantially disproportionate" reduction in the stockholder's stock interest in PSINet (i.e., such interest after hypothetical step (2) is less than 80% of the interest after hypothetical step (1)), or the exchange is not "essentially equivalent to a dividend." While the determination is based on a TNI stockholder's particular facts and circumstances, the Internal Revenue Service has indicated in published rulings that a distribution is not "essentially equivalent to a dividend" and will therefore result in capital gain treatment if the distribution results in any actual reduction in the stock interest of an extremely small minority stockholder in a publicly held corporation and the stockholder exercises no control with respect to corporate affairs.

     BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND GENERALLY WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH TNI STOCKHOLDER, TNI STOCKHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE MERGER, INCLUDING THE APPLICATION OF THE CONSTRUCTIVE OWNERSHIP RULES OF THE INTERNAL REVENUE CODE AND THE EFFECT OF ANY TRANSACTIONS IN PSINET SHARES OR TNI SHARES BY THE TNI STOCKHOLDER.

     The basis of a TNI stockholder who receives cash and PSINet shares in the merger in the PSINet shares received will equal such stockholder's adjusted basis in the stockholder's TNI shares increased by any gain recognized as a result of the merger and reduced by the amount of cash received in the merger. The holding period of the PSINet shares received will include the holding period of the TNI shares surrendered.

     Stockholders Who Receive Solely Cash. The exchange of TNI shares solely for cash generally will result in recognition of gain or loss by the stockholder in an amount equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the TNI shares surrendered. The gain or loss recognized will be long-term capital gain or loss if the stockholder's holding period for the TNI shares surrendered exceeds one year. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income.

     If a TNI stockholder who receives only cash in exchange for all such stockholder's TNI shares actually or constructively owns PSINet shares after the merger (as the result of constructive ownership of TNI shares that are exchanged for PSINet shares in the merger, prior actual or constructive ownership of PSINet shares or otherwise), all or a portion of the cash received by the stockholder may, in certain circumstances, be taxed as a dividend, and such stockholders should consult their tax advisors to determine the amount and character of the income recognized in connection with the merger.

     Cash Received in Lieu of Fractional Shares. A TNI stockholder who receives cash in lieu of a fractional PSINet share will be treated as having first received such fractional PSINet share in the merger and then as having received cash in exchange for the fractional share interest. Thus, such a TNI stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional PSINet share and the portion of the basis in the TNI shares allocable to that fractional interest.

     Special Rules for Stockholders that are Corporations. To the extent that cash received in exchange for TNI shares is taxable as a dividend (as described above) to a TNI stockholder that is a corporation, that stockholder will be (1) eligible for a dividends received deduction (subject to applicable limitations), and (2) subject to the "extraordinary dividend" provisions of the Internal Revenue Code. Under recently enacted legislation, any such cash that is taxable as a dividend to a corporate stockholder will constitute an extraordinary dividend. Consequently, the nontaxed portion of any such dividend will reduce the adjusted tax basis of a TNI stockholder that is a corporation in the PSINet shares received in the merger, but not below zero, and will thereafter be taxable as capital gain.

     Income Tax Rates. Capital gain recognized in the merger by individuals and certain other noncorporate TNI stockholders who have held their TNI shares for more than one year generally will be subject to a U.S. federal income tax rate of 20%. Gain or dividend income otherwise recognized by TNI stockholders generally will be subject to a (1) maximum 39.6% U.S. federal income tax rate for individuals and certain other noncorporate stockholders, or (2) maximum 35% U.S. federal income tax rate for corporations.

     Material Federal Income Tax Consequences to PSINet, TNI and PSINet Shelf I Inc. Assuming that the merger is treated as a reorganization, none of PSINet, TNI or PSINet Shelf I Inc. will recognize gain or loss as a result of the merger.

     PSINet had a federal consolidated net operating loss ("NOL") carryover of approximately $216.7 million as of December 31, 1998, of which $77.6 million is not subject to limitation under Section 382 of the Code and which is generally expected to be available to offset future taxable income of PSINet's consolidated post-merger group, subject to expiration at different intervals. In addition, PSINet generated a net operating loss of approximately $88.1 million from January 1, 1999 through June 30, 1999, and it expects to generate further net operating losses up to the date of merger, which will increase PSINet's NOL carryover. The use of this NOL carryover is subject to the rules of Section 382 of the Code, which generally restricts NOL utilization after an "ownership change" (generally a more than 50% increase in stock ownership during a 3-year "testing period" by "5% stockholders" of a "loss corporation" measured by value). While the merger will result in a substantial increase in percentage holdings by 5% stockholders, the merger (in conjunction with other relevant increases by other 5% stockholders) will not result in an ownership change. However, no assurance can be given that an ownership change may not occur in the future. In the event of an ownership change, the amount of PSINet's NOL carryover that could be utilized in any taxable year would be generally limited to the value of PSINet's stock on the date of the ownership change multiplied by a prescribed rate of return (5.26% in September 1999). As of September 28, 1999, under this formula, PSINet would have been entitled to use approximately $156.5 million of its NOL carryover per taxable year as an offset to its future taxable income. Any amount of the $156.5 million of NOL carryovers not utilized in a taxable year would be permitted to be carried over to the next taxable year for use in that year, subject to the expiration of the NOL carryovers. PSINet presently does not expect that the Section 382 limitation will cause any part of its NOL carryover to be unavailable for use prior to the expiration of any of its NOL carryovers.

     Backup Withholding. Payments in connection with the merger may be subject "backup withholding" at a rate of 31%, unless a TNI stockholder, (1) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any required information to the paying agent, or (2) is a corporation or comes within certain exempt categories and, when required, demonstrates that fact and otherwise complies with applicable requirements of the backup withholding rules. A TNI stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the stockholder's U.S. federal income tax liability. Each TNI stockholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining such exemption. TNI STOCKHOLDERS MAY PREVENT BACKUP WITHHOLDING BY COMPLETING A SUBSTITUTE FORM W-9 (CONTAINED WITH THE TRANSMITTAL LETTER TO BE FORWARDED TO TNI STOCKHOLDERS) AND SUBMITTING IT TO THE PAYING AGENT FOR THE MERGER WHEN THEY SUBMIT THEIR TNI SHARE CERTIFICATES.

Accounting Treatment

     The acquisition of TNI will be accounted for as a purchase business combination and, accordingly, the purchase price of TNI will be allocated to tangible and intangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to goodwill to be amortized over the estimated economic life of the goodwill. PSINet has undertaken a study by an independent third party to determine the allocation of the total purchase price of the merger to the various assets acquired, including in-process research and development, and the liabilities assumed. Any portion of the purchase price allocated to in-process research and development will be recognized as a charge against income in PSINet's financial statements for the period in which the merger closes, which is expected to be the fourth quarter of 1999. The results of operations of TNI will be included in PSINet's consolidated results of operations upon the consummation of the merger.

Regulatory Matters

     United States Antitrust. Under the Hart-Scott-Rodino Act and related rules, the merger may not be completed unless applicable waiting period requirements have been satisfied. On August 30, 1999, PSINet and TNI each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the Federal Trade Commission has granted early termination of the waiting period. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of PSINet or TNI. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Based upon the advice of counsel, neither PSINet nor TNI expect any conditions to be imposed by either the Antitrust Division or the Federal Trade Commission.

     Other Regulatory Approvals. The merger also requires the approval of the Irish Department of Enterprise, Trade and Employment. Application has been made to obtain its approval of the merger.

     General. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that:

     .  PSINet or TNI will be able to satisfy or comply with such conditions

     . compliance or non-compliance will not have adverse consequences for PSINet after completion of the merger

     . the required regulatory approvals will be obtained within the time frame contemplated by PSINet and TNI and referred to in this prospectus/proxy statement or on terms that will be satisfactory to PSINet and TNI.

Appraisal Rights

     Record holders of TNI common stock that follow the appropriate procedures are entitled to dissenters rights under Section 262 of the Delaware General Corporation Law (the "DGCL") in connection with the merger.

     The following discussion of the applicable provisions of the DGCL is not intended to be a complete statement of those provisions you should refer to the full text of Section 262 of the DGCL, which is reprinted in its entirety and attached as Annex 3 to this prospectus/proxy statement. This discussion and Annex 3 should be reviewed carefully by any stockholder of TNI who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so. Failure to strictly comply with any of the procedural requirements of the DGCL may result in a termination or waiver of dissenters' rights under the DGCL.

     Under the DGCL, each TNI stockholder has the right to dissent from the merger and demand payment of the fair value of his or her shares of TNI common stock. If a stockholder elects to dissent, the stockholder must file with TNI a written notice of dissent stating that the stockholder intends to demand payment for his or her shares if the merger is consummated. The written notice of dissent must be filed with TNI before the vote of TNI stockholders on the merger. Upon making the demand, the dissenting stockholder will cease to have any of the rights of a stockholder except the right to be paid the fair value of his or her shares and other rights of a dissenting stockholder under DGCL. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger any dissenting stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the merger.

     Within 120 days after the effective date of the merger, the surviving or resulting corporation or any stockholder who is entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the stock of all dissenting stockholders. Upon the filing of any such petition by a stockholder, service of a copy will be made upon the surviving or resulting corporation, which will within 20 days after receipt of service file in the Office of the Register in Chancery a list containing the names and addresses of all dissenting stockholders. The Register will give notice of the time and place fixed for the hearing to the stockholders shown on the list. At the hearing, the Court will determine the stockholders who are entitled to appraisal rights. The Court will then appraise the shares, determining their fair value together with a fair rate of interest, if any, and will direct the payment of the fair value of the shares by the surviving or resulting corporation to the stockholders entitled to the payment.

     The Court may also determine the costs of the proceeding and may impose such costs upon the parties as it deems equitable. The Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding to be charged pro rata against the value of the shares entitled to an appraisal.

Continuation of TNI Employee Benefits

     PSINet has agreed that, from the effective time of the merger until the second anniversary of the effective time of the merger, it will provide, or cause to be provided, benefit plans, programs and arrangements to employees of TNI that are no less favorable in the aggregate to those provided to employees of TNI immediately before the effective time of the merger.

     PSINet has agreed that, to the extent permitted under applicable benefit plans or insurance policies:

     . it will credit continuing employees of TNI with their service with TNI and its affiliates for purposes of participation, vesting and entitlement to benefits in any employee benefits plans, programs or arrangements in which they subsequently participate after the effective time of the merger

     . it will provide each TNI employee with credit for any co-payments and deductibles paid before the effective time of the merger in satisfying any applicable deductible or out-of-pocket requirements

     . it will not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to TNI employees.

Effect on Options Awards Outstanding under TNI Stock Plans

     The outstanding and unexercised employee stock options to acquire an aggregate of 2,400,886 shares of TNI common stock became vested and immediately exercisable in accordance with their terms upon the signing of the merger agreement. Under the merger agreement, at the effective time of the merger, the options not previously exercised will become exercisable for shares of PSINet common stock. Each option to acquire shares of TNI common stock will be converted into an option to acquire PSINet common stock on the same terms and conditions, based upon the 1:1 exchange ratio provided by the merger agreement. TNI agreed not to issue any additional stock options prior to the effective time of the merger other than up to 12,000 options offered under an offer letter outstanding at the time the merger agreement was signed.

Resale of PSINet Common Stock

     PSINet common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any TNI stockholder who may be deemed to be an "affiliate" of TNI or PSINet for purposes of Rule 145 under the Securities Act. It is expected that each such affiliate will agree not to transfer any PSINet common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act.

                              THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement. You should read carefully the merger agreement, which is attached as Annex 1 to this prospectus/proxy statement.


     Conditions to the Completion of the Merger. Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

     . holders of a majority of the outstanding shares of TNI common stock must adopt the merger agreement;

     . the waiting period required under the Hart-Scott-Rodino Act must expire or be terminated (the waiting period was terminated on September 9, 1999) and any other required consents from governmental entities and other third parties must be received;

     . TNI's $75 million revolving credit facility ($62.0 million of which was outstanding at June 30, 1999) must be paid prior to the effectiveness of the merger;

     . PSINet common stock issuable to TNI stockholders in the merger must have been approved for listing on the Nasdaq National Market;

     . no court with appropriate jurisdiction has issued an order, judgment, decree, injunction or ruling which restrains, enjoins, prohibits or prevents, after the best efforts of the parties to cause such action to be vacated or lifted, the completion of the merger; and

     . the registration statement of which this prospectus/proxy statement forms a part must have been declared effective by the SEC and must remain effective.

     In addition, each of PSINet's and TNI's obligation to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

     . the representations and warranties of the other party set forth in the merger agreement that are modified by materiality or material adverse effect shall be true and correct in all respects, and those that are not so modified shall be true and correct in all material respects as of the date of the merger agreement and as of the date on which the merger is to be effective as though made on and as of the date on which the merger is to be completed, or, if such representations and warranties expressly relate to an earlier date, then as of such date, except that representations set forth by TNI with respect to capitalization of TNI shall be true and correct in all respects;

     . the other party to the merger agreement having performed or complied with all agreements and covenants required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed, in all material respects (other than certain covenants made by TNI with respect to issuance of shares of TNI capital stock or options) and TNI having issued the additional common stock or options to acquire common stock except as provided in the merger agreement; and

     . TNI having received from Arent Fox Kintner Plotkin & Kahn, PLLC, counsel to TNI, and PSINet having received from Nixon Peabody LLP, counsel to PSINet, on the date on which the merger is to be completed, an opinion in each case dated as of such respective date and stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of such opinions will be conditioned upon the receipt by such tax counsel of customary representation letters from each of TNI, PSINet and PSINet Shelf, Inc., in each case, in form and substance reasonably satisfactory to such tax counsel.

     TNI can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. TNI cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to TNI's decision to complete the merger and whether TNI believes there has been a material change in the terms of the merger and its effect on TNI stockholders. In making its determination, TNI would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to the stockholders from a financial point of view, the availability of alternative transactions and the prospects of TNI as an independent entity. If TNI determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, it would resolicit proxies.

     No Solicitation of Alternate Transactions. The merger agreement provides that TNI will not, nor will its subsidiaries, nor any of their directors, officers or employees, or any investment banker, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly through another person:

     . initiate, solicit, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any acquisition proposal, as described below;

     . participate in any discussions, provide any confidential information or data relating to, or engage in any negotiations regarding, any acquisition proposal or knowingly facilitate any effort or attempt to implement an acquisition proposal or accept an acquisition proposal;

provided, however, that if, at any time prior to the date of the special meeting, the TNI board of directors determines in good faith, that an unsolicited bona fide written acquisition proposal could reasonably be expected to be a superior proposal, as defined below, TNI may, in response to a superior proposal which was subject to providing prior notice of its decision to do so to
PSINet:

     . furnish under a customary confidentiality agreement information about TNI and its subsidiaries to any person making a superior proposal

     . participate in discussions or negotiations regarding the superior proposal.

     The merger agreement provides that:

     . the term "acquisition proposal" means any inquiry, proposal or offer from any person relating to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TNI, or any purchase or sale of all or any significant portion of the assets of TNI or more than 10% of the TNI common stock or the assets or capital sock of any of its subsidiaries;

     . the term "superior proposal" means any bona fide unsolicited written acquisition proposal made by a third party to acquire more than 50% of the voting power of the shares of TNI common stock then outstanding or all or substantially all the assets of TNI, for consideration consisting of cash and/or securities, that the TNI board of directors concludes in good faith, after consultation with its financial advisors and legal counsel, taking into account legal, financial, regulatory and other aspects of the proposal and the proposer, would, if consummated, result in a transaction materially more favorable from a financial point of view to TNI's stockholders than the merger and which is reasonably capable of being completed, including its financing, to the extent required, is then committed or is, in the good faith judgment of the TNI board of directors, reasonably capable of being financed.

     Except as expressly permitted by the merger agreement, neither the TNI board of directors nor any committee of the board will:

     . withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to PSINet, or take any other action not explicitly permitted by the merger agreement that would be inconsistent with, the approval or recommendation by the TNI board of directors or that committee of the merger;

     . approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

     . cause TNI to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal, other than any agreement entered into concurrently with a termination as described in the next sentence in order to facilitate such action.

     Notwithstanding the foregoing, if prior to the special meeting, TNI's board of directors determines in good faith, after giving effect to all concessions which may be offered by PSINet, that an acquisition proposal constitutes a superior proposal which was not solicited by TNI and which did not otherwise result from a breach of the provisions of the merger agreement described above, the TNI board of directors may terminate the merger agreement, but only at a time that is after the fifth day following PSINet's receipt of written notice advising PSINet that the TNI board of directors is prepared to accept a superior proposal. TNI must pay a fee in the amount of $15 million to PSINet as a condition to the termination. See "-- Termination" and "--Termination Fees."

     Termination. The merger agreement may be terminated at any time before the effective time of the merger, whether before or after adoption of the merger agreement by the stockholders of TNI:

     1.  by mutual written consent of PSINet and TNI;

     2. by PSINet or TNI, if the other party has materially breached the merger agreement, which breach has not been cured and which would cause a closing condition to be incapable of being satisfied by February 29, 2000;

     3. by PSINet or TNI if any court of competent jurisdiction has issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling, after reasonable efforts on the part of PSINet and TNI to resist, resolve or lift, which permanently restrains, enjoins or otherwise prohibits the merger and the order, judgment, decree, injunction or ruling has become final and nonappealable;

     4. by PSINet or TNI, if the merger has not been completed by February 29, 2000 provided that the terminating party is not otherwise in material breach of its representations, warranties or obligations under the merger agreement;

     5. by PSINet or TNI, if the TNI special meeting (including as it may be adjourned from time to time) concluded without TNI having obtained the required stockholder approval of the merger;

     6. by PSINet if, before the TNI special meeting, the TNI board of directors: (a) withdraws or modifies in any adverse manner its approval of the merger agreement, (b) approves or recommends a superior proposal, or (c) resolves to take either of the foregoing actions; or

     7. by TNI at any time before the TNI special meeting, upon five business days' prior notice to PSINet, if TNI's board of directors approves a superior proposal provided that (a) TNI has not violated its agreement not to solicit acquisition proposals, (b) the TNI board of directors has concluded in good faith, after giving effect to all concessions which may be offered by PSINet described in (c) below, on the basis of the advice of its financial advisors and outside counsel, that the proposal is a superior proposal and (c) before any termination, TNI has negotiated, and caused its financial and legal advisors to negotiate, with PSINet to make adjustments in the terms and conditions of the merger agreement as would enable PSINet to proceed with the merger, and
         (d) TNI has paid the termination fee.

     Termination Fees. If the merger agreement is terminated under specified circumstances, TNI must pay PSINet a $15 million termination fee. The termination fee is due before, and as a pre-condition to the effectiveness of, a termination by TNI relating to TNI's board of directors approval of a superior proposal as described in paragraph 7 above. TNI will be required to pay the termination fee if PSINet terminates the merger agreement as a result of TNI's board of directors having approved or recommended, before the TNI special meeting, a superior proposal or if TNI or PSINet terminates the merger agreement as described in paragraph 5 above due to the failure to the TNI stockholders to approve and adopt the merger agreement and, in each case, before the termination, there existed an acquisition proposal and within 12 months after the termination TNI enters into a definitive agreement with respect to, or consummates, an acquisition proposal. TNI will also be required to pay the termination fee if PSINet terminates the merger agreement based on TNI's material breach of the merger agreement as described in paragraph 2 above, the failure to consummate the merger by February 29, 2000 as described in paragraph 4 above, or a withdrawal or modification in the recommendation of TNI's board of directors to its stockholders or resolution of TNI's board of directors to do so or to approve or recommend a superior proposal as described in paragraph 6 above or if PSINet or TNI terminates the merger agreement based on a court's prohibition of the transaction as described in paragraph 3 above, and, in each case, if before the date giving rise to the right of termination, there existed an acquisition proposal and TNI intentionally breaches the merger agreement and, within 12 months after the termination, TNI enters into a definitive agreement with respect to, or consummates, an acquisition proposal.

     Conduct of Business Pending the Merger. Before the effective time, except as contemplated by the merger agreement or unless PSINet otherwise agrees in writing, TNI has agreed that it will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted immediately before the signing of the merger agreement and to use reasonable efforts to conduct their business in a manner consistent with the budgets and plans made available to PSINet. TNI has agreed to cause its subsidiaries to use reasonable efforts to preserve intact their business organizations, keep available the services of their employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and on-going businesses will not be impaired in any material respect at the effective time of the merger. TNI has also agreed that, unless PSINet otherwise agrees in writing, before the effective time of the merger, it will not and will not permit its subsidiaries to:

     . declare, set aside, or pay any dividends on, or make any other distributions with respect to, any of its capital stock, other than dividends and distributions by any direct or indirect subsidiary of TNI to its parent(s);

     . split, combine or reclassify any of its capital stock or, other than pursuant to the exercise of TNI stock options or options under its employee stock purchase plan (ESPP) outstanding on the date of the merger agreement, issue or authorize the issuance of any other securities with respect to, instead of or in substitution for shares of its capital stock;

     . purchase, redeem or otherwise acquire, other than pursuant to the exercise of TNI stock options or ESPP options outstanding on the date of the merger agreement, any shares of TNI capital stock or any of its subsidiaries or any other equity securities of TNI or its subsidiaries or any rights, warrants, or options to acquire any of those shares or other securities other than purchases, redemptions or acquisitions of equity securities of wholly-owned subsidiaries of TNI or rights, warrants or options to acquire those securities;

     . issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock including any TNI employee stock options (other than those agreed to previously by PSINet) or any ESPP options, any other voting securities of TNI or any securities convertible into, or any rights, warrants or options to acquire, any of those shares or voting securities (other than the issuance of TNI common stock upon the exercise of stock options or ESPP options outstanding on the date of the merger agreement) or amend the terms of any of those securities, rights, warrants or options;

     . amend its certificate of incorporation or by-laws or comparable organizational documents of any of its subsidiaries or ventures;

     . acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or any corporation, partnership, joint venture, association or other business organization or division, or any assets that are material to TNI and its subsidiaries taken as a whole, except, in the ordinary course of business;

     . subject to a lien or sell, lease or otherwise dispose of any of its material properties or assets, including the ventures and other investments referred to in the merger agreement, except in the ordinary course of business;

     . incur any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities of TNI or any of its subsidiaries, guarantee any debt securities of another person (other than indebtedness to, guarantees of, or issuances or sales to TNI or a wholly-owned subsidiary of TNI), or enter into any "keep well" or other agreement to maintain any financial condition of another person, except, in any case, for borrowings or other transactions incurred in the ordinary course of business including to repay existing indebtedness pursuant to the terms of the indebtedness;

     . except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person, other than to TNI or any direct or indirect subsidiary of TNI or settle or compromise any material claims or litigation;

     . authorize any of, or commit or agree to take any of, the foregoing actions.

     These limitations upon TNI's conduct do not generally apply to these transactions or actions if they are between TNI and a wholly-owned subsidiary of TNI or if they are between two wholly-owned subsidiaries of TNI.

     TNI has agreed to promptly provide PSINet copies of all filings made by TNI with any governmental entity in connection with the merger agreement and the transactions contemplated by the agreement. Before settling or compromising any material income tax liability of TNI or any of its subsidiaries, TNI has agreed to consult with PSINet and its advisors as to the positions and elections that will be taken or made with respect to the matter.

     Amendment and Waiver.  Subject to applicable law:

     . the merger agreement provides that it may be amended by the parties in writing at any time, except that after the merger agreement has been adopted by the stockholders of TNI, no amendment may be entered into which changes the form or decreases the amount of merger consideration, materially affects the rights of TNI stockholders or requires further approval by TNI stockholders, unless further approval is obtained; and

     . at any time before the effective time of the merger, any party may by written instrument extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and, except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

     Under Section 251(d) of the Delaware General Corporation Law, no amendment to the merger agreement made after the adoption of the merger agreement by the stockholders of TNI may, without further stockholder approval, alter or change the amount or kind of shares, securities, cash, property or rights to be received by TNI stockholders in the merger, or alter or change any terms and conditions of the merger agreement if the alteration or change would adversely affect the holders of any class or series of stock of TNI.

     Expenses. Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the agreement will be paid by the party incurring the fees or expenses, except as otherwise provided in the merger agreement. Notwithstanding the above, PSINet Shelf I Inc. will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any related penalties or interest, payable in connection with the consummation of the merger without any offset, deduction, counterclaim or deferment of the payment of the merger consideration. If the merger agreement is terminated, PSINet and TNI will share equally the expenses incurred in connection with filing and printing of this prospectus/proxy statement and the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Act.

     Representations and Warranties. The merger agreement contains customary representations and warranties relating to, among other things:

     . corporate organization and similar corporate matters of PSINet and TNI and their respective subsidiaries;

     .  the capital structure of each of PSINet and TNI;

     . authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of PSINet and TNI;

     . documents filed by each of PSINet and TNI with the Securities and Exchange Commission, the accuracy of information contained in those documents and the absence of undisclosed liabilities of each of PSINet and TNI;

     . the accuracy of information supplied by each of PSINet and TNI in connection with this prospectus/proxy statement and the registration statement of which it is a part;

     .  absence of certain material changes or events concerning PSINet and TNI;

     .  compliance with applicable laws by TNI;

     .  absence of changes in benefit plans of TNI;

     .  matters relating to the Employee Retirement Income Security Act for TNI;

     .  filing of tax returns and payment of taxes by TNI and its subsidiaries;

     .  required stockholder vote of TNI to approve the merger;

     . engagement and payment of fees of brokers, investment bankers, finders and financial advisors by each of PSINet and TNI;

     .  receipt of fairness opinion by TNI from its financial advisor;

     .  intellectual property and year 2000 matters of TNI;

     .  outstanding and pending material litigation of each of PSINet and TNI;

     .  specified material contracts of TNI; and

     .  environmental matters of TNI.

     Amendments to the PSINet Shelf I, Inc. Certificate of Incorporation. As of the effective time of the merger, the PSINet Shelf I, Inc. certificate of incorporation will be substantially identical to its certificate of incorporation immediately prior to the merger except that its name will change to "Transaction Network Services, Inc." For a summary of some provisions of the TNI certificate of incorporation and the associated rights of TNI stockholders, see "Comparison of Rights of Holders of Common Stock of PSINet and TNI."

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             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet as of June 30, 1999 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 (``Pro Forma Financial Information'') present the pro forma effect of the merger, particular acquisitions and capital raising activity of PSINet Inc. since January 1, 1998.

     The objective of Pro Forma Financial Information is to provide investors with information about the continuing impact of particular completed or probable transactions by indicating how the transactions might have affected historical financial statements had they occurred at an earlier date.

     Under the terms of the merger agreement, the aggregate consideration to be paid to TNI stockholders consists of up to approximately $351.0 million in cash and up to approximately 7.8 million shares (assuming the exercise of approximately 2.4 million currently exercisable TNI stock options as of June 30,
1999) of PSINet common stock (which represents an aggregate value of up to approximately $707.3 million, assuming a price per share of PSINet common stock of $45.719); additionally, PSINet will repay the $62.0 million of obligations outstanding under TNI's revolving credit facility (such transactions are collectively referred to as the ``merger''). The source of the cash consideration for the merger and the cash for the repayment of the TNI revolving credit facility obligation will be from cash on hand. TNI stockholders may elect to receive cash, PSINet stock, or both cash and shares, subject to particular adjustments. The amount of cash paid and shares of PSINet stock issued in the merger are contingent upon the ultimate number of outstanding TNI stock options exercised prior to closing. PSINet does not believe that any change in the consideration paid would materially impact the pro forma financial information presented herein, and accordingly, alternative presentations have not been included.
     During July 1999, PSINet issued $1.05 billion and euro 150.0 million ($157.6 million, using an exchange rate of $1.00: euro .9520) aggregate principal amount of 11% senior notes due 2009 (the "11% Senior Notes").

     On September 10, 1998, TNI acquired form AT&T Corp. ("AT&T") the right to provide services under particular customer service contracts and particular related equipment related to AT&T's Transaction Access Services ("TAS Acquisition") for approximately $64.3 million in cash, which materially changed TNI's business. For accounting and reporting purposes, the TAS Acquisition was considered to be an acquisition of a business.

     The following Unaudited Pro Forma Consolidated Balance Sheet at June 30, 1999 presents, on a pro forma basis, PSINet's consolidated financial position assuming each of the following had occurred on June 30, 1999: (i) the merger,
(ii) PSINet's acquisition of Intercomputer, S.A and Intercomputer Soft, S.A. ("Intercomputer"), and (iii) the issuance by PSINet of the 11% Senior Notes and the application of the net proceeds from that issuance.

     The following Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 presents, on a pro forma basis, PSINet's consolidated results of operations assuming each of the following had occurred on January 1, 1998:

     (1)  the merger;

     (2) the TAS Acquisition, assuming that the TAS operations were conducted under TNI's Communications Services Agreement with AT&T and assuming the elimination of certain AT&T costs allocated to TAS;

     (3) PSINet's acquisitions of iSTAR internet inc., Interactive Networx GmbH, ioNET Internetworking Services, LinkAge Online Limited, INTERLOG Internet Services, Inc., Rimnet Corporation, iNet, Inc. and Tokyo Internet Corporation (the "Other 1998 Acquisitions") and of Planete.net S.A.R.L., Satelnet S.A., TeleLinx Ltd., Horizontes Internet Ltda, Wavis Equipamentos de Informatica Ltda, Sao Paulo On-Line Ltda, Internet de Mexico S.A. de C.V., Datanet S.A. de C.V., The Internet Company, Caribbean Internet Service Corp., The Internet Access Company and Intercomputer (the "Other 1999 Acquisitions" and, collectively with the Other 1998 Acquisitions, the "Other Acquisitions"); and

     (4) the issuance by PSINet of the 11% Senior Notes.

     The following Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1999 presents, on a pro forma basis, PSINet's consolidated results of operations assuming each of the following had occurred on January 1, 1998:

     (1)  the merger;

     (2) the Other 1999 Acquisitions; and

     (3) the issuance by PSINet of the 11% Senior Notes.

     The financial information in this section should be read along with PSINet's and TNI's historical consolidated financial statements and accompanying notes incorporated by reference in this prospectus/proxy statement. See "Where You Can Find More Information" on page 108.

                                  PSINET INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1998
            (In thousands of U.S. dollars, except per share amounts)

                                                                                                                    Pro Forma
                                                                                                                       for
                                                                   Transaction    Transaction     Transaction      Transaction
                                                                     Network         Access         Network          Network
                                                    PSINet Inc.   Services Inc.  Services, Inc.   Services Inc.    Services Inc.
                                                   Consolidated    Consolidated   Acquisition     Adjustments      Acquisition
                                                   ------------    ------------   -----------     -----------      -----------
Revenue.........................................     $ 259,636        $101,906       $40,259        $     --         $ 401,801
Operating costs and expenses:
 Data communications and operations.............       199,372          68,361        24,749              --           292,482
 Sales and marketing............................        57,026           3,895            --              --            60,921
 General and administrative.....................        45,288           8,579            --              --            53,867
 Depreciation and amortization..................        63,424          10,783         3,402          44,737(a)        122,346
 Charge for acquired in-process R&D.............        70,800              --            --              --            70,800
                                                     ---------        --------       -------        --------         ---------
  Total operating costs and expenses............       435,910          91,618        28,151          44,737           600,416
                                                     ---------        --------       -------        --------         ---------
Income (loss) from operations...................      (176,274)         10,288        12,108         (44,737)         (198,615)
Interest expense................................       (63,914)         (1,205)       (2,566)          2,534(b)        (65,151)
Interest income.................................        19,638           1,532            --              --            21,170
Other income (expense), net.....................         6,833              --            --              --             6,833
Non-recurring arbitration charge................       (49,000)             --            --              --           (49,000)
                                                     ---------        --------       -------        --------         ---------
Income (loss) before income taxes, equity in
 earnings of affiliate and minority interest....      (262,717)         10,615         9,542         (42,203)         (284,763)
Income tax benefit (expense)....................           848          (4,425)       (3,698)          8,123(f)            848
Equity in earnings of unconsolidated
 affiliate......................................            --             356            --              --               356
Minority interest in net loss of consolidated
 subsidiary.....................................            --             319            --              --               319
                                                     ---------        --------       -------        --------         ---------
Net income (loss)...............................      (261,869)          6,865         5,844         (34,080)         (283,240)
Return to preferred shareholders................        (3,079)             --            --              --            (3,079)
                                                     ---------        --------       -------        --------         ---------
Net income (loss) available to common                $(264,948)       $  6,865       $ 5,844        $(34,080)        $(286,319)
 shareholders...................................     =========        ========       =======        ========         =========
Basic and diluted loss per share................     $   (5.32)
                                                     =========
Shares used in computing basic and diluted loss
 per share......................................        49,806                                         7,800(c)
                                                     =========                                      ========

                                                      Other           Other
                                                   Acquisitions     Adjustments   Pro Forma
                                                   ------------     -----------   ---------
Revenue.........................................     $111,276     $      --      $ 513,077
Operating costs and expenses:
 Data communications and operations.............       67,162            --        359,644
 Sales and marketing............................       11,760            --         72,681
 General and administrative.....................       28,876            --         82,743
 Depreciation and amortization..................        8,973        28,117(a)     159,436
 Charge for acquired in-process R&D.............           --            --         70,800
                                                     --------     ---------      ---------
  Total operating costs and expenses............      116,771        28,117        745,304
                                                     --------     ---------      ---------
 Income (loss) from operations..................       (5,495)      (28,117)      (232,227)
 Interest expense...............................       (3,147)     (139,073)(b)   (207,371)
 Interest income................................          272            --         21,442
 Other income (expense), net....................         (500)           --          6,333
 Non-recurring arbitration charge...............           --            --        (49,000)
                                                     --------     ---------      ---------
 Income (loss) before income taxes, equity in
  earnings of affiliate and minority interest...       (8,870)     (167,190)      (460,823)
 Income tax benefit (expense)...................       (1,680)           --           (832)
 Equity in earnings of unconsolidated
  affiliate.....................................           --            --            356
 Minority interest in net loss of consolidated
  subsidiary....................................           --            --            319
                                                     --------     ---------      ---------
 Net income (loss)..............................      (10,550)     (167,190)      (460,980)
 Return to preferred shareholders...............           --            --         (3,079)
                                                     --------     ---------      ---------
Net income (loss) available to common                $(10,550)    $(167,190)     $(464,059)
 shareholders...................................     ========     =========      =========
Basic and diluted loss per share................                                 $   (8.06)
                                                                                 =========
Shares used in computing basic and diluted loss
 per share......................................                                    57,606
                                                                                 =========

                                  PSINET INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 1999
            (In thousands of U.S. dollars, except per share amounts)

                                                                                                        Pro Forma
                                                                                                           for
                                                                    Transaction       Transaction      Transaction
                                                                      Network           Network          Network
                                                    PSINet Inc.     Services Inc.     Services Inc.   Services Inc.
                                                   Consolidated     Consolidated      Adjustments      Acquisition
                                                   ------------     ------------      -------------   -------------
Revenue...........................................   $ 228,668         $80,827        $     --         $ 309,495
Operating costs and expenses:
 Data communications and operations...............     162,341          53,827              --           216,168
 Sales and marketing..............................      40,505           3,497              --            44,002
 General and administrative.......................      32,469           6,442              --            38,911
 Depreciation and amortization....................      61,210           9,266          22,369(d)         92,845
                                                     ---------         -------        --------         ---------
  Total operating costs and expenses..............     296,525          73,032          22,369           391,926
                                                     ---------         -------        --------         ---------
Income (loss) from operations.....................     (67,857)          7,795         (22,369)          (82,431)
Interest expense..................................     (61,486)         (1,925)          1,783(e)        (61,628)
Interest income...................................      12,798             874              --            13,672
Other income (expense), net.......................        (358)             --              --              (358)
                                                     ---------         -------        --------         ---------
Income (loss) before income taxes, equity in
 earnings of affiliate and minority interest......    (116,903)          6,744         (20,586)         (130,745)
Income tax benefit (expense)......................         450          (2,552)          2,552 (f)           450
Equity in earnings of unconsolidated affiliate....          --              93              --                93
Minority interest in net loss (income) of
 consolidated subsidiary..........................          --            (128)             --              (128)
                                                     ---------         -------        --------         ---------
Net income (loss).................................    (116,453)          4,157         (18,034)         (130,330)
Return to preferred shareholders..................      (4,797)             --              --            (4,797)
                                                     ---------         -------        --------         ---------
Net income (loss) available to common                $(121,250)        $ 4,157        $(18,034)        $(135,127)
 shareholders.....................................   =========         =======        ========         =========
Basic and diluted loss per share..................   $   (2.10)
                                                     =========
Shares used in computing basic and diluted loss
 per share........................................      57,657                           7,800(c)
                                                     =========                        ========

                                                         Other
                                                         1999         Other
                                                     Acquisitions  Adjustments     Pro Forma
                                                     ------------  -----------     ---------
Revenue...........................................      $19,691   $       --       $ 329,186
Operating costs and expenses:
 Data communications and operations...............        8,844            --        225,012
 Sales and marketing..............................        1,906            --         45,908
 General and administrative.......................        5,812            --         44,723
 Depreciation and amortization....................        1,534         4,590(d)      98,969
                                                        -------      --------      ---------
  Total operating costs and expenses..............       18,096         4,590        414,612
                                                        -------      --------      ---------
 Income (loss) from operations....................        1,595        (4,590)       (85,426)
 Interest expense.................................         (410)      (68,545)(e)   (130,583)
 Interest income..................................          110            --         13,782
 Other income (expense), net......................         (110)           --           (468)
                                                        -------      --------      ---------
 Income (loss) before income taxes, equity in
  earnings of affiliate and minority interest.....        1,185       (73,135)      (202,695)
 Income tax benefit (expense).....................         (803)           --           (353)
 Equity in earnings of unconsolidated affiliate...           --            --             93
 Minority interest in net loss (income) of
  consolidated subsidiary.........................           --            --           (128)
                                                        -------      --------      ---------
 Net income (loss)................................          382       (73,135)      (203,083)
 Return to preferred shareholders.................           --            --         (4,797)
                                                        -------      --------      ---------
Net income (loss) available to common                   $   382      $(73,135)     $(207,880)
 shareholders.....................................      =======      ========      =========
Basic and diluted loss per share..................                                 $   (3.18)
                                                                                   =========
Shares used in computing basic and diluted loss
 per share........................................                                    65,457
                                                                                   =========

                                  PSINET INC.
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Year Ended December 31, 1998 and the
                         Six Months Ended June 30, 1999

NOTE 1  PRO FORMA ADJUSTMENTS

     The pro forma adjustments outlined below present separate adjustments related to the acquisition of TNI and the adjustments related to the other transactions reflected in the Unaudited Pro Forma Consolidated Statements of Operations.

     The purchase price of each acquisition has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets of up to 20 years from the respective dates of acquisition. In conjunction with the acquisition of TNI, PSINet has recorded $72.8 million of net deferred tax liabilities.

     PSINet has recently engaged an independent third party to determine the allocation of the total purchase price of TNI. Until the study is complete, preliminary estimates have been used in the development of the Pro Forma Financial Information, including an estimate of the amount of acquired in-process research and development that will result from this acquisition. As of the acquisition announcement date, TNI was in the process of working on five key projects which had not yet been determined to be technologically feasible and which have no alternative future use, which would give rise to such a charge. The five key research and development projects include:

     . Next Generation Excel C2 Switch. This is a project to develop a major software enhancement for controlling an Excel switch. Although TNI purchases the Excel switch, TNI is responsible for writing the software that controls it. This project is expected to allow TNI to enter new markets because the software under development may allow the same piece of hardware to process both outbound and inbound calls. The material technology risk associated with this project is that the product may not be capable of supporting the large volume of business that it must be equipped to handle. This project, under current plans, is expected to be completed in the first quarter of 2000.

     . Outdial. This is a project under development in Ireland for application in the United Kingdom. This product is designed to give TNI's network access controllers the ability to originate calls. This technology is designed to allow TNI to force the host (credit card processor) to call a merchant's terminal for batch verification rather than the merchant remembering to dial. This project is expected to allow TNI to enter new markets because the software allows the same piece of hardware to receive both outbound and inbound calls. The material technology risk associated with this project is that the product may not be capable of supporting the large volume of business that it must be equipped to handle. This project, under current plans, is expected to be completed in the first quarter of 2000.

     . Next Generation Terminal Adaptor. This is a project under development designed to increase the speed and connectivity of an ATM terminal. This project is expected to allow TNI to strengthen its market share by offering customers more features from the same piece of equipment. The material technology risk associated with the project is that the product may not be capable of supporting the large volume of business that it must be equipped to handle. This project, under current plans, is expected to be completed in the fourth quarter of 1999.

                                  PSINET INC.
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Year Ended December 31, 1998 and the
                         Six Months Ended June 30, 1999

NOTE 1  PRO FORMA ADJUSTMENTS - (Continued)

     . Fraud Engine Update. This is a project under development designed to update the system by which a telephone company verifies the billability of a long distance call originating from a pay phone. This project is expected to allow TNI to gain more market share through the introduction of a more reliable product to market. The material technology risk associated with this project is that this product is based on an entirely new design and is currently unproven. This project, under current plans, is expected to be completed in the first quarter of 2000.

     . Local Number Portability. This is a project that is designed to allow TNI to house the database against which a telephone company verifies the billability of a long distance call originating from a pay phone in Australia. This project is expected to open a new market for TNI. The material technology risk associated with this project is that the product may not be capable of supporting the large volume of business that it must be equipped to handle. This project, under current plans, is expected to be completed in the first quarter of 2000.

     If none of these projects is successfully developed, TNI's and, after completing the acquisition of TNI, PSINet's sales and profitability may be adversely affected in future periods. However, the failure of any particular individual project in-process would not have a material impact on PSINet's financial condition or results of operations. Additionally, the failure of any particular individual project in-process could impair the value of other intangible assets acquired.

     For purposes of this Pro Forma Financial Information, PSINet has attributed the excess of the purchase price over the acquired net tangible assets for TNI of approximately $760.7 million to other intangible assets in accordance with the preliminary valuation; these include: existing technology including software, patents, unpatented technology and know-how, tradenames, customer contracts and relationships, existing workforce and goodwill, with useful lives from five to 20 years, and $35.0 million to purchased in-process research and development. To the extent that a portion of the purchase price of TNI is allocated among the other intangible assets in different proportions, the adjustment for amortization expense for the twelve months ended December 31, 1998 and for the six months ended June 30, 1999 would be different. For every $1.0 million change in the amount allocated to purchased in-process research and development, annual amortization expense reflected in the pro forma consolidated statement of operations would change by $50,000.

                                  PSINET INC.
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Year Ended December 31, 1998 and the
                         Six Months Ended June 30, 1999

NOTE 1  PRO FORMA ADJUSTMENTS - (Continued)

For the Year Ended December 31, 1998

     (a) Reflects the increase in amortization resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology, including software, patents, unpatented technology and know-how) relating to the acquisitions included herein. The assigned lives of the acquired intangible assets range from three to 20 years.

                                                                            (thousands of U.S. dollars)
                                                                              TNI                Other
                                                                              ---                -----
     Amortization.......................................................    $44,737             $28,117
                                                                            =======             =======

     (b)  Reflects the following:

                                                                            (thousands of U.S. dollars)
                                                                              TNI                Other
                                                                              ---                -----
     Interest expense on the 11% Senior Notes from January 1,
      1998  December 31, 1998 (assuming an average
      exchange rate of $1.00: Euro .8539)...............................    $    --             $134,824
     Amortization of deferred financing costs associated
      with the 11% Senior Notes from January 1, 1998 -
      December 31, 1998.................................................         --                3,421
     Interest expense avoided through assumed repayment of
      the TNI revolving credit facility as of January 1, 1998...........     (2,534)                  --
     Other..............................................................         --                  828
                                                                            -------             --------
                                                                            $(2,534)            $139,073
                                                                            =======             ========

     (c) Basic and diluted loss per share are computed using net loss available to common shareholders divided by the weighted average number of shares of PSINet common stock that were outstanding during the periods presented and assumes that the issuance of approximately 7,800,000 shares of PSINet common stock in connection with the acquisition of TNI had occurred on January 1, 1998. Because all common stock equivalents are antidilutive, basic and diluted loss per share are the same for all periods presented.

                                  PSINET INC.
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Year Ended December 31, 1998 and the
                         Six Months Ended June 30, 1999

NOTE 1  PRO FORMA ADJUSTMENTS - (Continued)

For the Six Months Ended June 30, 1999

     (d) Reflects the increase in amortization resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology, including software, patents, unpatented technology and know-how) relating to the acquisitions included herein. The assigned lives of the acquired intangible assets range from three to 20 years.

                                                                                    (thousands of U.S. dollars)
                                                                                      TNI                Other
                                                                                      ---                -----
     Amortization....................................................              $22,369              $4,590
                                                                                   =======              ======

     (e)  Reflects the following:

                                                                                    (thousands of U.S. dollars)
                                                                                      TNI                Other
                                                                                      ---                -----
     Interest expense on the 11% Senior Notes from January 1,
      1999  June 30, 1999 (assuming an average exchange
      rate of $1.00: Euro .9178)........................................           $    --              $66,740
     Amortization of deferred financing costs associated
      with the 11% Senior Notes from January 1, 1999 -
      June 30, 1999.....................................................                --                1,710
     Interest expense avoided through assumed repayment of
      the TNI revolving credit facility as of January 1, 1998...........            (1,783)                  --
     Other..............................................................                --                   95
                                                                                   -------              -------
                                                                                   $(1,783)             $68,545
                                                                                   =======              =======

For the Year Ended December 31, 1998 and the Six Months Ended June 30, 1999

     (f) Reversal of tax expense recorded by TNI and TAS as a result of availability to offset TNI and TAS taxable income with PSINet taxable losses for the periods presented.

                                  PSINET INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of June 30, 1999
                         (In thousands of U.S. Dollars)

                                                                                                Pro Forma
                                                                                                   for
                                                            Transaction       Transaction      Transaction
                                                              Network           Network          Network
                                             PSINet Inc.   Services Inc.     Services Inc.    Services Inc.   Intercomputer
                                            Consolidated    Consolidated      Adjustments      Acquisition     Acquisition
                                            ------------    ------------      -----------      -----------    ------------
ASSETS
Current assets:
Cash and cash equivalents.................  $  609,987        $ 13,940      $ (350,830)(a)
                                                                               (62,000)(f)     $  211,097          $  124

Restricted cash and short-term
  investments.............................     144,504              --              --            144,504              --
Short-term investments and marketable
  securities..............................     106,369           1,216              --            107,585              --
Accounts receivable, net..................      58,596          30,049              --             88,645           2,545
Prepaid expenses..........................      12,361              --              --             12,361               2
Other current assets......................      20,513           6,390              --             26,903              94
                                            ----------        --------      ----------         ----------          ------
  Total current assets....................     952,330          51,595        (412,830)           591,095           2,765
Property, plant and equipment, net........     620,687          41,568              --            662,255             677
Goodwill and other intangibles, net.......     373,583          84,788         (84,788)(b)
                                                                               760,742 (b)      1,134,325              67
Other assets and deferred charges.........      66,859           5,184              --             72,043              85
                                            ----------        --------      ----------         ----------          ------
  Total assets............................  $2,013,459        $183,135      $  263,124         $2,459,718          $3,594
                                            ==========        ========      ==========         ==========          ======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt.........  $   78,455        $     90      $       --         $   78,545          $   14
Trade accounts payable....................      82,504           5,375              --             87,879             621
Accrued payroll and related expenses......      18,057           1,431              --             19,488             225
Other accounts payable and accrued
 liabilities..............................      54,110          16,067          17,000(c)          87,177             923
Accrued interest payable..................      29,397             180              --             29,577              --
Deferred revenue..........................      21,306           1,243              --             22,549              --
                                            ----------        --------      ----------         ----------          ------
 Total current liabilities................     283,829          24,386          17,000            325,215           1,783
Long-term debt............................   1,141,730          62,946         (62,000)(f)      1,142,676              39
Deferred income taxes.....................       4,721              --          72,793 (g)         77,514              --
Other liabilities.........................      53,252             402              --             53,654             109
 Minority interest........................          --           2,596              --              2,596              --
                                            ----------        --------      ----------         ----------          ------
  Total liabilities.......................   1,483,532          90,330          27,793          1,601,655           1,931
                                            ----------        --------      ----------         ----------          ------
Shareholders' equity:
 Convertible preferred stock, Series C....     362,434              --              --            362,434              --
 Common stock.............................         648             131            (131)(d)
                                                                                    78 (a)            726             112
 Capital in excess of par value...........     823,636          62,866         (62,866)(d)
                                                                               363,058 (a)(g)   1,186,694              --
 Accumulated earnings (deficit)...........    (548,847)         30,680         (30,680)(d)
                                                                               (35,000)(e)       (583,847)          1,551
 Treasury stock...........................      (2,005)             --              --             (2,005)             --
 Accumulated other comprehensive income...      17,672            (872)            872 (d)         17,672              --
 Bandwidth Asset/IRU Agreement............    (123,611)             --              --           (123,611)             --
                                            ----------        --------      ----------         ----------          ------
 Total shareholders' equity...............     529,927          92,805         235,331            858,063           1,663
                                            ----------        --------      ----------         ----------          ------
 Total liabilities and shareholders'
  equity..................................  $2,013,459        $183,135      $  263,124         $2,459,718          $3,594
                                            ==========        ========      ==========         ==========          ======
                                                 Other
                                              Adjustments        Pro Forma
                                              -----------        ---------
ASSETS
Current assets:
Cash and cash equivalents.................
                                             $1,173,352(h)
                                                (25,199)(i)      $1,359,374
 Restricted cash and short-term
  investments.............................           --             144,504
 Short-term investments and marketable
  securities..............................           --             107,585
 Accounts receivable, net.................           --              91,190
 Prepaid expenses.........................           --              12,363
 Other current assets.....................           --              26,997
                                            -----------          ----------
  Total current assets....................    1,148,153           1,742,013
Property, plant and equipment, net........           --             662,932

Goodwill and other intangibles, net.......
                                                 27,982 (i)       1,162,374
Other assets and deferred charges.........       34,209 (h)         106,337
                                            -----------          ----------
  Total assets............................   $1,210,344          $3,673,656
                                            ===========          ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Current portion of long-term debt........   $       --          $   78,559
 Trade accounts payable...................           --              88,500
 Accrued payroll and related expenses.....           --              19,713
 Other accounts payable and accrued
  liabilities.............................           --              88,100
 Accrued interest payable.................           --              29,577
 Deferred revenue.........................           --              22,549
                                            -----------          ----------
  Total current liabilities...............           --             326,998
Long-term debt............................    1,207,560(h)        2,350,275
Deferred income taxes.....................           --              77,514
Other liabilities.........................        4,447(i)           58,210
Minority interest.........................           --               2,596
                                            -----------          ----------
   Total liabilities......................    1,212,007           2,815,593
                                            -----------          ----------
Shareholders' equity:
  Convertible preferred stock, Series C...           --             362,434
  Common stock............................
                                                   (112)(j)             726
  Capital in excess of par value..........
                                                     --           1,186,694
  Accumulated earnings (deficit)..........
                                                 (1,551)(j)        (583,847)
  Treasury stock..........................           --              (2,005)
  Accumulated other comprehensive income..           --              17,672
  Bandwidth Asset/IRU Agreement...........           --            (123,611)
                                            -----------          ----------
  Total shareholders' equity..............       (1,663)            858,063
                                            -----------          ----------
  Total liabilities and shareholders'
   equity.................................   $1,210,344          $3,673,656
                                            ===========          ==========

                                  PSINET INC.
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of June 30, 1999

NOTE 1--PRO FORMA ADJUSTMENTS

     Reflects the acquisition of TNI, including:

     (a) the assumed cash paid and the issuance of approximately 7.8 million shares of PSINet common stock in connection with the merger assuming the acquisition had been consummated on June 30,1999 (the shares of PSINet common stock assume a value of $45.719 per share, based on the average of the closing price of PSINet common stock on the Nasdaq Stock Market's National Market on August 20, 1999 and August 23, 1999, and also assume the exercise in full of approximately 2.4 million currently exercisable TNI stock options).

     (b) the preliminary allocation of the purchase price of TNI which has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets, and the elimination of existing intangible assets of TNI.

     (c) the estimated closing costs and estimated purchase liabilities associated with the merger.

     (d) the elimination of the TNI common stock, capital in excess of par value, retained earnings and accumulated other comprehensive income.

     (e) the write-off from the preliminary allocation of a portion of the purchase price of TNI to purchased in-process research and development.

     (f) the repayment of the TNI Revolving Credit Facility in accordance with the Merger Agreement.

     (g) the net deferred tax liabilities recorded in conjunction with the TNI merger, consisting of $206.0 million of gross deferred tax liabilities and the reversal of $126.5 million of valuation allowance previously recorded on PSINet's deferred tax assets. Approximately $6.7 million of PSINet's valuation allowance has been reversed to capital in excess of par value arising from the deferred tax asset related to non qualified stock options.

     Reflects other adjustments including:

     (h) the issuance by PSINet of the 11% Senior Notes, after giving effect to underwriter's discounts, commissions and other offering expenses of $34.2 million.

     (i) the cash paid by PSINet for the acquisition of Intercomputer and the increase in goodwill and other intangible assets and acquisition liabilities, based on a preliminary allocation.

     (j)  the elimination of the Intercomputer equity accounts.

                                  PSINET INC.
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of June 30, 1999

NOTE 1--PRO FORMA ADJUSTMENTS - (Continued)

     PSINet has recently engaged an independent third party to determine the allocation of the total purchase price of TNI. Until the study is complete, preliminary estimates have been used in the development of the Pro Forma Financial Information, including an estimate of the amount of purchased in-process research and development that will result from this acquisition. For purposes of this Pro Forma Financial Information, PSINet has attributed the excess of the purchase price over the acquired net tangible assets for TNI of $760.7 million to other intangible assets in accordance with the preliminary valuation; these include: existing technology including software, patents, unpatented technology and know-how, tradenames, customer contracts and relationships, existing workforce and goodwill, with useful lives from five to 20 years, and $35.0 million to purchased in-process research and development.

     To the extent that a different portion of the purchase price is allocated to in-process research and development, a different charge against operating results, which may be material, would be recognized in the fourth quarter of 1999, the period in which the merger is expected to be completed, with a corresponding change in the recorded amount of goodwill.

                       PRO FORMA CAPITALIZATION OF PSINET

     The following table presents the pro forma cash, cash equivalents, short-term investments and marketable securities, restricted cash and short-term investments and capitalization of PSINet as of June 30, 1999 after giving pro forma effect to (i) the merger, (ii) the July 1999 issuance by PSINet of $1.05 billion and euro 150 million of 11% senior notes and (iii) the July 1999 acquisition by PSINet of Intercomputer.

     This table should be read in conjunction with PSINet's and TNI's consolidated financial statements incorporated by reference in this prospectus/proxy statement and the "Unaudited Pro Forma Consolidated Financial Information" included in this prospectus/proxy statement on page 84. See also "Where You Can Find More Information" included in this prospectus/proxy statement on page 109.

                                                                                                         Pro Forma
                                                                                                       June 30, 1999
                                                                                              -----------------------------
                                                                                              (in thousands of U.S. dollars)
     Cash, cash equivalents, short-term investments and marketable securities........                    $1,466,959
                                                                                                         ==========
     Restricted cash and short-term investments......................................                    $  144,504
                                                                                                         ==========
     Current portion of long-term debt...............................................                    $   78,559
                                                                                                         ----------
     Long-term debt:
      10% senior notes...............................................................                       600,000
      11% senior notes...............................................................                     1,207,560
      11 1/2% senior notes (plus unamortized premium of $2,800)......................                       352,800
      Notes payable..................................................................                        31,559
      Capital lease obligations......................................................                       158,356
                                                                                                         ----------
       Total long-term debt..........................................................                     2,350,275
                                                                                                         ----------
     Shareholders' equity:
      Preferred stock,  $.01 par value; 30,000,000 shares authorized
        Preferred stock, Series A, 1,000,000 shares designated; no shares
          issued or outstanding......................................................                            --
        Convertible preferred stock, Series C, 9,200,000 shares designated,
          issued and outstanding.....................................................                       362,434
      Common stock, $.01 par value; 250,000,000 shares authorized (500,000,000 shares authorized as of October 8, 1999);
            72,477,497 shares issued.................................................                           726
      Capital in excess of par value.................................................                     1,186,694
      Accumulated deficit............................................................                      (583,847)
      Treasury stock, 99,556 shares, at cost.........................................                        (2,005)
      Accumulated other comprehensive income.........................................                        17,672
      Bandwidth asset to be delivered under IXC agreement............................                      (123,611)
                                                                                                         ----------
       Total shareholders' equity....................................................                       858,063
                                                                                                         ----------
       Total capitalization..........................................................                    $3,286,897
                                                                                                         ==========

                      DESCRIPTION OF PSINET CAPITAL STOCK

     The following summary of the capital stock of PSINet is subject in all respects to applicable New York law, PSINet's certificate of incorporation and by-laws and PSINet's rights agreement. See "Comparison of Rights of Holders of Common Stock of PSINet and TNI" and "Where You Can Find More Information."

     PSINet authorized capital stock consists of 500,000,000 shares of common stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share.

     The following summary of PSINet's capital stock and provisions of its certificate of incorporation, by-laws, and shareholders rights plan does not purport to be complete and is qualified in its entirety by reference to the provisions of its certificate of incorporation, by-laws, and shareholders rights plan. Copies of PSINet's certificate of incorporation, by-laws, and shareholders rights plan have been filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

Common Stock

     As of October 1, 1999, approximately 64,967,306 shares of PSINet common stock were outstanding. In addition, a total of approximately 14,256,102 shares of PSINet common stock were reserved for issuance in connection with outstanding stock options, 50,000 shares were reserved for issuance in connection with outstanding warrants to purchase common stock and a total of 9,153,788 additional shares were reserved for issuance under PSINet's Executive Stock Option Plan, Executive Stock Incentive Plan, Director's Stock Incentive Plan, Strategic Stock Incentive Plan, Employee Stock Purchase Plan and International Employee Stock Purchase Plan.

     Holders of PSINet's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of PSINet's common stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by PSINet's Board of Directors out of funds legally available for payment. In the event of a liquidation, dissolution or winding up of PSINet, holders of PSINet's common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to PSINet's common stock. All shares of PSINet's common stock to be outstanding upon completion of this offering will be fully paid and non-assessable, subject to Section 630 of the New York Business Corporation Law.

     Under Section 630 of the New York Business Corporation Law, the ten largest shareholders of PSINet may become personally liable for unpaid wages and debts to PSINet's employees if the Company's capital stock ceases to be listed on a national or an affiliated securities association.

Preferred Stock

     PSINet's board of directors has the authority to issue up to 30,000,000 shares of PSINet's preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. As of the date of this prospectus/proxy statement, 1,000,000 shares of PSINet's preferred stock were designated as Series A Junior Participating

Preferred Stock, $.01 per value per share, in connection with PSINet's Shareholder Rights Plan, no shares of which have been issued and 9,200,000 shares of PSINet's preferred stock were designated as 6 3/4% Series C cumulative convertible preferred stock, all of which are issued and outstanding. PSINet's board of directors may designate and authorize the issuance of new series of PSINet's preferred stock with voting and other rights that could adversely affect the voting power of holders of PSINet's common stock and the likelihood that such holders will receive dividend payments and payments upon PSINet's liquidation and could have the effect of delaying, deferring or preventing a change in control of PSINet.

     In November 1997, PSINet issued 600,000 shares of its Series B 8% convertible preferred stock in a private placement for approximately $30.0 million. During the first quarter of 1999, all outstanding shares of the Series B preferred stock, which accrued dividends at an annual rate of 8%, were converted into an aggregate of 3,000,000 shares of PSINet common stock. As a result of this conversion, PSINet is no longer required to pay the 8% annual dividends under the terms of the Series B preferred stock. Effective upon this conversion, the formerly outstanding shares of Series B preferred stock have resumed the status of authorized and unissued shares of PSINet preferred stock undesignated as to series, and are available for future issuance as described in the immediately preceding paragraph.

     PSINet's 6 3/4% Series C cumulative convertible preferred stock was issued in May 1999. Simultaneously with the issuance of the Series C preferred stock, the purchasers of the convertible preferred stock deposited funds into an account called the Deposit Account, from which quarterly cash payments of $0.84375 per share will be made or which may be used at PSINet's option to purchase shares of common stock from PSINet at 95% of the then current market price of PSINet's common stock for delivery to holders of the Series C preferred stock in lieu of cash payments. The funds placed in the Deposit Account by the purchasers of the Series C preferred stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, through May 15, 2002. Until the expiration of the Deposit Account, PSINet will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of approximately 6 3/4% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the Deposit Account, which is expected to occur on May 15, 2002 unless earlier terminated, the Series C Preferred Stock will begin to accrue dividends at an annual rate of 6 3/4% of the liquidation preference payable, at PSINet's option, in cash or in shares of its common stock at 95% of the market price of the common stock on that date. Under specified circumstances, PSINet can elect to terminate the Deposit Account prior to May 15, 2002, at which time the remaining funds in the Deposit Account would be distributed to PSINet and the Series C
Preferred Stock would begin to accrue dividends.

     Each share of the Series C preferred stock will be convertible at any time at the option of the holders into 0.8017 shares of PSINet common stock, equal to an initial conversion price of $62.3675 per share, subject to adjustment. The shares of Series C preferred stock will be entitled to a liquidation preference equal to $50 per share.

     PSINet may redeem the Series C preferred stock at a redemption premium of 101.929% of the liquidation preference (plus accumulated and unpaid dividends, if any) on or after November 15, 2000 and prior to May 15, 2002, if the trading price for the Series C preferred stock equals or exceeds $124.74 per share for a specified trading period. Additional payments will also be made from the Deposit Account or by PSINet to the holders of the Series C preferred stock if PSINet redeems Series C preferred stock under the foregoing circumstances. Except in the foregoing circumstances, PSINet may not redeem the Series C preferred stock prior to May 15, 2002. Beginning on May 15, 2002, PSINet may redeem shares of convertible preferred stock at an initial redemption premium of 103.857% of the liquidation preference, declining to 100.00% on May 15, 2006 and thereafter, plus in each case all accumulated and unpaid dividends to the redemption date. PSINet may effect any redemption, in whole or in part, at its option, in cash by delivery of fully paid and nonassessable shares of its common stock or a combination thereof (subject to applicable law), by delivering notice to the holders of the Series C preferred stock.

     Holders of Series C preferred stock will have no voting rights except (1) as required by law, (2) if dividends payable on the Series C preferred stock are in arrears for six quarterly periods, the holders of Series C preferred stock voting separately as a class with shares of any other preferred stock or preference securities having similar voting rights will be entitled to elect two directors to PSINet's board of directors, and (3) the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series C preferred stock will be required to permit PSINet to issue any class or series of stock, or security convertible into stock or evidencing a right to purchase any shares of any class or series of stock ranking senior to the Series C preferred stock as to dividends, liquidation rights or voting rights, and for amendments to PSINet's charter that would adversely affect the rights of holders of Series C preferred stock.

     In the event of a change of control of PSINet (as defined in the charter amendment designating the convertible preferred stock), holders of Series C preferred stock will, if the market value of PSINet common stock at such time is less than the conversion price for the Series C preferred stock, have a one time option to convert all of their outstanding shares of Series C preferred stock into shares of PSINet common stock at an adjusted conversion price equal to the greater of (1) the market value of PSINet common stock as of the date of the change in control and (2) $38.73. In lieu of issuing shares of common stock issuable upon conversion in the event of a change of control, PSINet may, at its option, make a cash payment equal to the market value of the common stock otherwise issuable.

Registration Rights

     In connection with PSINet's acquisitions of InterCon Systems Corporation in June 1995 and Software Ventures Corporation in July 1995, PSINet granted registration rights with respect to an aggregate of approximately 1,683,819 shares of its common stock and options to purchase 543,347 shares of its common stock issued to former InterCon and Software Ventures shareholders. All such shares of common stock and other securities are called the "registrable shares". Pursuant to registration rights agreements between PSINet and the former shareholders of InterCon and Software Ventures, respectively, the original holders of registrable shares or their permitted transferees are entitled to registration rights with respect to their registrable shares. If, prior to May 8, 2000, PSINet proposes to register any of its securities under the Securities Act of 1933, the holders of registrable shares will be entitled to notice thereof and, subject to restrictions, to include their registrable shares in such registration. Furthermore, one or more holders of registrable shares may require us on up to five occasions prior to September 30, 2006 to register their shares on Form S-3, subject to specified conditions and limitations and provided that such holders are not permitted to require such registration more frequently than once every six months. The former InterCon shareholders are entitled to three demand registrations and one Form S-3 registration; and some of the former Software Ventures shareholders are entitled to a single demand registration and a single Form S-3 registration, subject to specified conditions and limitations and provided that any demand must be at an aggregate offering price to the public of at least $1.0 million and no demand may be made within six months of a prior demand. The right of holders of registrable shares to include their shares in an underwritten registration is subject to the right of the underwriters to limit the number of shares included in the offering. Subject to limitations, PSINet is required to bear all registration, legal (for no more than one independent legal counsel for all selling holders of registrable shares) and other expenses in connection with these registrations, other than underwriting discounts and commissions, and must provide appropriate indemnification. These registration rights rank ratably.

     In connection with the private placement of PSINet's Series B preferred stock, PSINet granted registration rights to the holders of its Series B preferred stock with respect to 600,000 shares of Series B preferred stock, which were converted into an aggregate of 3,000,000 shares of PSINet common stock. These registration rights rank ratably with and are substantially similar to those described in the immediately preceding paragraph, except that PSINet was required to file a registration statement on

Form S-3 with respect to the shares of common stock issuable upon conversion of the Series B Preferred Stock pursuant to demand registration rights exercised by the holders of the Series B Preferred Stock, which registration statement was declared effective by the Securities and Exchange Commission on April 24, 1998, and at any time prior to November 17, 2000 when that registration statement is not effective, the former holders of Series B Preferred Stock may be entitled to notice and piggyback registration rights, which are not subject to an underwriter's cutback.

     In connection with the transactions contemplated by the IRU Purchase Agreement between PSINet and IXC, PSINet granted registration rights to IXC with respect to the shares. These registration rights rank ratably with and are substantially similar to those described in the immediately preceding two paragraphs except that IXC is entitled to notice and piggyback registration rights at any time. IXC may make up to three separate demands to have PSINet file a registration statement under the Securities Act of 1933 with respect to an underwritten public offering, and IXC is entitled to one demand registration on Form S-3 every six months.

New York Anti-Takeover Law, Particular Charter and By-law Provisions and Other Anti-takeover Considerations

     As a New York corporation, PSINet is subject to the provisions of Section 912 of the New York Business Corporation Law and will continue to be so subject if and for so long as it has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, at least 25% of its total employees are employed primarily within New York or at least 250 employees are so employed and at least 10% of its voting stock is owned beneficially by residents of the State of New York. Section 912 provides, with specified exceptions, which include, among others, transactions with shareholders who became interested prior to the effective date of an amendment to the New York corporation's certificate of incorporation providing that the corporation would be subject to Section 912 if such corporation did not then have a class of stock registered pursuant to
Section 12 of the Exchange Act, that a New York corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person first became an interested shareholder unless:

          (1) the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors of the corporation prior to that person becoming an interested shareholder;

          (2) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder; or

          (3) the business combination meets specified valuation requirements for the stock of the New York corporation.

     An "interested shareholder" is defined as any person that:

     (a) is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation; or

     (b) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock.

These provisions are likely to impose greater restrictions on an unaffiliated shareholder than on the existing shareholders who will continue to own a majority of our outstanding common stock after this offering.

     PSINet's certificate of incorporation and by-laws contain provisions intended to enhance the likelihood of continuity and stability in the composition of its board of directors and of the policies formulated by the board which may discourage a future unsolicited takeover of PSINet. These provisions could have the effect of discouraging some attempts to acquire PSINet or remove incumbent management, including incumbent members of PSINet's board of directors, even if some or a majority of PSINet's shareholders deemed such an attempt to be in their best interests.

     PSINet's certificate of incorporation or by-laws, as applicable, among other things:

          1. provide that the number of directors will be not fewer than three nor more than nine, with the exact number of directors to be determined from time to time by resolution adopted by a majority of PSINet's board of directors;

          2. provide for a classified board of directors consisting of two classes of directors having staggered terms of two years each, with each of the classes required to consist of at least three directors;

          3. subject to any rights of holders of PSINet preferred stock which may be granted by PSINet's board of directors in the future and except as otherwise provided by Section 706(d) of the New York Business Corporation Law, provide that directors may be removed only for cause;

          4. subject to any rights of holders of PSINet preferred stock which may be granted by PSINet's board of directors in the future, permit vacancies on the board of directors that may occur between annual meetings and any newly created seats to be filled only by the board of directors and not by the shareholders;

          5. limit the right of shareholders to call special meetings of shareholders;

          6. prohibit shareholders from proposing amendments to PSINet's certificate of incorporation;

          7. require any shareholder who wished to bring any proposal before a meeting of PSINet shareholders or to nominate a person to serve as a director to give written notice thereof and particular related information at least 60 days prior to the date one year from the date of our immediately preceding annual meeting, if such proposal or nomination is to be submitted at an annual meeting, and within ten days of the giving of notice to our shareholders, if such proposal or nomination is to be submitted at a special meeting;

          8. require the affirmative vote of at least two-thirds of PSINet capital stock entitled to vote to amend particular provisions of its certificate of incorporation and to amend its by-laws; and

          9. provide that PSINet's board of directors, without action by its shareholders, may issue and fix the rights and preferences of shares of its preferred stock.

These provisions may have the effect of delaying, deferring or preventing a change of control of PSINet without further action by PSINet's shareholders, may discourage bids for its common stock at a premium over the market price of its common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Shareholder Rights Plan

     Each outstanding share of PSINet common stock has attached to it a preferred stock purchase right (a "right"). The rights also attach to most future issuances of common stock. Subject to exceptions, each right will entitle the registered holder to buy one one-thousandth of a share of PSINet Series A preferred stock at an exercise price of $75 per right.

     Subject to exceptions, the right will become exercisable upon the occurrence of the earlier of:

     . an announcement that a person or group of affiliated or associated persons (each, an "acquiring person") has acquired beneficial ownership of 20.50% or more of PSINet outstanding common stock (other than persons who acquire ownership pursuant to a tender offer or exchange offer which is for all outstanding shares of PSINet common stock, or persons who acquire ownership directly from PSINet, William L. Schrader, the Chairman and Chief Executive Officer, or his or PSINet's affiliates so long as such persons beneficially own less than 50% of PSINet outstanding common stock); or

     . an announcement or commencement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20.50% or more of the outstanding shares of PSINet common stock (the earlier of such dates being called the "distribution date").

In such event, each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right, subject to exceptions, to receive upon exercise thereof a number of shares (or portions of shares) of Series A preferred stock or, at the discretion of PSINet's board of directors, a number of additional shares of common stock as set forth in the rights plan.
The acquisition of shares of PSINet's common stock by IXC or its controlled affiliates pursuant to the IRU purchase agreement between IXC and PSINet, however, will not render it an acquiring person. In addition, Ralph J. Swett, the former Chairman of IXC, will not become an acquiring person solely by reason of the issuance or exercise of options, if any, granted to him in his capacity as a director of PSINet.

     All rights expire on June 5, 2006, unless the rights are earlier redeemed or exchanged by PSINet or expire earlier upon the consummation of certain transactions. Shares of PSINet Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled, when, as and if declared, to an aggregate dividend of 1,000 times the dividend declared per share of PSINet's common stock. No dividend may be declared on the common stock without the concurrent declaration of a dividend on the Series A preferred stock. In the event of liquidation, holders of the Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock; thereafter, holders of the Series A preferred stock and the holders of common stock will share pari passu per share in any of PSINet's remaining assets. Each share of PSINet's Series A preferred stock will have 1,000 votes, voting together with PSINet's common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person which will thereupon become void, will thereafter have the right (the "flip-in right") to receive, upon exercise of a right at the then current exercise price of the right, that number of one one-thousandths of a share of Series A preferred stock or, in the discretion of PSINet's board of directors, that number of shares of common stock or, in certain circumstances, other of PSINet's securities, having a market value of two times the exercise price of the right. The flip-in right provisions do not apply to a merger or other business combination with a person who has acquired shares of PSINet's common stock pursuant to certain transactions approved by its board of directors (each, a "permitted offer").

     In the event that, after a person or group has become an acquiring person, PSINet is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold or transferred, except pursuant to a permitted offer, proper provision will be made so that each holder of a right, other than rights beneficially owned by an acquiring person which will have become void, will thereafter have the right (the "flip-over right") to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the person with which PSINet has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the right. The holder of a right will continue to have the flip-over right whether or not such holder exercises or surrenders the flip-in right.

     At any time prior to the earlier to occur of a person becoming an acquiring person or the expiration of the rights, and under other specified circumstances, we may redeem the rights at a redemption price of $.01 per right. PSINet's may, at its option, pay the redemption price in shares of its common stock. After the date that a person becomes an acquiring person, PSINet may redeem the then outstanding rights, at the redemption price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving PSINet in which all holders of shares of common stock are treated alike.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire PSINet without conditioning the offer on the rights being redeemed, a substantial number of rights being acquired, or the offer being deemed a permitted offer under the rights plan. However, the rights should not interfere with any merger or other business combination in connection with a permitted offer or that is approved by PSINet's board of directors because the rights are redeemable under specified circumstances.


1999 Employee Stock Purchase Plan and the 1999 International Employee Stock Purchase Plan.

     On September 28, 1999, our stockholders approved the adoption of our 1999 Employee Stock Purchase Plan and our 1999 International Employee Stock Purchase Plan, which we refer to as the purchase plans, to encourage our employees and employees of our subsidiaries to acquire a proprietary interest in PSINet by purchasing shares of our common stock through voluntary payroll deductions. The 1999 Employee Stock Purchase Plan is designed as an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code. The 1999 International Employee Stock Purchase Plan for non-U.S. employees does not provide the same tax incentives due to differences in applicable law. An aggregate of 1,057,500 shares of our common stock has been reserved for issuance under the purchase plans. Any person regularly employed by us or by one of our subsidiaries for at least 20 hours per week is eligible to participate in the applicable purchase plan. No person who owns or holds options or rights to acquire, or as a result of participation in the 1999 Employee Stock Purchase Plan would own or hold options or rights to acquire, 5% or more of our common stock may participate in the purchase plans. As of July 31, 1999, approximately 1,015 U.S. employees were eligible to participate in the 1999 Employee Stock Purchase Plan. In addition, if the merger is consummated, we will have approximately 200 additional U.S. employees. The international purchase plan covers certain of our non-U.S. employees as determined from time to time by the committee depending on the number of employees in a particular jurisdiction and the requirements of applicable local law. The purchase price per share at which shares of common stock are sold to participating employees under each of the purchase plans will be 85% of the lower of the fair market value per share of common stock on (1) trading day immediately preceding the first business day of the calendar quarter or (2) the trading day immediately preceding the last business day of the calendar quarter. The fair market value of the common stock on a given date is determined by reference to the closing price of the common stock on the Nasdaq National Stock Market.

Transfer Agent and Registrar

     First Chicago Trust Company of New York is the transfer agent and registrar for PSINet's common stock and PSINet's Series C preferred stock. Its telephone number for such purposes is (201) 222-4099.

       COMPARISON OF RIGHTS OF HOLDERS OF COMMON STOCK OF PSINET AND TNI

     PSINet is a business corporation incorporated in New York and the rights of PSINet shareholders are currently governed by the New York Business Corporation Law, PSINet's certificate of incorporation and PSINet's by-laws. TNI is a business corporation incorporated in Delaware and the rights of TNI stockholders are currently governed by the Delaware General Corporation Law, TNI's certificate of incorporation and TNI's by-laws. Upon completion of the merger, the rights of TNI stockholders who become shareholders of PSINet in the merger will be governed by the New York Business Corporation Law, PSINet's certificate of incorporation and PSINet's by-laws.

     The following description summarizes the material differences which may affect the rights of stockholders of PSINet and TNI but is not a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should read carefully the relevant provisions of the New York Business Corporation Law, the Delaware General Corporation Law, PSINet's certificate of incorporation, PSINet's by-laws, TNI's certificate of incorporation and TNI's by-laws.

                       PSINet                                                   TNI

                                          Authorized Capital Stock

 PSINet's authorized capital stock consists of         TNI's authorized capital stock consists of 20,000,000
 500,000,000 shares of common stock, par value $.01    shares of common stock, par value $.01 per share, of
 per share, of which approximately 64,967,306 were     which 14,175,764 were outstanding at the close of
 outstanding at the close of business on October 1,    business on October 1, 1999, and 38,681 shares of
 1999, and 30,000,000 shares of preferred stock,       preferred stock, par value $.01 per share, none of
 par value $.01 per share, of which 10,200,000         which was outstanding at the close of business on
 shares have been designated and 9,200,000 were        October 1, 1999.
 outstanding at the close of business on October 1,
 1999.

 Under the New York General Corporation Law, the ten
 largest stockholders (as determined by the fair
 value of their beneficial holdings) of a
 corporation which does not have a class of stock
 which is listed on a national stock exchange are
 jointly and severally liable for any unpaid wages
 and salaries owed to the corporation's employees.
                                                 Dividends
 Under the New York Business Corporation Law, PSINet   Under the Delaware General Corporation Law, TNI may
 may declare and pay dividends or make other           make distributions to its stockholders (subject to
 distributions to its stockholders (subject to the     the rights of preferred stockholders) out of its
 rights of preferred stockholders) out of its          surplus, or in the event there is no surplus, out of
 surplus, unless PSINet is insolvent at the time, if   its net profits for the fiscal year in which the
 PSINet would become insolvent by doing so, or when    dividend is declared or the preceding fiscal
 doing so would be contrary to any restrictions        year.  If TNI's capital is diminished to an amount
 contained in its certificate of incorporation.  The   less than the aggregate amount of the capital
 net assets of PSINet remaining after a declaration    represented by the issued and outstanding stock of
 or payment of dividends must be at least as much as   all classes having a preference upon the distribution
 its stated capital.                                   of assets, however, no dividends may be paid until
                                                       the deficiency in the amount of the capital
                                                       represented by such stock is repaired.
                                     Classification of the Board of Directors
 Under the New York Business Corporation Law, a        Under the Delaware General Corporation Law, a
 corporation's certificate of incorporation or a       corporation's certificate of incorporation or a bylaw
 by-law adopted by its stockholders may provide that   adopted by its stockholders may provide that the
 the directors be divided into two, three or four      directors be divided into two or three classes.  The
 classes.  The PSINet certificate of incorporation     TNI certificate of incorporation provides that the
 and by-laws provide that the board of directors       board of directors shall be comprised of three
 shall be of comprised of two classes of at least      classes as nearly equal in number as possible.  One
 three directors each.  One class is elected each      class is elected each year for a three-year term.
 year for a two-year term.


                                        Size of the Board of Directors
 Under the New York Business Corporation Law, the      Under the Delaware General Corporation Law, the
 number of directors constituting a corporation's      number of directors constituting a corporation's
 board may be fixed by its by-laws, by action of its   board may be fixed by, or in the manner provided in,
 stockholders or by action of its board pursuant to    its by-laws unless its certificate of incorporation
 a by-law adopted by the stockholders.  Under the      fixes the number of directors.  Under the TNI
 PSINet certificate of incorporation and by-laws,      certificate of incorporation and by-laws, the board
 the board may fix the number of directors, provided   may fix the number of directors, provided that such
 that such number must be between three and nine.      number must be between three and seven.  The TNI
 The PSINet board of directors currently consists of   board of directors currently consists of six
 six directors.                                        directors.
                                  Removal of Directors; Filling of Vacancies
 Under the PSINet certificate of incorporation and     Under the Delaware General Corporation Law, a
 by-laws, except as otherwise provided by the New      director of a corporation having a classified board
 York Business Corporation Law, a director may be      may only be removed for cause.  Any vacancies on the
 removed only for cause and only at an annual or       TNI board of directors may be filled solely by the
 special meeting of stockholders.  Any vacancies on    affirmative vote of a majority of the remaining
 the PSINet board of directors may be filled solely    directors.
 by the affirmative vote of a majority of the
 remaining directors.

                                      Special Meetings of the Stockholders
 Under the New York Business Corporation Law, special  Under the Delaware General Corporation Law, special
 meetings of stockholders may be called by the board   meetings of stockholders may be called by the board
 or by such person or persons as are authorized by     or by such person or persons as are authorized by the
 the certificate of incorporation or by-laws.   The    certificate of incorporation or by-laws.  Under the
 only business that may be conducted at a special      TNI by-laws, special meetings of stockholders may be
 meeting of stockholders is that which is related to   called by the Chairman, the President or at the
 the purposes set forth in the notice of the           written request of a majority of the board of
 meeting.  Under the PSINet by-laws, special           directors or of holders owning more than one-third of
 meetings of stockholders may be called by the         the shares of capital stock issued and outstanding
 Chairman, the President or at the written request     and entitled to vote at any such meeting.  TNI
 of a majority of the board of directors.  PSINet      stockholders may act without a meeting, without prior
 shareholders may act without a meeting but only by    notice and without a vote, upon the written consent
 unanimous written consent.                            of the number of stockholders having not less than
                                                       the minimum number of votes necessary to authorize
                                                       such action at a meeting at which all stockholders
                                                       entitled to vote were present and voted.
                                             Stockholder Proposals
 Under the PSINet certificate of incorporation and     TNI's by-laws do not include a requirement for
 by-laws, for a stockholder to bring a matter before   advance notice of stockholder proposals.
 a meeting of stockholders, the Secretary of PSINet
 must receive advance written notice of the
 stockholder's intent, containing certain required
 information.  With respect to a stockholder
 proposal to be submitted at an annual meeting, the

                       PSINet                                                   TNI

 Secretary must receive the notice no later than
 sixty days before the anniversary of the preceding
 annual meeting.  With respect to a stockholder
 proposal to be submitted at a special meeting, the
 Secretary must receive the notice no later than the
 tenth day following the date on which notice of
 such meeting is first given to stockholders.
                                   Indemnification of Officers and Directors
 The New York Business Corporation Law generally       The Delaware General Corporation Law generally
 provides that a corporation may indemnify an          provides that a corporation may indemnify any person
 officer or director made a party or threatened to     made a party or threatened to be made a party to a
 be made a party to a legal proceeding against         legal proceeding by reason of the fact that such
 judgments, fines, amounts paid in settlement and      person is or was an officer, director, employee or
 reasonable expenses (including attorneys' fees)       agent of the corporation against expenses (including
 actually and necessarily incurred in connection       attorney's fees), judgments, fines and amounts paid
 with the proceeding if:                               in settlement if:

 .  he acted in good faith for a purpose he             .  he acted in good faith and in a manner he
   reasonably believed to be in or not opposed to the     reasonably believed to be in or not opposed to the
   best interests of the corporation;                     best interests of the corporation;

 .  in the case of a criminal proceeding, he had no     .  in the case of a criminal proceeding, he had no
   reasonable cause to believe that his conduct was       reasonable cause to believe that his conduct was
   unlawful; and                                          unlawful; and

 .  in the case of a suit by or in the right of the     .  in the case of a suit by or in the name of the
   corporation, the suit is not settled and he is not     corporation, he is not adjudged to be liable to the
   adjudged to be liable to the corporation, unless a     corporation, unless the Court of Chancery determines
   proper court determines that he is nonetheless         that he is nonetheless entitled to indemnification.
   entitled to indemnification.

 The New York Business Corporation Law also permits    TNI's certificate of incorporation and by-laws
 corporations to indemnify corporate personnel other   provide for indemnification to the fullest extent
 than officers and directors but provides no           permitted by law for all persons it is permitted to
 specific criteria for such indemnification.           indemnify.  Furthermore, to the extent not prohibited
                                                       by law, such persons would not be liable to TNI
 PSINet's certificate of incorporation and by-laws     except for their own willful misconduct or actions
 generally provide for indemnification, as described   taken in bad faith.  Under the Delaware General
 above, of directors and officers, as well as others   Corporation Law, such person may also be entitled to
 serving at the request of PSINet, to the extent not   other indemnification rights arising under any
 prohibited by law.  Furthermore, to the extent not    by-law, agreement or stockholder vote.
 prohibited by law, such persons will not be liable
 to PSINet except in the event of bad faith,
 intentional misconduct, a knowing violation or law
 or a violation of certain statutory provisions
 relating to the payment of dividends and the
 distribution of the assets of the corporation.
 Under PSINet's by-laws, a director, officer or
 employee may also be entitled to other
 indemnification rights, including any arising under
 any agreement with the corporation.

                       PSINet                                                   TNI

                                   Amendment of Certificate of Incorporation
 The PSINet certificate of incorporation generally     Under the Delaware General Corporation Law, unless
 may be amended by a majority of the outstanding       otherwise specified in the certificate of
 PSINet shares entitled to vote thereon, but the       incorporation, an amendment to the certificate of
 provision relating to amendments to specified         incorporation requires the affirmative vote of a
 by-laws may be amended only by two-thirds of the      majority of the outstanding shares entitled to vote
 votes of the outstanding PSINet shares.               thereon.  Under TNI's certificate of incorporation,
 Furthermore, under the New York Business              amendments which would change the relative rights of
 Corporation Law, any amendment to the PSINet          any series of preferred stock to its disadvantage
 certificate of incorporation must be authorized by    must be approved by a majority of the outstanding
 its board of directors.                               shares of such series.  Furthermore, under the
                                                       Delaware General Corporation Law, any amendment to
                                                       the TNI certificate of incorporation must also be
                                                       authorized by its board of directors.

                                              Amendment of By-Laws
 The PSINet by-laws may be amended by two-thirds of    Under the Delaware General Corporation Law, a
 the outstanding PSINet shares entitled to vote in     majority of the stockholders may adopt, amend or
 the election of directors or by a majority of the     repeal TNI's by-laws.  Under TNI's certificate of
 PSINet directors present at a meeting of the board    incorporation and by-laws, a majority of the board of
 of directors.  However, any by-law adopted by the     directors can also adopt, amend or repeal its by-laws.
 board may be amended or repealed by two-thirds of
 the outstanding shares at an annual or special
 meeting.
                                              Business Combinations
 Under the PSINet certificate of incorporation, a      Under the Delaware General Corporation Law, a
 majority of the outstanding PSINet shares is needed   majority of the outstanding shares is needed to adopt
 to adopt a plan of merger or consolidation.           a plan of merger or consolidation.

 The New York Business Corporation Law prohibits a     The Delaware General Corporation Law prohibits a
 New York corporation which has a class of voting      Delaware corporation which has a class of stock which
 stock which is registered with the SEC from           is listed on a national stock exchange or which has
 engaging in business combinations with an             2,000 or more stockholders of record from engaging in
 interested stockholder (generally, the beneficial     business combinations with an interested stockholder
 owner of 20% or more of the corporation's voting      (generally, the beneficial owner of 15% or more of
 stock) for five years following the time the          the corporation's outstanding voting stock) for three
 stockholder became an interested stockholder,         years following the time the stockholder became an
 unless, prior to that time, the corporation's board   interested stockholder, unless, prior to that time,
 of directors approved either the business             the corporation's board of directors approved either
 combination or the transaction that resulted in the   the business combination or the transaction that
 stockholder becoming an interested stockholder.       resulted in the stockholder becoming an interested
 After five years, these business combinations may     stockholder, or if two-thirds of the outstanding
 occur if approved by a majority vote of shares not    shares not owned by such interested stockholder
 owned by the interested stockholder, or if certain    approve the business combination, or if, upon
 fair price requirements are met.                      becoming an interested stockholder, such stockholder
                                                       owned 85% of the outstanding shares (excluding those
                                                       held by officers, directors and certain employee
                                                       stock plans).


                       PSINet                                                   TNI

                                           Stockholder Rights Plan
 PSINet's stockholder rights plan is described in the  TNI does not have a stockholder rights plan.
 preceding section.

                                 LEGAL MATTERS

     The legality of PSINet common stock offered by this prospectus/proxy statement will be passed upon for PSINet by Nixon Peabody LLP, New York, New York, counsel for PSINet. Certain attorneys with Nixon Peabody LLP currently own in the aggregate less than one percent of PSINet's common stock.

     Certain United States federal income tax consequences of the merger will be passed upon for TNI by its counsel, Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C. Certain attorneys with Arent Fox Kintner Plotkin & Kahn, PLLC currently own in the aggregate less than one percent of TNI's common stock.

                                    EXPERTS

     The consolidated financial statements of PSINet Inc. incorporated in this prospectus/proxy statement by reference to PSINet Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Transaction Network Services, Inc. ("TNI") as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 are incorporated by reference in this prospectus/proxy statement from TNI's Annual Report on Form 10-K for the year ended December 31, 1998. Such financial statements have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated by reference herein in reliance upon the authority of such firm as experts in giving said reports.

     The financial statements of Transaction Access Service (a fully integrated business of AT&T Corp.) as of August 31, 1998 and November 30, 1997 and for the nine month period ended August 31, 1998 and the twelve month period ended November 30, 1997 incorporated in this prospectus/proxy statement by reference to TNI's Current Report on Form 8-K Amendment No. 1 filed with the Securities and Exchange Commission on November 24, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, give on the authority of said firm as experts in auditing and accounting.

    The financial statements of OmniLink Communications Corporation for the fiscal year ended December 31, 1997 are incorporated by reference in this prospectus/proxy statement from TNI's Current Report on Form 8-K Amendment No.1 filed with the Securities and Exchange Commission on September 14, 1998. Such financial statements have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated by reference herein in reliance upon the authority of such firm as experts in giving said reports.

     Representatives of Arthur Andersen, LLP are not expected to be present at the TNI special meeting.

                             STOCKHOLDER PROPOSALS

     TNI will hold an annual meeting of TNI stockholders in the year 2000 only if the merger is not completed before the time of the annual meeting. The deadline for submission of stockholder proposals for inclusion in TNI's proxy materials for the TNI annual meeting to be held in the year 2000 is November 15, 1999.

     If the merger is not completed, TNI stockholders may present proper proposals for consideration at the next annual meeting of TNI stockholders by submitting their proposal in writing to the Secretary of TNI in a timely manner.

                                 OTHER MATTERS

     As of the date of this prospectus/proxy statement, the TNI board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this prospectus/proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     PSINet and TNI file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that PSINet and TNI file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

        Public Reference Room           New York Regional Office
        450 Fifth Street, N.W           7 World Trade Center
        Room 1024                       Suite 1300
        Washington, D.C. 20549          New York, NY 10048

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning TNI may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information pertaining to PSINet are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

     PSINet filed a registration statement on Form S-4 on October 1, 1999 to register with the Securities and Exchange Commission the PSINet common stock to be issued to TNI stockholders in the merger and filed Amendment No. 1 to such registration statement on Form S-4 on October 19, 1999. This prospectus/proxy statement is a part of that registration statement, as amended, and constitutes a prospectus of PSINet in addition to being a proxy statement of TNI. As allowed by Securities and Exchange Commission rules, this prospectus/proxy statement does not contain all the information you can find in PSINet's registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows PSINet and TNI to "incorporate by reference" information into this prospectus/proxy statement, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this prospectus/proxy statement, except for any information superseded by information contained directly in this prospectus/proxy statement or in later filed documents incorporated by reference in this prospectus/proxy statement.

     This prospectus/proxy statement incorporates by reference the documents set forth below that PSINet and TNI have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about PSINet and TNI that is not included in or delivered with this prospectus/proxy statement.

     PSINet and TNI also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a),13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus/proxy statement and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     PSINet has supplied all of the information contained or incorporated by reference in this prospectus/proxy statement relating to PSINet and TNI has supplied all of the information relating to TNI.

     TNI stockholders should not send in their TNI certificates until they receive the transmittal materials from the paying agent. TNI stockholders of record who have further questions about their share certificates or the exchange of their TNI common stock for PSINet common stock or cash consideration in the merger should call the paying agent.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this prospectus/proxy statement, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this prospectus/proxy statement by requesting them in writing or by telephone from the appropriate company at the following addresses:

       PSINet Inc.                          Transaction Network Services, Inc.
       510 Huntmar Park Drive               1939 Roland Clarke Place
       Herndon, Virginia 20170              Reston, Virginia 20191

       Attention: Corporate Secretary       Attention:  Karen Kazmark

       Telephone: (703) 904-4100            Telephone:  703-453-8406

     You should rely only on the information contained or incorporated by reference in this prospectus/proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus/proxy statement. This prospectus/proxy statement is dated October 22, 1999. You should not assume that the information contained in this prospectus/proxy statement is accurate as of any date other than that date. Neither the mailing of this prospectus/proxy statement stockholders nor the issuance of PSINet common stock in the merger creates any implication to the contrary.

                      DOCUMENTS INCORPORATED BY REFERENCE
PSINet

     PSINet is incorporating by reference in this prospectus the following documents which have been filed with the Securities and Exchange Commission:

     1. Annual report on Form 10-K for the fiscal year ended December 31, 1998. This report contains:

        . audited consolidated balance sheets for PSINet and its subsidiaries as of December 31, 1998 and 1997

        . related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1996, 1997 and 1998

     2.    Quarterly reports on Form 10-Q for the quarters ended:

        .  March 31, 1999

        .  June 30, 1999

     3.    Current reports on Form 8-K dated:

        .  April 27, 1999

        .  May 7, 1999

        .  July 6, 1999

        .  July 16, 1999

        .  August 22, 1999

        .  August 22,1999

        . July 31, 1997 (solely insofar as it relates to our Shareholder Rights Agreement dated May 8, 1996, as amended)

        .  August 20, 1997

     4. Registration statement on Form 8-A dated April 7, 1995, as amended (registration no. 0-25812).

     5. Registration statement on Form 8-A dated June 4, 1996, as amended (registration no. 0-25812).

TNI

     TNI is incorporating by reference in this prospectus the following documents which have been filed with the Securities and Exchange Commission:

     1. Annual report on Form 10-K for the fiscal year ended December 31, 1998. This report contains:

        . audited consolidated balance sheets for TNI and its subsidiaries as of December 31, 1998 and 1997

        . related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1996, 1997 and 1998

     2.    Quarterly reports on Form 10-Q for the quarters ended:

        .  March 31, 1999

        .  June 30, 1999

     3.    Current reports on Form 8-K dated:

        .  July 15, 1998, as amended

        .  September 23, 1998, as amended

        .  July 29, 1999

        .  August 23, 1999

     4. Registration statement on Form 8-A dated May 25, 1999 (registration no. 00115033).


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus/proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of PSINet and TNI and other matters. Statements in this prospectus/proxy statement that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to PSINet and TNI, wherever they occur in this prospectus/proxy statement, are necessarily estimates reflecting the best judgment of the senior management of PSINet and TNI and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus/proxy statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     . the ability to integrate the operations of PSINet and TNI, including their respective product lines; and

     . the effects of vigorous competition in the markets in which PSINet and TNI operate.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus/proxy statement and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 1998 of PSINet, including any amendments, and the Annual Report on Form 10-K for the year ended December 31, 1998 of TNI, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus/proxy statement. Neither PSINet nor TNI undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus/proxy statement or to reflect the occurrence of unanticipated events.

                                                                         Annex 1

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 22, 1999, by and among PSINET INC. ("Parent"), a New York corporation, PSINET SHELF
                                 ------
I INC. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned
         -----------------
subsidiary of Parent, and TRANSACTION NETWORK SERVICES, INC. (the "Company"), a
                                                                   -------
Delaware corporation.

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the merger of the Company with and into the Merger Subsidiary (the "Merger"), upon the terms and subject to the conditions set
                 ------
forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I


                                  The Merger

     Section 1.1  The Merger.  Upon the terms and subject to the conditions of
                  ----------
this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Subsidiary and the separate existence of the Company shall thereupon cease, and the Merger Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the
                                              ---------------------
laws of the State of Delaware under the name "Transaction Network Services, Inc." as a wholly-owned subsidiary of Parent. Throughout this Agreement, the term "Merger Subsidiary" shall refer to the Merger Subsidiary prior to the Merger and the term "Surviving Corporation" shall refer to the Merger Subsidiary in its status as the surviving corporation in the Merger.

     Section 1.2  Closing.  The closing of the Merger will take place as
                  -------
promptly as practicable (and in any event within two business days) after satisfaction or waiver in writing of the conditions set forth in Article VIII (the "Closing Date"). The Closing shall be held at the offices of Nixon Peabody
      ------------
LLP, One Thomas Circle, Washington, D.C., unless another date, time or place is agreed to in writing by the parties hereto.

     Section 1.3  Effective Time of the Merger.  The Merger shall become
                  ----------------------------
effective upon the filing of a certificate of merger ("Certificate of Merger")
                                                       ---------------------
pursuant to and in compliance with this Agreement and Section 251 of the General Corporation Law of the State of Delaware (the "Delaware Law") with the Secretary
                                               ------------
of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the time at which the Certificate of Merger has been filed and become effective in accordance with Delaware Law.

     Section 1.4  Effect of the Merger.  The Merger shall, from and after the
                  --------------------
Effective Time, have all the effects provided by Delaware Law. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Company agrees that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving

                                      1-1

Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Company and the Merger Subsidiary or otherwise to take any and all such actions.


                                   ARTICLE II


                           The Surviving Corporation

     Section 2.1 Certificate of Incorporation. The certificate of incorporation
                 ----------------------------
of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended, except that the name of the Surviving Corporation shall be "Transaction Network Services, Inc."

     Section 2.2  By-laws.  The By-laws of the Merger Subsidiary as in effect
                  -------
immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter duly amended.

     Section 2.3  Board of Directors; Officers.  The directors of the Merger
                  ----------------------------
Subsidiary in office immediately prior to the Effective Date shall be the directors of the Surviving Corporation immediately after the Effective Time and the officers of the Merger Subsidiary in office immediately prior to the Effective Date shall be the officers of the Surviving Corporation immediately after the Effective Time in each case, until the earlier of their respective deaths, resignations, or removals, and the time that their respective successors have been duly elected or appointed and shall have qualified.

                                  ARTICLE III


                              Conversion of Shares

     Section 3.1  Merger Consideration.  As of the Effective Time, by virtue of
                  ------ -------------
the Merger and without any action on the part of any stockholder of the Company or Merger Subsidiary:

     (a)  Shares Of Merger Subsidiary Stock. Each share of common stock, par
          ---------------------------------
value $.01 per share, of Merger Subsidiary (the "Merger Subsidiary Common
                                                 ------------------------
Stock") that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding unchanged by reason of the Merger as one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b)  Cancellation Of Certain Company Common Stock. Each share of the
          --------------------------------------------
Company's common stock, par value $.01 per share ("Company Common Stock") that
                                                   --------------------
is owned by the Company as treasury stock and any shares of Company Common Stock that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c)  Conversion Of Company Common Stock. Subject to the provisions of this
          ----------------------------------
Section 3.1, each share of Company Common Stock, other than Dissenting Shares (as defined in Section 3.1(n)) and shares canceled pursuant to Section 3.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the merger consideration as follows (the

"Merger Consideration") (i) $45.00 in cash (the "Cash Consideration"), or (ii) a
---------------------                            ------------------
number of validly issued, fully paid and nonassessable (subject to Section 630 of the New York Business Corporation Law ("NYBCL") shares of Common Stock, par
                                           -----
value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange
                                  -------------------
Ratio (as defined below) (the "Stock Consideration"), or (iii) the right to
                               -------------------
receive a combination of cash and shares of Parent Common Stock determined in accordance with this Section 3.1 (the "Mixed Consideration"). Notwithstanding
                                       -------------------
any

                                      1-2
provision of this Agreement to the contrary (other than Section 3.1(l)) and assuming all outstanding Company Stock Options, ESPP Options and any options issued pursuant to Section 6.1(a)(ii) are exercised prior to the Effective Time, no more than 7,796,223 shares of Parent Common Stock shall be issued as Stock Consideration and a maximum aggregate of $350,830,015 shall be issued as Cash Consideration in the Merger. The "Exchange Ratio" shall be equal to 1:1. No fractional shares of Parent Common Stock shall be issued in connection with the Merger and in lieu thereof the holder of shares of Company Common Stock shall have the right to receive cash in an amount equal to the closing price of the Parent Common Stock on the third trading day prior to the Effective Time multiplied by the fractional share amount.

     (d)  Cash Election. Subject to the limitations of the Cash Election Number
          -------------
(defined below), each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's shares of Company Common Stock (a

"Cash Election"). Notwithstanding the foregoing, the maximum aggregate number of
--------------
shares of Company Common Stock that may be converted into the right to receive cash in the Merger plus any Dissenting Shares shall be 50% of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time (the "Cash Election Number"). Cash Elections shall be made on a form
           --------------------
designed for that purpose (a "Form of Election"). A holder of record of shares
                              ----------------
of Company Common Stock who holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Forms of
                            --------------
Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

     (e)  Cash Election Shares. If the aggregate number of shares of Company
          --------------------
Common Stock covered by Cash Elections (the "Cash Election Shares")  exceeds the
                                             --------------------
Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of
(A) the Cash Consideration and (B) a fraction (the "Cash Fraction"), the
                                                    -------------
numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (A) the Exchange Ratio and
(B) a fraction equal to one minus the Cash Fraction. The adjustments provided in this Section 3.1(e), if applicable, will result in each holder of Company Common Stock making a Cash Election receiving Cash Consideration for such holder's Cash Election Shares on a pro rata basis with all other holders of Cash Election Shares and Stock Consideration for the balance of such holder's shares of Company Common Stock so that the maximum aggregate Cash Election Number is not exceeded.

     (f)  Stock Election. Subject to the limitations of the Stock Election
          --------------
Number (as defined below), each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for all or any part of such holder's shares of Company Common Stock (a "Stock Election"). Notwithstanding the foregoing, the
                         --------------
maximum aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger shall be 50% of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time (the "Stock Election Number"). Stock Elections shall be
                               ---------------------
made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

     (g)  Stock Election Shares. If the aggregate number of shares of Company
          ---------------------
Common Stock covered by Stock Elections (the "Stock Election Shares") exceeds
                                              ---------------------
the Stock Election Number, each Stock Election Share shall be converted into (i) the right to receive a number of shares of Parent Common Stock, equal to the product of (A) the Exchange Ratio and (B) a fraction (the "Stock Fraction"), the
                                                           --------------
numerator of which shall be the Stock Election Number and the denominator of which shall be the total

                                      1-3
number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction equal to one minus the Stock Fraction. The adjustments provided in this Section 3.1(g), if applicable, will result in each holder of Company Common Stock making a Stock Election receiving Stock Consideration for such holder's Stock Election Shares on a pro rata basis with all other holders of Stock Election Shares and Cash Consideration for the balance of such holder's shares of Company Common Stock so that the maximum aggregate Stock Election Number is not exceeded.

     (h)  Mixed Election. Subject to the limitations of the Cash Election Number
          --------------
and the Stock Election Number, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for part of such holder's shares of Company Common Stock and cash for the remaining part of such holder's shares of Company Common Stock (the "Mixed Election" and, collectively with Stock Election
                           --------------
and Cash Election, the "Election"). Mixed Elections shall be made on a Form of
                        --------
Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. With respect to each holder of Company Common Stock who makes a Mixed Election, the shares of Company Common Stock such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 3.1(d) and
(e), and the shares such holder elects to be converted into the right to receive shares of Parent Common Stock shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 3.1(f) and (g).

     (i)  Form Of Election. To be effective, a Form of Election must be properly
          ----------------
completed, signed and submitted to Parent's transfer agent and registrar, as paying agent or such other entity as may be designated by Parent (the "Paying
                                                                       ------
Agent"). Parent shall have the discretion, which it may delegate in whole or in
-----
part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Paying Agent) in such matters shall be conclusive and binding. Neither Parent nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this Section 3.1, and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock.

     (j)  Failure to Make an Election. For the purposes hereof, a holder of
          ---------------------------
shares of Company Common Stock who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in
Section 3.1(k)) (the "No Election Shares") shall be deemed not to have made a
                      ------------------
Cash Election, Stock Election or Mixed Election. If Parent or the Paying Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares. No Election Shares shall be treated by the Parent as a Mixed Election designating one-half as Cash Election Shares and one-half as Stock Election Shares.

     (k)  Election Deadline. Parent and the Company shall each use its
          -----------------
reasonable commercial efforts to cause copies of the Form of Election to be mailed to the record holders of the Company Shares not fewer than thirty days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of Company Shares subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on third Business Day following the Effective Date (the "Election Deadline") in order to be effective. All elections
                     -----------------
may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

                                      1-4

     (l)  Anti-Dilution Provisions. In the event Parent (i) changes (or
          ------------------------
establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Common Stock (other than a distribution referred to in clause
(i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "Business Combination") and
                                                      --------------------
the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock and the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

     (m)  Company Stock Options.  Pursuant to the terms of the plans pursuant to
          ---------------------
which the Company Stock Options (as defined in Section 4.2(a)) were issued and this Agreement, which are expressly assumed by the Parent as of the Effective Time, the outstanding and unexercised Company Stock Options shall, at the Effective Time, become exercisable for shares of Parent Common Stock in accordance with their terms except that the number of shares of Parent Common Stock subject to such Options shall be equal to the product of the (i) number of shares of Company Common Stock subject to the original Option, and (ii) the Exchange Ratio, and the exercise price per share of Parent Common Stock under such Option shall be equal to (iii) the exercise price under the Option as written divided by (iv) the Exchange Ratio. The adjustments provided herein with respect to any Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

     (n)  Dissenting Shares. Each outstanding share of Company Common Stock the
          -----------------
holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the

"Dissenting Shares") shall not be converted into or represent a right to receive
------------------
the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the Delaware Law, shall be deemed to be converted into, as of the Effective Time, into the right to receive Stock Consideration, any cash in lieu of fractional shares, and/or Cash Consideration pursuant to Section 3.1(c) in the same manner as if such shares were No Election Shares. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law. Any payments of Cash Consideration made in respect of Dissenting Shares shall be made by the Surviving Corporation.

     3.2  Stockholders' Rights at the Effective Time.  On and after the
          ------------------------------------------
Effective Time, the certificates that immediately prior to the Effective Time represented shares of the Company Common Stock (the "Certificates") shall cease
                                                     ------------
to represent any rights with respect to the Company and shall only represent the right to receive the Cash Consideration and/or the Stock Consideration, together with the amount of cash, if any, payable in lieu of fractional shares of Parent Common Stock into which any shares of Company Common Stock have been converted, provided, however, that no dividends or other distributions, if any, in respect of the shares of Parent Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, and no interest with respect to any Cash Consideration, shall be paid to the holders of any unsurrendered Certificates until such Certificates and

                                      1-5
transmittal letters are surrendered and delivered as provided in Section 3.3 of this Agreement. Subject to applicable Delaware Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions declared after the Effective Time without interest thereon, which theretofore have become payable with respect to the number of shares of Parent Common Stock for which such Certificates were exchangeable. Notwithstanding anything herein to the contrary, holders of any unsurrendered Certificates shall not be entitled to exercise any rights as a holder of Parent Common Stock, including, without limitation, the right to vote the Parent Common Stock, until such Certificates are surrendered and exchanged pursuant to this Agreement.

     3.3  Surrender and Exchange of Share Certificates.
          --------------------------------------------

     (a) Promptly after the Effective Time, the Parent shall make available to the Paying Agent such certificates evidencing such number of shares of Parent Common Stock and such amount of cash in order to enable the Paying Agent to effect the conversion of Company Common Stock into Stock Consideration, any cash in lieu of fractional shares, and/or Cash Consideration.

     (b) On the Closing Date, Parent shall instruct the Paying Agent to mail to each person who was a holder of record of shares of the Company Common Stock immediately prior to the Effective Time: (i) a letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates nominally representing the Company Common Stock in exchange for Stock Consideration, and any cash payable in lieu of fractional shares, and/or Cash Consideration based upon such holder's Election, as adjusted, or otherwise as provided in Section 3.1.

     (c) After the Effective Time, each holder of a Certificate shall surrender and deliver such Certificate to the Paying Agent together with a duly completed and executed transmittal letter. and accompanied by the Certificate (or by an appropriate guarantee of delivery of such Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of an acceptable signature guarantee program of transfer agents or securities exchanges)Promptly after such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of Parent Common Stock for which such holder's shares of the Company Common Stock have been converted for Stock Elections, together with a check for any cash in lieu of any fractional share of Parent Common Stock, or a check for the cash payable in respect of such shares for Cash Elections or both. Until so surrendered and exchanged, each Certificate formerly representing an outstanding share of Company Common Stock shall after the Effective Time be deemed for all purposes to evidence only the right to receive Stock Consideration, and any cash payable in lieu of fractional shares, and/or Cash Consideration elected based upon such holder's Election, as adjusted, or otherwise, as provided in Section 3.1.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter, other than transfers of shares of Company Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates are presented for transfer to the transfer agent for the Company, the Merger Subsidiary or Parent, they shall be delivered to the Paying Agent and exchanged for Stock Consideration, and any cash payable in lieu of fractional shares, and/or Cash Consideration, all as provided for in this
Section 3.3.

     (e) Any shares of Parent Common Stock or cash that remains undistributed to the stockholders of the Company as of the Effective Time for one year after the Effective Time shall be delivered to the Company by the Paying Agent, upon demand, and any former stockholders of the Company who have not

                                      1-6
previously complied with this Section 3.3 shall thereafter look only to Parent for payment of their claim for Stock Consideration, any cash payable in lieu of fractional shares, and/or Cash Consideration.

     (f) Neither the Paying Agent, nor any of the Company, Merger Subsidiary or Parent shall be liable to any holder of shares of Company Common Stock with respect to any shares of Parent Common Stock (or dividends or distributions with respect to Parent Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

     (g) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue such Stock Consideration, and any cash payable in lieu of fractional shares, and/or Cash Consideration and any dividends or other distributions with respect to Parent Common Stock to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the delivery of such bond as the Paying Agent may reasonably require.

     (h) No transfer taxes shall be payable by any stockholder of the Company in respect of the issuance of the Parent Common Stock under this Section 3.3, except that if any Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it shall be a condition of such issuance that the person requesting such issuance shall pay to Parent any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of Parent that such taxes have been paid or are not payable.

     Section 3.4  No Further Rights.  From and after the Effective Time, holders
                  -----------------
of certificates theretofore evidencing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

     Section 3.5  Registration Statement; Prospectus/Proxy Statement.
                  --------------------------------------------------

     (a) For the purposes of (i) registering the issuance of Parent Common Stock to holders of the shares of Company Common Stock in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities
                                                     ---
Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and complying with applicable state securities laws and
      --------------
(ii) holding the meeting of the Company stockholders ("Company Special Meeting")
                                                       -----------------------
to approve the Merger (the "Company Proposal"), Parent and the Company will
                            ----------------
cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a
                                          ----------------------
prospectus/proxy statement satisfying all requirements of applicable state securities laws, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange
                                                                    --------
Act"). Such prospectus/proxy statement in the form mailed by the Company and, if required, Parent to their respective stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."
---------------------------

     (b) The Company will furnish Parent with such information concerning the Company and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable law. None of the information relating to the Company and its subsidiaries supplied by the Company for inclusion in, or incorporated by reference in, the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees promptly to advise Parent if, at any time prior to the Company Special Meeting, any information provided

                                      1-7
by it for inclusion in, or incorporated by reference in, the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission. The Company will furnish Parent with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

     (c) Parent will include in the Prospectus/Proxy Statement such information concerning Parent and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable law. None of the information relating to Parent and its subsidiaries included in, or incorporated by reference in, the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Special Meeting, any information included in or incorporated by reference by Parent in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect, Parent shall correct such inaccuracy or omission. Parent will furnish such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

     (d) The Company and Parent agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act, and shall cooperate in responding to any comments with respect thereto received from the SEC.

     (e) Parent will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities laws. The Company authorizes Parent to utilize in the Registration Statement and in all such state filed materials, the information concerning the Company and its subsidiaries provided to Parent for inclusion in, or incorporated by reference in, the Prospectus/Proxy Statement. Parent promptly will advise the Company when the Registration Statement has become effective and of any supplements or amendments thereto, and Parent will furnish the Company with copies of all such documents. Except for the Prospectus/ Proxy Statement or the preliminary prospectus/proxy statement, neither Parent nor the Company shall distribute any written material that might constitute a "prospectus" relating to the Merger or the Company Proposal within the meaning of the Securities Act or any applicable state securities law without the prior written consent of the other party.

     (f) The Company shall mail the Prospectus/Proxy Statement to its stockholders as promptly as practicable after the date the Registration Statement is declared effective under the Securities Act.

     Section 3.6  Tax-Free Reorganization.  The parties intend that the Merger
                  -----------------------
qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the

"Code").  None of the parties will knowingly take any action that would cause
-----
the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or applicable SEC rules. Each of the parties shall report the Merger for income tax purposes as a reorganization within the meaning of
Section 368(a)(2)(D) of the Code (and any comparable state or local tax statute), subject to the receipt of the opinions described in Sections 8.2(c) and 8.3(c).

                                      1-8

                                   ARTICLE IV

                 Representations and Warranties of the Company

     The Company represents and warrants to Parent and Merger Subsidiary that, except as disclosed in the Company Disclosure Schedule which has been delivered to Parent prior to the execution of this Agreement (the "Company Disclosure
                                                         ------------------
Schedule"):
--------

     Section 4.1  Organization and Qualification.  The Company is a corporation
                  ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and its Significant Subsidiaries (as defined in Section 10.8(a)) has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect (as defined in Section 10.8(a)). The Company has heretofore made available to Parent and Merger Subsidiary a complete and correct copy of the Certificate of Incorporation and By-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of its Significant Subsidiaries.

     Section 4.2  Capitalization.
                  --------------

     (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 38,681 shares of Company preferred stock. As of the date of this Agreement, 13,172,942 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable and no shares of Company preferred stock were outstanding. There are no bonds, debentures, notes or other indebtedness or other securities issued or outstanding having general voting rights with respect to the Company or directly or indirectly convertible in to securities having general voting rights. The Company holds no shares of capital stock as treasury shares. As of the date hereof, except for stock options to acquire an aggregate of 2,400,886 shares of Company Common Stock (the "Company Stock Options"), options to acquire approximately 6,617 shares of the
 ---------------------
Company Common Stock issued pursuant to the Company's employee stock purchase plan ("ESPP Options"), there are no options, warrants, calls or other rights,
       ------------
agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

     (b) All the outstanding shares of capital stock of each Significant Subsidiary of the Company are validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Reports (as defined in Section 4.5(a)), are owned by the Company or by a wholly-owned subsidiary of the Company, free and clear of any Liens. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the sale, issuance or voting of any shares of the issued or unissued capital stock of any of the Significant Subsidiaries of the Company which have been issued, granted or entered into by the Company or any of its Significant Subsidiaries. The Significant Subsidiaries of the Company are listed in Section 4.2(b) of the Company Disclosure Schedule.

     (c) The Company SEC Reports set forth all entities in which the Company or any subsidiary holds less than all of the outstanding equity interests (the "Ventures") and each entity in which the Company or any subsidiary holds the
---------
right or obligation to acquire any equity interests ("Other Investments").
                                                      -----------------
Except as set forth in the Company SEC Reports, the Company has not exercised any call with respect to any interest in the Ventures nor has the holder of any interest in the Ventures exercised any put with respect to any such interest to the Company. The Company has no obligation to acquire any

                                      1-9
additional interests in the Other Investments and neither the Company nor any other Person has taken any action to acquire additional interests in, or to dispose of any equity in, such Other Investments.

     Section 4.3  Authority Relative to this Agreement.  The Company has the
                  ------------------------------------
necessary corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement and the transactions contemplated hereby by the holders of the Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized and approved by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the necessary vote of the stockholders of the Company). This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Parent and Merger Subsidiary, and subject to the stockholder approval referred to in the preceding sentence, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 4.4  No Conflicts, Required Filings and Consents.
                  -------------------------------------------

     (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) subject to approval by the Company's stockholders referred to in Section 4.3, conflict with or violate the Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of any of the Company's Significant Subsidiaries or Ventures, (ii) subject to receipt or filing of the required Consents (as defined in Section 4.4(b)), conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Significant Subsidiaries or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, charge, security interest, pledge, or encumbrance of any kind or nature (any of the foregoing being a "Lien") on any of the property
                                                  ----
or assets of the Company or any of the Company's Significant Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a

"Violation") pursuant to, any note, bond, mortgage, indenture, contract,
----------
agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company's Significant Subsidiaries is a party or by which the Company or any of the Company's Significant Subsidiaries or any of their respective properties may be bound or affected except in the case of the foregoing clause (ii) or (iii) for any such Violations which would not have a Company Material Adverse Effect.

     (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, license, approval, authorization, order or permit of, or registration or filing with or notification to (any of the foregoing being a

"Consent"), any government or subdivision thereof, domestic, foreign,
--------
multinational or supranational or any administrative, governmental or regulatory authority, agency, commission, court, tribunal or body, domestic, foreign, multinational or supranational (a "Governmental Entity"), except for (i)
                                   -------------------
compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to Delaware Law, (iii) certain state takeover, securities, "blue sky" and environmental statutes, (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) such filings as may be required in
                          -------
connection with the taxes described in Section 7.8, and (vi) Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.

                                      1-10

     Section 4.5  Reports and Financial Statements.
                  --------------------------------

     (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "Company SEC
                                                              -----------
Reports") required to be filed by it with the SEC since January 1, 1996.  As of
-------
their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. As of their respective dates and as of the date any information from such Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the Company SEC Reports.

     (b) The consolidated balance sheets of the Company as of December 31, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 (including the related notes and schedules thereto) contained in the Company's Form 10-K for the year ended December 31, 1998 (the "Company Financial
                                                               -----------------
Statements") present fairly, in all material respects, the consolidated
----------
financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved
             ----
except as otherwise noted therein, including in the related notes.

     (c) The consolidated balance sheets and the related statements of earnings and cash flows (including, in each case, the related notes thereto) of the Company contained in the Form 10-Q for the quarterly period ended June 30, 1999 (the "Company Quarterly Financial Statements") have been prepared in accordance
      --------------------------------------
with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. The Company Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated), in all material respects, the consolidated financial position, results of operations and cash flows of the Company for all periods presented therein.

     Section 4.6  Information.  None of the information supplied or to be
                  -----------
supplied by the Company for inclusion or incorporation by reference in the definitive Prospectus/Proxy Statement will, at the time of filing with the SEC, at the time of the mailing of the Prospectus/Proxy Statement or any amendments or supplements thereto to the Company's stockholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portion of the Prospectus/Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     Section 4.7  Litigation.  Except as disclosed in the Company SEC Reports,
                  ----------
as of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that is reasonably expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                                      1-11

     Section 4.8  Absence of Certain Changes or Events.  Except as disclosed in
                  ------------------------------------
the Company SEC Reports or as contemplated by this Agreement, since June 30, 1999, the Company has conducted its business only in the ordinary course, and there has not been (i) any change that would have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or, except with respect to the Company Stock Options and ESPP Options described in Section 4.2 or after the date hereof, as expressly permitted by Section 6.1(a)(ii) hereof, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (iv) any granting by the Company or any of its subsidiaries to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of December 31, 1998, (v) any granting by the Company or any of its subsidiaries to any officer of the Company of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect as of December 31, 1998, (vi) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any officer of the Company, or any increase in benefits available under or establishment of any Company Benefit Plan (as defined in Section 4.9(a) below) except in the ordinary course of business consistent with past practice, or
(vii) any material change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP.

     Section 4.9  Employee Benefit Plans. (a) Schedule 4.9 of the Company
                  ----------------------
Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or
                                   -----
employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by the Company, its subsidiaries or any trade or business (whether or not incorporated) which is treated with the Company or its subsidiaries as a single employer under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") with respect to employees of the Company, its
       ---------------
subsidiaries or their ERISA Affiliates ("Company Benefit Plans").  Each Plan is
                                         ---------------------
in writing and the Company has previously furnished Parent with a true and complete copy of each Plan document, including all amendments thereto, and a true and complete copy of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Form 5500's, including all attachments thereto, (iv) the most recently received Internal Revenue Service

("IRS") determination letter for each such Plan, and (v) the most recently
-----
prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor its subsidiaries have any express or implied commitment (x) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or
(z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) The Company, its subsidiaries and their ERISA Affiliates have never sponsored, contributed to, or incurred any liability with respect to an employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code and no fact or event exists which could give rise to any liability under Title IV of ERISA or Section 412 of the Code.

     (c) Each of the Company Benefit Plans intended to qualify under Section 401(a) of the Code ("Qualified Plans") has received a favorable determination
                     ---------------
letter from the Internal Revenue Service that

                                      1-12
such Plan is so qualified, and, except as disclosed on Schedule 4.9(c), nothing has occurred with respect to the operation of any such Plan which, either individually or in the aggregate, would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. Neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code or Section 502 of ERISA, and
no fact or event exists which could give rise to any such liability.

     (e) All contributions and premiums required by law or by the terms of any Company Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) in all material respects.

     (f) The liabilities of each Company Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in material compliance with applicable law.

     (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Company Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Company Benefit Plans which, either individually or in the aggregate, could result in a material liability to the Company.

     (h) There are no pending legal proceedings which have been asserted or instituted against any of the Company Benefit Plans, the assets of any such Plans or the Company or any ERISA Affiliate or the plan administrator or any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefits claims).

     (i) Each of the Company Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each of the Company Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

     (j) The Company and its subsidiaries have never maintained a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense), and the Company, its subsidiaries and each of their ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

     (k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or employee of the Company or it subsidiaries, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent other than vesting of the Company Stock Options in accordance with their terms.

     (l) The Company and its subsidiaries are in compliance in all material respects with applicable laws and collective bargaining agreements with respect to all benefit plans, contracts and arrangements

                                      1-13
covering non-U.S. Business Employees ("Non-U.S. Benefit Plans"). The Company and
                                       ----------------------
its subsidiaries have no unfunded liabilities in violation of local law or that would, if the plan were covered by ERISA, violate the funding obligations prescribed by ERISA, which, either individually or in the aggregate, in any material respect. All benefits payable under each of the Non-U.S. Benefit Plans are provided in accordance with the terms of the governing provisions of the relevant Non-U.S. Benefit Plan. The Company and the Subsidiaries are not aware of any failure to comply with any applicable law which would or might result in the loss of tax approval or qualification of any Non-U.S. Benefit Plans.

     Section 4.10  Labor Relations. There are no labor controversies pending or
                   ---------------
threatened with respect to the Company and neither the Company nor any U.S. subsidiary is a party to any collective bargaining agreements with any labor union or other representative of employees. No non-U.S. subsidiary is a party to any collective bargaining agreement with any labor union or other representative of employees or any works' council or similar entity under applicable laws. To the knowledge of the Company, there no any pending or threatened union organization activity by or among any of its or its subsidiaries' employees.

     Section 4.11  Taxes.  The Company and its subsidiaries have duly filed all
                   -----
material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax (as defined in Section 10.8(a)) returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company and its subsidiaries prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and the Company and its subsidiaries have paid or, prior to the Effective Time will pay, all Taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith) claimed to be due to any federal, state, local or other taxing authority. The Company has paid and will pay all installments of estimated taxes due on or before the Effective Time. The Company and its subsidiaries have paid or made adequate provision in accordance with GAAP in the financial statements of the Company for all Tax payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all taxes payable in respect of all periods entering in or prior to the Closing Date. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. The Company and each subsidiary has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Tax required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. There are no claims or assessments pending against the Company or any Significant Subsidiary for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any Significant Subsidiary. There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Parent, the Company, or any of the subsidiaries of the Company by reason of Section 280G of the Code.

     Section 4.12  Compliance with Applicable Laws.  The Company and its
                   -------------------------------
subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted (the "Company Permits"), except for such permits,
                                     ---------------
licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Company Material Adverse Effect. The Company and its subsidiaries are in material compliance with applicable laws and the terms of the Company Permits. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company has not received any notice that the business operations of the Company and its subsidiaries are being conducted in violation of any law, ordinance or regulation of any Governmental Entity.

                                      1-14

     Section 4.13  Voting Requirements.  The affirmative vote of the holders of
                   -------------------
a majority of the total number of votes entitled to be cast by the holders of the Company Common Stock outstanding as of the record date for the Company Special Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

     Section 4.14  Material Contracts.  Neither the Company nor any subsidiary
                   ------------------
is a party or is subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any Company SEC Report ("Company Material Contract") that is not so described in or filed as
         -------------------------
required by the Securities Act or the Exchange Act, as the case may be. The Company has made available to Parent true and accurate copies of the Company Material Contracts. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or its subsidiaries in accordance with their respective terms. Other than contracts included in the Company Material Contracts, none of the Company's contracts which are material individually or in the aggregate provide for consideration to be paid or received other than cash on the one hand and goods and services customarily provided by the Company or used by the Company in its business in the ordinary course on the other hand. No Consent of any person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not, in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries is in violation or breach of or default under any such Company Material Contract; nor to the Company's knowledge is any other party to any such Company Material Contract in violation or breach of or default under any such Company Material Contract.

     Section 4.15  Title to Property. The Company and each of its subsidiaries
                   -----------------
has good and defensible title to all of its material properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, that do not constitute a Company Material Adverse Effect, and all leases, easements, licenses, rights of way, and other rights pursuant to which the Company or any of its subsidiaries lease from others or otherwise have the right to use material real or personal property, individually or in the aggregate material to the business of Company (all of the foregoing, collectively, the "Company Real Property Rights"), are valid and
                              ----------------------------
effective in accordance with their respective terms, and there is not, under any of such leases, easements, licenses, and other rights, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default does not constitute a Company Material Adverse Effect. Neither the Company nor any subsidiary is a party or is subject to any Company Real Property Rights that is required to be described in or filed as an exhibit to any Company SEC Report that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be. The Company has made available to Parent true and accurate copies of the Company Real Property Rights. All such Company Real Property Rights are valid and binding and are in full force and effect and enforceable against the Company or its subsidiaries in accordance with their respective terms. No Consent of any person is needed in order that each such Company Real Property Rights shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries is in violation or breach of or default under any such Company Real Property Rights; nor to the Company's knowledge is any other party to any such Company Real Property Rights in violation or breach of or default under any such Company Real Property Rights.

                                      1-15

     Section 4.16 Intellectual Property.
                  ---------------------

     (a) The Company and its subsidiaries, directly or indirectly, own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible or intangible proprietary information or materials that are material to the business of the Company and its subsidiaries (the "Company Intellectual Property Rights").
                       ------------------------------------

     (b) Either the Company or one of its subsidiaries is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any Liens), the Company Intellectual Property Rights, and, in the case of the Company Intellectual Property Rights owned by the Company or one of its subsidiaries, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. Except as described in the Company SEC Reports, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person that are reasonably likely to constitute a Company Material Adverse
Effect: (i) to the effect that the manufacture, sale, licensing, or use of any of the services or products of the Company or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret of a third party; (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company and any of its subsidiaries as currently conducted or as proposed to be conducted; or (iii) challenging the ownership by the Company or any of its subsidiaries or the validity of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company and the Significant Subsidiaries are valid and subsisting, except to the extent any failure does not constitute a Company Material Adverse Effect. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries that would have a Company Material Adverse Effect. No Intellectual Property Right is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any subsidiary, except to the extent any such restriction does not constitute a Company Material Adverse Effect. Neither the Company nor any of the subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which the Company or any of the subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, except to the extent any such restriction does not constitute a Company Material Adverse Effect.

     (c) The Company and its subsidiaries have a compliance program in place to evaluate and address issues regarding whether their computer systems, software, hardware, firmware, middleware and other information technology (collectively, "Information Technology") are Year 2000 Ready (as defined below); the Company
-----------------------
and its subsidiaries have taken, are taking, and will take all measures the Company reasonably believes are necessary to make their Information Technology, particularly the Information Technology upon which the Company or the subsidiaries will rely to provide services to customers, Year 2000 Ready, including remediation and the use of contingency plans, if necessary, should a year 2000 problem arise from any cause within the control of the Company or any of the subsidiaries that may affect those services; and the Company and the subsidiaries have requested or are in the process of requesting from those third-party vendors and suppliers of the Company or of the subsidiaries that directly support the services that the Company or any of the subsidiaries provides to customers reasonable assurances that their Information Technology are Year 2000 Ready, and that they are taking or have taken adequate

                                      1-16
measures to prevent problems caused by the year 2000 that may impact the services and products they provide to the Company or any of the subsidiaries. The Company and the subsidiaries have previously made available to Parent copies of all year 2000 warranties that the Company or any of the subsidiaries has provided, and currently provides, to customers. As used in this Agreement, "Year 2000 Ready" shall mean that Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D. and such Information Technology will accurately receive, provide and process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries A.D., and leap year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data (including, without limitation, to the extent that other Information Technology used in combination with such Information Technology properly exchanges date/time data with it).

     Section 4.17  Interested Party Transactions.   Since December 31, 1998, or
                   -----------------------------
as described in the Company SEC Reports, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 4.18  Undisclosed Liabilities.  Except as disclosed in the
                   -----------------------
Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (or in any subsequently filed Company SEC Reports), as of the date hereof, neither the Company nor any of its subsidiaries has any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1998 or which individually or in the aggregate are not material in nature or amount. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, nor has any such Governmental Entity indicated an intention to conduct any such investigation or review.

     Section 4.19  Environmental Matters.  Except as would not reasonably be
                   ---------------------
expected to have a Company Material Adverse Effect: (i) to the knowledge of the Company, no real property currently or formerly owned or operated by the Company or any current subsidiary is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law; (ii) no judicial or administrative proceeding is pending or to the best knowledge of the Company threatened relating to liability for any off-site disposal or contamination; and (iii) the Company and its subsidiaries have not received any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that could result in such claims. "Environmental Law" means any applicable federal,
                               -----------------
state or local law, regulation, order, decree, or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substance or the protection of the environment. "Hazardous
                                                                  ---------
Substance" means any toxic or hazardous substance that is regulated by or under
---------
authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

     Section 4.20  Restrictions on Business Activities.  There is no Material
                   -----------------------------------
Agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company.

     Section 4.21  Certain Business Practices.  Neither the Company nor any of
                   --------------------------
its subsidiaries nor any director, officer, employee or agent of the Company or any of its subsidiaries has in any material respect (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or

                                      1-17
employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     Section 4.22  Brokers; Expenses.  Except for Morgan Stanley & Co.
                   -----------------
Incorporated (the "Company's Financial Advisor") whose fees shall be paid by the
                   ---------------------------
Company, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent a good faith estimate and description of the expenses of the Company and its subsidiaries that the Company expects to incur or has incurred in connection with the transactions contemplated by the Agreement.

     Section 4.23  Board Approval.  The Board of Directors of the Company by
                   --------------
resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the

"Company Board Approval"), has duly (i) determined that this Agreement and the
-----------------------
Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Special Meeting. The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the Delaware Law. To the knowledge of the Company, except for Section 203 of the Delaware Law (which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the other transactions contemplated hereby. The Company's Board of Directors or an appropriate committee thereof has determined (y) to accelerate the "Option Termination Date" of the offering under the Company's 1994 Employee Stock Purchase Plan so that all outstanding ESPP Options shall be exercisable as of August 23, 1999, and (z) to suspend any further offerings under such plan prior to the consummation of the Merger or termination of this Agreement in accordance with its terms.

     Section 4.24  Opinion of the Company's Financial Advisor.  The Company has
                   ------------------------------------------
received the opinion of the Company's Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders, a copy of which opinion has been made available to Parent.

                                   ARTICLE V


         Representations and Warranties of Parent and Merger Subsidiary

     Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as disclosed in the Parent Disclosure Schedule which has been delivered to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"):
 --------------------------

     Section 5.1  Organization and Qualification.  Parent is a corporation duly
                  ------------------------------
organized, validly existing and in good standing under the laws of the State of New York. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and each of its Significant Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Parent Material Adverse Effect.

                                      1-18

     Section 5.2  Ownership of Merger Subsidiary.  Merger Subsidiary is a direct
                  -----------------------------
wholly-owned subsidiary of Parent.

     Section 5.3  Authority Relative to Agreement.  Each of Parent and Merger
                  -------------------------------
Subsidiary has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Subsidiary have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole stockholder of Merger Subsidiary and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize and approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary, and assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms.

     Section 5.4  No Conflicts; Required Filings and Consents.
                  -------------------------------------------

     (a) None of the execution and delivery of this Agreement by Parent or Merger Subsidiary, the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby or compliance by Parent or Merger Subsidiary with any of the provisions hereof will (i) conflict with or violate the charter or By-laws of Parent or Merger Subsidiary or the comparable organizational documents of any of Parent's Significant Subsidiaries, (ii) subject to receipt or filing of the required Consents, conflict with or Violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Merger Subsidiary or any of Parent's Significant Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation of, or result in the creation of any Lien on any of the property or assets of Parent or Merger Subsidiary or any of Parent's Significant Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Subsidiary or any of Parent's Significant Subsidiaries is a party or by which Parent or Merger Subsidiary or any of Parent's Significant Subsidiaries or any of their respective properties may be bound or affected except in the case of the foregoing clause (ii) or
(iii) for any such Violations which would not have a Parent Material Adverse Effect.

     (b) None of the execution and delivery of this Agreement by Parent or Merger Subsidiary, the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby or compliance by Parent or Merger Subsidiary with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger under Delaware Law, (iii) certain state takeover, securities, "blue sky" and environmental statutes, (iv) compliance with the HSR Act, (v) such filings as may be required in connection with the taxes described in Section 7.8, and
(vi) Consents the failure of which to obtain or make would not have a Parent Material Adverse Effect.

     Section 5.5  Information.  None of the information supplied or to be
                  -----------
supplied by Parent or Merger Subsidiary for inclusion in, or incorporation by reference in, the definitive Prospectus/Proxy Statement required to be mailed to the stockholders of the Company in connection with the Merger will, at the time of filing with the SEC, at the time of the mailing of the Prospectus/Proxy Statement' or any amendments or supplements thereto to the Company's stockholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portion of the Prospectus/Proxy Statement based on information supplied by Parent for inclusion or incorporation by reference therein will comply as to form in all

                                      1-19
material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     Section 5.6  Litigation.  As of the date hereof, there is no suit, action
                  ----------
or proceeding pending or, to the knowledge of Parent or Merger Subsidiary, threatened against or affecting Parent, Merger Subsidiary or any of Parent's Significant Subsidiaries that, individually or in the aggregate, is reasonably expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent, Merger Subsidiary or any of Parent's Significant Subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect which has not been disclosed in Parent's SEC Reports.

     Section 5.7  Voting Requirements.  No vote of the holders of any class or
                  -------------------
series of the capital stock of Parent is necessary to approve this Agreement or the transactions contemplated hereby.

     Section 5.8  Brokers. Except for Donaldson Lufkin & Jenrette Securities
                  -------
Corporation and Wasserstein Perella & Co., Inc. whose fees shall be paid by Parent, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Merger Subsidiary.

     Section 5.9 Capitalization.  The authorized capital stock of Parent as of
                 --------------
the date of this Agreement consists of 250 million shares of Parent Common Stock and 30 million shares of Parent preferred stock, of which 1,000,000 shares are designated as Series A Junior Participating Preferred Stock and 9,200,000 shares are designated as 6 3/4% Series C Cumulative Convertible Preferred Stock

("Series C Stock").  Parent has scheduled a special meeting of its shareholders
----------------
at which it is seeking authorization to, among other things, increase the number of authorized shares of Parent Common Stock to 500 million. As of August 18, 1999, 64,864,145 shares of Parent Common Stock were validly issued and outstanding, fully paid and nonassessable, subject to Section 630 of the NYBCL;
                                                                         -----
99,556 shares of Parent Common Stock in its treasury; and 9,200,000 shares of the Series C Stock were validly issued and outstanding, fully paid and nonassessable subject to Section 630 of the NYBCL. There are no bonds, debentures, notes or other indebtedness issued or outstanding having general voting rights with respect to Parent. As of the date hereof, except for the Series C Stock, Parent's Rights Agreement, dated as of May 8, 1996, as amended, and securities issued or issuable thereunder, stock options to acquire an aggregate of 13,737,764 shares of Parent Common Stock ("Parent Stock Options")
                                                        --------------------
and options issued or to be issued pursuant to Parent's employee stock purchase plan from time to time and other rights and commitments described in the Parent's SEC Reports (as defined in Section 5.10 below), there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

     Section 5.10  Reports and Financial Statements.
                   --------------------------------

     (a) Parent has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "Parent SEC
                                                              ----------
Reports") required to be filed by it with the SEC since January 1, 1996. As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. As of their respective dates and as of the date any information from such Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the

                                      1-20
circumstances under which they were made, not misleading. Parent has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Parent SEC Reports.

     (b) The consolidated balance sheets of Parent as of December 31, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 (including the related notes and schedules thereto) contained in Parent's Form 10-K for the year ended December 31, 1998 present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with GAAP applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

     (c) The consolidated balance sheets and the related statements of earnings and cash flows (including, in each case, the related notes thereto) of Parent contained in the Form 10-Q for the quarterly period ended June 30, 1999 (the

"Parent Quarterly Financial Statements") have been prepared in accordance with
--------------------------------------
the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. The Parent Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated), in all material respects, the consolidated financial position, results of operations and cash flows of Parent for all periods presented therein.

     Section 5.11  Absence of Certain Changes or Events.  Except as disclosed in
                   ------------------------------------
the Parent SEC Reports, since June 30, 1999, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Parent's capital stock, or, any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of the Parent's capital stock or, except with respect to Parent Stock Options, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Parent's capital stock, or (iii) any material change in accounting methods, principles or practices by Parent, except insofar as may have been concurred in by the Parent's independent public accountants or required by a change in GAAP.

                                   ARTICLE VI


                     Conduct of Business Pending the Merger

     Section 6.1  Conduct of the Business Pending the Merger

     (a) From and after the date hereof, prior to the Effective Time, except as contemplated by this Agreement or unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and to use reasonable efforts to conduct their business in a manner consistent with the budgets and plans heretofore made available to Parent, and shall cause its subsidiaries to, use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Unless Parent shall otherwise agree in writing, prior to the Effective Time, the Company shall not and shall not permit its subsidiaries to:

                                      1-21

          (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect subsidiary of the Company to its parent(s), split, combine or reclassify any of its capital stock or, other than pursuant to the exercise of Company Stock Options or ESPP Options outstanding on the date of this Agreement, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or except as permitted by clause (ii) below, purchase, redeem or otherwise acquire, other than pursuant to the exercise of Company Stock Options or ESPP Options outstanding on the date of this Agreement, any shares of capital stock of the Company or any of its subsidiaries or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities other than purchases, redemptions or acquisitions of equity securities of wholly-owned subsidiaries of the Company or rights, warrants or options to acquire such securities;

          (ii) except for issuances of capital stock of the Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock including any Company Options other than 12,000 options at fair market value on the date of issuance to the prospective employee listed on Schedule 6.1(a) or any ESPP Options, any other voting securities of the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options or ESPP Options outstanding on the date of this Agreement) or amend the terms of any such securities, rights, warrants or options;

          (iii) amend its Certificate of Incorporation or By-Laws or comparable organizational documents of any of its subsidiaries or Ventures;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except, in any such case, in the ordinary course of business, and except transactions between a wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Company;

          (v) subject to a Lien or sell, lease or otherwise dispose of any of its material properties or assets, including the Ventures and Other Investments, except in the ordinary course of business and except transactions between a wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Company;

          (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person (other than indebtedness to, guarantees of, or issuances or sales to the Company or a wholly-owned subsidiary of the Company), or enter into any "keep well" or other agreement to maintain any financial condition of another person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business including to repay existing indebtedness pursuant to the terms thereof, or except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect subsidiary of the Company or settle or compromise any material claims or litigation;

                                      1-22

          (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) The Company shall promptly provide the Parent copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. The Company shall, before settling or compromising any material income tax liability of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

                                  ARTICLE VII

                             Additional Agreements

     Section 7.1  Access to Information.
                  ---------------------

     (a) From the date hereof through the Effective Time or earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries shall afford to Parent and Parent's accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall hold, and shall cause its employees, agents and representatives to hold, in confidence all "Confidential Information" in accordance with the terms of the Mutual Nondisclosure Agreement, dated May 24, 1999 between Parent and the Company

("Confidentiality Agreement"), which shall remain in full force and effect in
---------------------------
accordance with the terms thereof, including, without limitation, in the event of termination of this Agreement. No investigation pursuant to this Section 7.1(a) shall limit any representation or warranty of the Company.

     (b) From the date hereof through the Effective Time or earlier termination of this Agreement in accordance with its terms, Parent shall afford to the Company and the Company's accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the Company (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (ii) all other information concerning its business, properties and personnel as the Company may reasonably request. The Company shall hold, and shall cause its employees, agents and representatives to hold, in confidence all "Confidential Information" in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect in accordance with the terms thereof, including, without limitation, in the event of termination of this Agreement. No investigation pursuant to this Section 7.1(b) shall limit any representation or warranty of Parent.

     (c) As soon as practicable after the date hereof, the Company shall use its best efforts to cooperate and assist Parent and Parent's independent public accountants in the compilation and preparation of all financial statements and financial statement schedules of the Company prepared in accordance with GAAP and reports and consents of the Company's independent public accountants as may be necessary or deemed advisable by Parent to comply with SEC reporting and disclosure requirements. The Company shall deliver to Parent's independent public accountants and/or the Company's independent public accountants all engagement letters and management representation letters as may be reasonably requested by Parent or such accountants. The Company shall use its best efforts to cause its independent public accountants to cooperate with and assist Parent and its independent public accountants in the preparation of the financial statements contemplated by this Section 7.1(c).

                                      1-23

     Section 7.2  Company Special Meeting.  The Company shall take all action
                  -----------------------
necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene the Company Special Meeting as promptly as reasonably practicable after the date on which the definitive Prospectus/Proxy Statement' has been mailed to the Company's stockholders for the purpose of considering and taking action upon the Merger and this Agreement.

     Section 7.3  Revolving Credit Facility.  Parent and Merger Subsidiary will
                  -------------------------
cooperate with the Company to provide for the payment of the Company's $75 million revolving credit facility (the "Credit Facility") at or prior to
                                        ---------------
Closing.

     Section 7.4  Public Announcements. On or before the Closing Date, Parent
                  --------------------
and the Company shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with the other party and such other party's review of and consent to any public announcement concerning the transactions contemplated by this Agreement, issue any press release or make any public announcement with respect to such transactions during such period, and Parent and the Company shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party, provided, however, no party shall be prevented from making any disclosure required by law at the time so required because of any delay on the part of the other party. The parties intend that the initial announcement of the terms of the transactions contemplated by this Agreement shall be made by joint press release of Parent and the Company.

     Section 7.5  Indemnification of the Company's Directors and Officers and
                  -----------------------------------------------------------
Insurance. Parent agrees that all rights to indemnification existing as of the
---------
date of this Agreement in favor of any director, officer, employee or agent of the Company and its subsidiaries (the "Indemnified Parties") as provided in
                                       -------------------
their respective Certificate of Incorporation, By-laws or comparable organizational documents or in indemnification agreements with the Company or any of its subsidiaries, or otherwise in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims, shall continue until final disposition of any and all such claims. Without limiting the generality of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to or at the Effective Time, Parent shall cause the Surviving Corporation to pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Corporation shall cause to be maintained in effect for a period of three years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Section 7.6  Efforts; Consents.
                  -----------------

     (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done,

                                      1-24
all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Merger and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the Company, Merger Subsidiary and Parent shall make or cause to be made all required filings with or applications to Governmental Entities (including under the Securities Act, the Exchange Act and the HSR Act and to state and local Governmental Entities with respect to any transfers of Company Permits), and use its best efforts to
(i) obtain all necessary consents of all Governmental Entities and other third parties, necessary for the parties to consummate the transactions contemplated hereby, (ii) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) fulfill all conditions to this Agreement.

     (b) Without limiting the foregoing, the Company and Parent shall use their best efforts and cooperate in promptly preparing and filing as soon as practicable, and in any event within five business days of executing this Agreement, (i) notifications under the HSR Act, (ii) notifications or other filings under the merger control statutes of any other applicable jurisdictions in connection with the Merger and the other transactions contemplated hereby, and to respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the other Governmental Entities for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection with antitrust matters or matters relating to the Company Permits. Each of Parent, Merger Subsidiary and the Company, to the extent applicable, further agrees to file contemporaneously with the filing of the applications any requests for waivers of applicable FCC rules or rules or regulations of other Governmental Entities as may be required to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the FCC or any other relevant Governmental Entity may ask with respect to such waiver requests.

     Section 7.7  Notice of Breaches.  The Company shall give prompt notice to
                  ------------------
Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 7.8  Transfer and Gains Taxes and Certain Other Taxes and Expenses.
                  -------------------------------------------------------------
Parent and Merger Subsidiary agree that the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger without any offset, deduction, counterclaim or deferment of the payment of the Merger Consideration.

     Section 7.9  Acquisition Proposals.
                  ---------------------

     (a) The Company agrees that it shall not nor shall any of its subsidiaries or any of the officers and directors of the Company or its subsidiaries nor any of its or its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 10% of the Company Common Stock or the assets or capital stock of any of its subsidiaries (any such proposal or offer (other than a proposal or offer made by Parent or an affiliate

                                      1-25
thereof) being hereinafter referred to as an "Acquisition Proposal").  The
                                              --------------------
Company further agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted, in response to an unsolicited bona fide written Acquisition Proposal by any Person, to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that: (i) the Company Special Meeting shall not have occurred; (ii) the Board of Directors of the Company concludes in good faith that such Acquisition Proposal could reasonably be expected to constitute a Superior Proposal (as defined in Section 10.8(a) below); (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; and (iv) at least two days prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Company agrees that it will keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.9 of the obligations undertaken in this Section 7.9 and that any breach of the provisions of this
Section 7.9 by any officer or director of the Company or its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or its subsidiaries will be deemed a breach by the Company.

     (b) Except as permitted in this Section 7.9, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, or take any action not explicitly permitted by this Agreement that would be inconsistent with, the approval or recommendation by such Board of Directors or such committee of the transactions contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding
    ---------------------
the foregoing, in the event that prior to the vote on the transactions at the Company Special Meeting, the Board of Directors of the Company determines in good faith, that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of the Company may (x) withdraw or modify its approval or recommendation of the Transactions in connection with the Company Special Meeting, (y) approve or recommend a Superior Proposal and (z) if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal but, in each of the case, only at a time that is after: (A) the fifth (5th) day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, and advising Parent that the Board of Directors, of the Company has determined that it will no longer recommend approval of the

                                      1-26

Transactions; (B) the Company has paid the Termination Fee (as defined in Section 9.3(b)) to Parent; and (C) the Company has terminated this Agreement in accordance with its terms.

     Section 7.10  Related Agreements.  Simultaneously with the execution and
                   ------------------
delivery of this Agreement, or as otherwise provided in this Section 7.10, and as material consideration for the execution and delivery of this Agreement by Parent and Merger Subsidiary, each of the executive officers and the other Persons listed on Schedule 7.10(a) to this Agreement is entering into a stockholders' voting and proxy agreement pursuant to which such Persons agree to vote the shares of the Company Common Stock owned by them in favor of the Company Proposal at the Company Special Meeting and provide the proxies named therein with such Person's irrevocable proxy with respect to such vote (collectively, the "Related Agreements").
                    ------------------

     Section 7.11  Employee Benefits.
                   -----------------

     (a) Parent shall cause the employees of the Company and its subsidiaries (collectively, the "Company Employees") to be covered under the Parent's
                    -----------------
"employee benefit plans" as defined in ERISA ("Parent Benefit Plans") and for at
                                               --------------------
least two years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide benefits, in the aggregate, that are no less favorable than the benefits provided, in the aggregate, under such Parent Benefit Plans immediately prior to the Effective Time to the Company Employees. Notwithstanding the foregoing, nothing herein shall require: (A) the continuation of any Company Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); or (B) require Parent or the Surviving Corporation to continue or maintain any stock purchase or other equity plan related to the equity of the Company or the Surviving Corporation or to change the eligibility requirements of any stock or other equity plan of Parent; or (C) constitute any obligation on the part of Parent, the Surviving Corporation or any of their Affiliates to change the employment status of any of the Company Employees to other than "at will."

     (b) With respect to any Parent Benefit Plans in which the Company Employees participate effective as of the Closing Date, Parent shall, or shall cause the Surviving Corporation to, to the extent permitted under the Parent Benefits Plans: (A) not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under which any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, (B) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the Company Employees with the Company for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any benefit plan in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Company Benefit Plan immediately prior to the Closing Date.

     Section 7.12  Nasdaq Listing. Parent shall use its best efforts to cause
                   --------------
the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Company Stock Options to be approved for quotation, upon official notice of issuance on the Nasdaq National Market.

                                  ARTICLE VIII


                              Conditions Precedent

                                      1-27

     Section 8.1  Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock at the Company Special Meeting;

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any other material Consents from Governmental Entities and other third parties which in any case are required to be received prior to the Effective Time with respect to the transactions contemplated hereby shall have been received;

          (c) The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq National Market upon official notice of issuance;

          (d) The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

          (e) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall comply with the provisions of Section 7.6 and shall further use their best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.

     Section 8.2  Conditions to Obligation of the Company to Effect the Merger.
                  ------------------------------------------------------------
The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by the Company, that:

     (a) The representations and warranties of Parent and Merger Subsidiary contained in this Agreement that are modified by materiality or Parent Material Adverse Effect shall be true and correct in all respects, and those that are not so modified shall be true and correct in all material respects, on the date hereof and as of the Effective Time as if made at the Effective Time (except such representations and warranties made as of a specific date which need only be true as written as of such date). The Company shall have received a certificate of an authorized officer of Parent and Merger Subsidiary, on behalf of Parent and Merger Subsidiary, to such effect.

     (b) Parent and Merger Subsidiary shall have performed or complied with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Effective Time in all material respects, and the Company shall have received a certificate of an authorized officer of Parent and Merger Subsidiary, on behalf of Parent and Merger Subsidiary, to such effect.

     (c) The Company shall have received from Arent Fox Kintner Plotkin & Kahn, PLLC, or other counsel reasonably acceptable to the Company, on the Closing Date, a written opinion dated as of such date that the Merger qualifies as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

     (d)  The Credit Facility shall have been paid.

                                      1-28

     Section 8.3  Conditions to Obligations of Parent and Merger Subsidiary to
                  ------------------------------------------------------------
Effect the Merger.  The obligations of Parent and Merger Subsidiary to effect
-----------------
the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent:

     (a) The representations and warranties of the Company contained in this Agreement that are modified by materiality or Company Material Adverse Effect shall be true and correct in all respects, and those that are not so modified shall be true and correct in all material respects, on the date hereof and as of the Effective Time as if made at the Effective Time (except such representations and warranties made as of a specific date which need only be true as written as of such date and except that the representations set forth in Section 4.2 shall be true and correct in all respects). Parent shall have received a certificate of an authorized officer of the Company, on behalf of the Company, to such effect.

     (b) The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time in all material respects, other than the covenants with respect to issuance of shares of Company capital stock, Company Options and ESPP Options which shall be complied with as set forth in Section 6.1(a)(i) and (ii), and Parent shall have received a certificate of an authorized officer of the Company, on behalf of the Company, to such effect.

     (c) Parent shall have received from Nixon Peabody LLP, on the Closing Date, a written opinion dated as of such date that the Merger qualifies as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

     (d) The Related Agreements have been executed and delivered by the respective parties thereto and continue in full force and effect.

                                   ARTICLE IX


                       Termination, Amendment and Waiver

     Section 9.1  Termination.  This Agreement may be terminated at any time
                  -----------
prior to the Effective Time, whether before or after approval by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b) by the Company, upon a material breach of this Agreement on the part of Parent or Merger Subsidiary which has not been cured and which would cause the condition set forth in Section 8.2 to be incapable of being satisfied by February 29, 2000;

          (c) by Parent, upon a material breach of this Agreement on the part of the Company set forth in this Agreement which has not been cured and which would cause the conditions set forth in Section 8.3 to be incapable of being satisfied by February 29, 2000;

          (d) by Parent or the Company if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling, after reasonable efforts on the part of Parent and the Company to resist, resolve or lift, which permanently restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable;

          (e) by either Parent or the Company if the Merger shall not have been consummated on or before February 29, 2000 (the "Upset Date") provided
                                                           ----------
          the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Agreement;

                                      1-29

          (f) by either Parent or the Company if the Company Special Meeting (including as it may be adjourned from time to time) shall have concluded without the Company having obtained the required stockholder approval of this Agreement and the transactions contemplated hereby;

          (g) by Parent if the Board of Directors of the Company, prior to the Company Special Meeting (i) shall withdraw or modify in any adverse manner the Company Board Approval, (ii) shall approve or recommend a Superior Proposal pursuant to Section 7.9 or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above; or

          (h) by the Company at any time prior to the Company Special Meeting, upon five business days' prior notice to Parent, if the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that (i) the Company shall have complied with Section 7.9,
          (ii) the Board of Directors of the Company shall have concluded in good faith, after giving effect to all concessions which may be offered by Parent pursuant to clause (iii) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal and (iii) prior to any such termination, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated hereby; provided, however, that it shall be a condition to termination by the Company pursuant to this Section 9.l(h) that the Company shall have made the payment of the Termination Fee to Parent required by Section 9.3(b).

     Section 9.2  Effect of Termination.  In the event of termination of this
                  ---------------------
Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of any of the Company, Parent or Merger Subsidiary or their respective officers or directors; provided that Sections 4.22 (Brokers); 5.8 (Brokers); the second sentence of 7.1(a) (Confidentiality), the second sentence of 7.1(b) (Confidentiality); Section 7.9 to the extent the Company is required to pay the Termination Fee until such Fee is paid; this Section 9.2, 9.3 (Fees and Expenses); and 10.6 (Governing Law) shall survive the termination and remain in full force and effect and; provided, further, that (i) each party shall remain
                           --------
liable for any willful breaches of such party's covenants hereunder or intentional or willful breaches of such party's representations and warranties hereunder prior to its termination, and (ii) Parent and the Company shall share equally the fees and expenses incurred in connection with the filing and printing of the Proxy Statement/Prospectus (including any preliminary proxy statement/ prospectus) and the filing fees under the HSR Act.

     Section 9.3  Fees and Expenses.
                  -----------------

     (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except as otherwise provided in Section 7.8 and Section 9.2.

     (b) Parent and the Company agree that the Company shall pay to Parent the sum of $15,000,000 (the "Termination Fee") solely as follows: (i) if Parent
                         ---------------
shall terminate this Agreement pursuant to Section 9.1(g)(ii) or if the Company shall terminate this Agreement pursuant to Section 9.1(h), (ii) if (A) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(f) due to the failure of the Company's stockholders to approve and adopt this Agreement, (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to the Company and (C) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an

                                      1-30

Acquisition Proposal or an Acquisition Proposal is consummated, or (iii) if (A) Parent shall terminate this Agreement pursuant to Section 9.1(c) or 9.1(e) or
Section 9.1(g)(i) or 9.1(g)(iii) or the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d), (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, (C) following the existence of such Acquisition Proposal and prior to any such termination, the Company shall have intentionally breached (and not cured after notice thereof) any of its material covenants or agreements set forth in this Agreement in any material respect, and
(D) within 12 months of any such termination of this Agreement, the Company shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

     (c) The Termination Fee required to be paid pursuant to Section 9.3(b) shall be made prior to, and shall be a pre-condition to the effectiveness of termination of this Agreement by the Company pursuant to Section 9.1(h). Any other payment required to be made shall be made to Parent not later than two business days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable. All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by Parent.

     Section 9.4  Amendment.  This Agreement may be amended by the parties
                  ---------
hereto at any time before or after approval hereof by the stockholders of the Company, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the Merger Consideration, (ii) in any way materially adversely affects the rights of the Company's stockholders or (iii) under applicable law would require approval of the Company's stockholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.5  Waiver.  At any time prior to the Effective Time, the parties
                  ------
hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X


                               General Provisions

     Section 10.1  Non-Survival of Representations, Warranties and Agreements.
                   ----------------------------------------------------------
The representations and warranties in this Agreement shall not survive the Merger.

     Section 10.2  Notices.  All notices or other communications under this
                   -------
Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                                      1-31

     If to the Company:

          Transaction Network Services, Inc.
          1939 Roland Clarke Place
          Reston, VA 20191
          Attention: John J. McDonnell, III,
                  General Counsel and Secretary
          Telecopy No.: (703) 453-8397

     With copies to:

          Arent Fox Kintner Plotkin & Kahn, PLLC
          1050 Connecticut Avenue, N.W.
          Washington, DC 20036-5339
          Attention:  Jeffrey E. Jordan, Esq.
          Telecopy:  (202) 8576395

     If to Parent or Merger Subsidiary:

          PSINet Inc.                   Courier:
          510 Huntmar Park Drive        11180 Sunrise Valley Drive
          Herdon, VA 22070              Reston, VA 20191
          Attention:  David N. Kunkel
                    Executive Vice President, General Counsel
          Telecopy:  (703) 904-9527

     With a copy to:

          Nixon Peabody LLC
          437 Madison Avenue
          New York, NY 10022
          Attention:  Richard F. Langan, Jr., Esq.
          Telecopy:  (212) 940-3111

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     Section 10.3  Specific Performance.  The parties hereto agree that
                   --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     Section 10.4  Entire Agreement.  This Agreement (including the documents
                   ----------------
and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     Section 10.5  Assignments; Parties in Interest.  Neither this Agreement nor
                   --------------------------------
any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of

                                      1-32
law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights, except for the provisions of Article III and
Section 7.5.

     Section 10.6  Governing Law.  This Agreement, except to the extent that
                   -------------
provisions of Delaware Law (with respect to the Merger only) are mandatorily applicable to the Merger and the rights of the stockholders of the Company, shall be governed in all respects by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law). The exclusive venue for the adjudication of any dispute or proceeding arising out of this Agreement or the performance thereof shall be the courts located in the County of New York, State of New York and the parties hereto and their affiliates each consents to and hereby submits to the jurisdiction of any court located in the County of New York, State of New York or Federal courts in the Southern District of New York.

     Section 10.7  Headings; Disclosure.  The descriptive headings herein are
                   --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any disclosure by the Company or Parent in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule.

     Section 10.8  Certain Definitions and Rules of Construction.
                   ---------------------------------------------

     (a)  As used in this Agreement:

     "Affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

     "Acquisition Agreement" has the meaning set forth in Section 7.9(b).
      ---------------------

     "Acquisition Proposal" has the meaning set forth in Section 7.9(a).
      --------------------

     "Agreement" has the meaning set forth in the preamble to this Agreement.
      ---------

     "Business Combination" has the meaning set forth in Section 3.1(m).
      --------------------

     "Cash Consideration" has the meaning set forth in Section 3.1(c).
      ------------------

     "Cash Election" has the meaning set forth in Section 3.1(d).
      -------------

     "Cash Election Number" has the meaning set forth in Section 3.1(d).
      --------------------

     "Cash Election Shares" has the meaning set forth in Section 3.1(e).
      --------------------

     "Cash Fraction" has the meaning set forth in Section 3.1(e).
      -------------

     "Certificate of Merger" has the meaning set forth in Section 1.3.
      ---------------------

     "Certificates" has the meaning set forth in Section 3.2.
      ------------

                                      1-33

     "Closing Date" has the meaning set forth in Section 1.2.
      ------------

     "Code"  has the meaning set forth in Section 3.6.
      ----

     "Company" has the meaning set forth in the preamble to this Agreement.
      -------

     "Company Benefit Plans" has the meaning set forth in Section 4.9.
      ---------------------

     "Company Board Approval" has the meaning set forth in Section 4.23.
      ----------------------

     "Company Common Stock" has the meaning set forth in Section 3.1(b).
      --------------------

     "Company Disclosure Schedule" has the meaning set forth in Article IV,
      ---------------------------
Introduction.

     "Company Employees" has the meaning set forth in Section 7.11.
      -----------------

     "Company Intellectual Property Rights" has the meaning set forth in Section
      ------------------------------------
4.16(a).

     "Company Financial Statements" has the meaning set forth in Section 4.5(b).
      ----------------------------

     "Company Material Adverse Effect" shall be an event or occurrence or series
      -------------------------------
of events or occurrences which individually or in the aggregate with all other events or occurrences would be reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change, circumstances or effect relating to (i) the economy or securities markets in general or (ii) the industries in which the Company operates in general and not specifically relating to the Company.

     "Company Material Contract" has the meaning set forth in Section 4.14.
      -------------------------

     "Company Permits" has the meaning set forth in Section 4.12.
      ---------------

     "Company Proposal" has the meaning set forth in Section 3.5(a).
      ----------------

     "Company Real Property Rights" has the meaning set forth in Section 4.15.
      ----------------------------

     "Company Quarterly Financial Statements" has the meaning set forth in
      --------------------------------------
Section 4.5(c).

     "Company SEC Reports" has the meaning set forth in Section 4.5(a).
      -------------------

     "Company Special Meeting" has the meaning set forth in Section 3.5(a).
      -----------------------

     "Company Stock Options" has the meaning set forth in Section 4.2(a).
      ---------------------

     "Company's Financial Advisor" has the meaning set forth in Section 4.2.3.
      ---------------------------

     "Confidentiality Agreement" has the meaning set forth in Section 7.1(a).
      -------------------------

     "Consent" has the meaning set forth in Section 4.4(b).
      -------

     "Credit Facility" has the meaning set forth in Section 7.3.
      ---------------

     "Delaware Law" has the meaning set forth in Section 1.3.
      ------------

                                      1-34

     "Dissenting Shares" has the meaning set forth in Section 3.1(n).
      -----------------

     "Effective Time" has the meaning set forth in Section 1.3.
      --------------

     "Election" has the meaning set forth in Section 3.1(h).
      --------

     "Election Deadline" has the meaning set forth in Section 3.1(k).
      -----------------

     "Environmental Law" has the meaning set forth in Section 4.19.
      -----------------

     "ERISA" shall have the meaning set forth in Section 4.9(a).
      -----

     "ERISA Affiliate" has the meaning set forth in Section 4.9(a).
      ---------------

     "ESPP Options" has the meaning set forth in Section 4.2(a).
      ------------

     "Exchange Act" has the meaning set forth in Section 3.5(c).
      ------------

     "Exchange Ratio" has the meaning set forth in Section 3.1(a).
      --------------

     "Form of Election" has the meaning set forth in Section 3.1(d).
      ----------------

     "GAAP" has the meaning set forth in Section 4.5(b).
      ----

     "Governmental Entity" has the meaning set forth in Section 5.4(b)
      -------------------

     "HSR Act" has the meaning set forth in Section 4.4(b).
      -------

     "Hazardous Substance" has the meaning set forth in Section 4.19.
      -------------------

     "Indemnified Parties" has the meaning set forth in Section 7.5.
      -------------------

     "Information Technology" has the meaning set forth in Section 4.16(c).
      ----------------------

     "IRS" has the meaning set forth in Section 4.9.
      ---

     "Knowledge" or any other formulation of "knowledge" shall mean, the
      ---------
knowledge of the Company's senior executive officers with respect to the Company, and with respect to Parent and Merger Subsidiary, the knowledge of Parent's senior executive officers.

     "Lien" has the meaning set forth in Section 4.4(a).
      ----

     "Merger" has the meaning set forth in the preamble to this Agreement.
      ------

     "Merger Consideration" has the meaning set forth in Section 3.1(a).
      --------------------

     "Merger Subsidiary" has the meaning set forth in the preamble to this
      -----------------
Agreement.

     "Merger Subsidiary Common Stock" has the meaning set forth in Section
      ------------------------------
3.1(a).

     "Mixed Consideration" has the meaning set forth in Section 3.1(c).
      -------------------

                                      1-35

     "Mixed Election" has the meaning set forth in Section 3.1(h).
      --------------

     "NYBCL" has the meaning set forth in Section 3.1(c).
      -----

     "No Election Shares" has the meaning set forth in Section 3.1(j).
      ------------------

     "Non-U.S. Benefit Plans" has the meaning set forth in Section 4.9(l).
      ----------------------

     "Other Investments" has the meaning set forth in Section 4.2(c).
      -----------------

     "Parent" has the meaning set forth in the preamble to this Agreement.
      ------

     "Parent Benefit Plans" has the meaning set forth in Section 7.11.
      --------------------

     "Parent Common Stock" has the meaning set forth in Section 3.1(c).
      -------------------

     "Parent Disclosure Schedule" has the meaning set forth in Article V,
      --------------------------
Introduction.

     "Parent Material Adverse Effect" shall be an event or occurrence or series
      ------------------------------
of events or occurrences which individually or in the aggregate with all other events or occurrences would be reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Parent and its subsidiaries taken as a whole, other than any change, circumstances or effect relating to (i) the economy or securities markets in general or (ii) the industries in which Parent operates in general and not specifically relating to Parent.

     "Parent Quarterly Financial Statements" has the meaning set forth in
      -------------------------------------
Section 5.10(c).

     "Parent SEC Reports" has the meaning set forth in Section 5.10(a).
      ------------------

     "Paying Agent" has the meaning set forth in Section 3.1(i).
      ------------

     "Person" shall include individuals, corporations, partnerships, limited
      ------
liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

     "Prospectus/Proxy Statement" has the meaning set forth in Section 3.5(a).
      --------------------------

     "Qualified Plans" has the meaning set forth in Section 4.9.
      ---------------

     "Registration Statement" has the meaning set forth in Section 3.5(a).
      ----------------------

     "Related Agreements" has the meaning set forth in Section 7.10.
      ------------------

     "Representative" has the meaning set forth in Section 3.1(d).
      --------------

     "SEC" has meaning set forth in Section 3.5(a).
      ---

     "Securities Act" has the meaning set forth in Section 3.5(a).
      --------------

     "Series C Stock" has the meaning set forth in Section 5.9.
      --------------

                                      1-36

     "Significant Subsidiaries" means subsidiaries within the meaning of
      ------------------------
Regulation S-X under the Exchange Act, which in the case of references to the Significant Subsidiaries of Parent, shall include Merger Subsidiary.

     "Stock Consideration" has the meaning set forth in Section 3.1(c).
      -------------------

     "Stock Election" has the meaning set forth in Section 3.1(f).
      --------------

     "Stock Election Number" has the meaning set forth in Section 3.1(f).
      ---------------------

     "Stock Election Shares" has the meaning set forth in Section 3.1(g).
      ---------------------

     "Stock Fraction" has the meaning set forth in Section 3.1(g).
      --------------

     "Subsidiary" or "Subsidiaries" means, with respect to Parent, the Company
      -----------     ------------
or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Superior Proposal" means a bona fide unsolicited written Acquisition
      -----------------
Proposal to acquire more than 50% of the voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company for consideration consisting of cash and/or securities which the Board of Directors of the Company concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is materially more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed, including, without limitation, a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably capable of being financed by such third party.

     "Surviving Corporation" has the meaning set forth in Section 1.1.
      ---------------------

     "Tax" shall mean any federal, state, local, foreign or provincial income,
      ---
gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

     "Termination Fee" has the meaning set forth in Section 9.3(b).
      ---------------

     "Upset Date" has the meaning set forth in Section 9.1(e).
      ----------

     "Ventures" has the meaning set forth in Section 4.2(c).
      --------

     "Violation" has the meaning set forth in Section 4.4(a) and "Violate" shall
      ---------                                                   -------
have a correlative meaning.

                                      1-37

     "Year 2000 Ready" has the meaning set forth in Section 4.16(c).
      ---------------

     (b)   Other Rules of Construction.

     (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

     (ii) The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement.

     (iii) This Agreement is the joint drafting product of Parent and the Company and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

     (iv) Each case in this Agreement where a contract or agreement is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at law.

     (v) All references in the Agreement to financial terms shall be deemed to refer to such terms as they are defined under GAAP, consistently applied.

     Section 10.9   Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts which together shall constitute a single agreement.

     Section 10.10  Severability.  If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                                      1-38

     IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                              PARENT


                              PSINET INC.

                              By  /s/ William L . Schrader
                                  ------------------------
                                  William L. Schrader
                                  Chairman and Chief Executive Officer

                              MERGER SUBSIDIARY

                              PSINET SHELF I, INC.

                              By  /s/ William L . Schrader
                                  ------------------------
                                  William L. Schrader
                                  Chairman

                              COMPANY

                              TRANSACTION NETWORK SERVICES, INC.

                              By  /s/ John J .McDonnell, Jr.
                                  --------------------------
                              Title:  John J. McDonnell, Jr.

                                     1-39

                Amendment No. 1 to Agreement and Plan of Merger
                -----------------------------------------------


          This Amendment No.1 to Agreement and Plan of Merger ("Amendment
                                                                ---------
Agreement"), is made this 14th day of October, 1999 by and among PSINET INC.
---------
("Parent"), a New York corporation, PSINET SHELF I INC. ("Merger Subsidiary"), a
  ------                                                  -----------------
Delaware corporation and a wholly-owned subsidiary of Parent, and TRANSACTION NETWORK SERVICES, INC. ("Company"), a Delaware corporation.
                         -------

          WHEREAS, Parent, Merger Subsidiary and Company entered into an Agreement and Plan of Merger ("Merger Agreement") dated as of August 22, 1999
                               ----------------
pursuant to which, among other things, the Company shall be merged with and into the Merger Subsidiary and all outstanding shares of Company Common Stock shall automatically be converted into the right to receive Merger Consideration;

          WHEREAS, Section 4.2(a) of the Merger Agreement states that, as of the date thereof, 13,172,942 shares of Company Common Stock were validly issued and outstanding;

          WHEREAS, subsequent to the date of execution of the Merger Agreement, the Company has informed Parent that the number of shares of Company Common Stock outstanding set forth in Section 4.2(a) of the Merger Agreement was understated by 16,646 shares;

          WHEREAS, the calculation of the aggregate amount of Merger Consideration to be paid to stockholders of the Company in respect of the outstanding shares of Company Common Stock to be converted into the right to receive Cash Consideration and/or Stock Consideration was based upon 13,172,942 shares of Company Common Stock outstanding, as reported; and

          WHEREAS, the parties desire to amend the Merger Agreement, including the Stock Consideration and Cash Consideration portions of the Merger Consideration, to reflect the additional 16,646 outstanding shares of Company Common Stock.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

          1.   Amendment of Section 3.  Section 3.1(c) of the Merger Agreement
               ----------------------
is hereby amended by (i) deleting therefrom the Stock Consideration number "7,796,223" and substituting therefor the number "7,804,546" and (ii) deleting therefrom the Cash Consideration amount of "$350,830,015" and substituting therefor the amount "$351,204,570."

          2.   Amendment of Section 4.  Section 4.2(a) of the Merger Agreement
               ----------------------
is hereby amended by deleting therefrom the number "13,172,942" and substituting therefor the number "13,189,588."

          3.   No Other Amendments.  Except as expressly set forth herein, all
               -------------------
terms and provisions of the Merger Agreement shall remain unchanged and in full force and effect.

          4.   Defined Terms.  Capitalized terms used in this Amendment
               -------------
Agreement but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

          5.   Governing Law.  This Amendment Agreement, except to the extent
               -------------
that provisions of Delaware Law (with respect to the Merger only) are mandatorily applicable to the Merger and the rights of the stockholders of the Company, shall be governed in all respects by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law). The exclusive venue for the adjudication of any dispute or proceeding arising out of this Amendment Agreement or the performance thereof shall be the courts located in the County of New York, State of New York and the parties hereto and their affiliates each consents to and hereby submits to the jurisdiction of any court located in the County of New York, State of New York or Federal courts in the Southern District of New York.

          IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Amendment Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                              PARENT
                              PSINET INC.


                              By: /s/ William L. Schrader
                                 ----------------------------
                              Name:   William L. Schrader
                              Title:  Chairman and Chief Executive Officer


                              MERGER SUBSIDIARY
                              PSINET SHELF I INC.


                              By: /s/ William L. Schrader
                                 ----------------------------
                              Name:   William L. Schrader
                              Title:  Chairman and Chief Executive Officer


                              COMPANY
                              TRANSACTION NETWORK SERVICES, INC.


                              By: /s/ John J. McDonnell, Jr.
                                 ----------------------------
                              Name:   John J. McDonnell, Jr.
                              Title:  President and Chief Executive Officer

                                                                         Annex 2

                           Morgan Stanley Dean Witter
                                 1585 Broadway
                           New York, New York  10036
                                 (212)761-4000



                                    August 22, 1999

Board of Directors
Transaction Network Services, Inc.
1939 Roland Clarke Place
Reston, VA 20191

Members of the Board:

     We understand that Transaction Network Services, Inc. (the "Company"), PSINet Inc. (the "Acquiror") and Patriots Subsidiary, Inc., a wholly owned subsidiary of the Acquiror ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger dated August 22, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into Merger Subsidiary. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company common stock, par value $0.01 per share ("Company Common Stock"), of the Company, other than shares held in treasury or held by the Acquiror or any affiliate of the Acquiror or as to which dissenters' rights have been perfected, will be converted into the right to receive (i) $45.00 in cash; (ii) one share of Acquiror common stock, par value $0.01 per share ("Acquiror Common Stock"); or (iii) a combination of cash and Acquiror Common Stock, all as determined pursuant to the terms of the Merger Agreement (collectively, the "Consideration"). The terms and conditions the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company and the Acquiror;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Acquiror prepared by the respective managements of such companies;

     (iii) reviewed certain financial projections of the Company and the Acquiror prepared by the respective managements of such companies;

     (iv) discussed the past and current operations and financial conditions and the prospects of the Company and the Acquiror with the respective managements of such companies;

                                      2-1

Transaction Network Services, Inc.
August 22, 1999


     (v) analyzed the estimated pro forma impact of the Merger on the Acquiror's revenues and cash flow;

     (vi) reviewed the reported prices and trading activity for the Company Common Stock and the Acquiror Common Stock;

     (vii) compared the financial performance of the Company and the Acquiror and the prices and trading activity of the Company Common Stock and the Acquiror Common Stock with those of certain other comparable publicly traded companies and their securities;

     (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (ix) participated in discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

     (x)    reviewed the Merger Agreement and certain related documents;

     (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without waiver of any condition contained therein and will be treated as a tax-free reorganization and/or exchange, for purposes of the Internal Revenue Code of 1986.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and/or financing services for the Acquiror and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Acquiror Common Stock will trade following announcement or consummation of the Merger, and we

                                      2-2

Transaction Network Services, Inc.
August 22, 1999

express no opinion or recommendation as to how the holders of Company Common Stock should vote at the stockholders' meeting held in connection with the Merger.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                              Very truly yours,

                              MORGAN STANLEY & CO. INCORPORATED

                              By:   /s/ Jeffrey N. Hogan
                                 ------------------------------------
                                    Jeffrey N. Hogan
                                    Principal

                                      2-3

                                                                         Annex 3

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW


262  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock , which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

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Transaction Network Services, Inc.
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     c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph;  or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
(S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders or any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders or the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be

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Transaction Network Services, Inc.
August 22, 1999

sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

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Transaction Network Services, Inc.
August 22, 1999


     (g) At the hearing on such petition, the court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, the be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

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Transaction Network Services, Inc.
August 22, 1999

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      3-5

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     As permitted by Section 721 of the BCL, the Registrant's By-laws provide that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

     Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be held personally liable to the Registrant or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of such Article EIGHTH by the shareholders unless a judgment or other final adjudication adverse to him establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated section 719 of the BCL. The Registrant has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Registrant generally is obligated to indemnify its directors and such officers to the full extent permitted by the BCL as described above. PSINet also has purchased directors' and officers' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of all exhibits filed as part of this Registration Statement.

     2.1 Agreement and Plan of Merger, dated August 22, 1999, among PSINet, PSINet Shelf I Inc. and Transaction Network Services, Inc.

     2.2 Amendment No. 1 to Agreement and Plan of Merger, dated October 14, 1999, among PSINet, PSINet Shelf Inc. and Transaction Network Services, Inc. **

     3.1    Certificate of Incorporation, as amended.

     3.2    Certificate of Amendment of Certificate of Incorporation, dated
            April
            25, 1995.

     3.3 Certificate of Amendment of Certificate of Incorporation, dated May 5, 1995.

     3.4 Certificate of Amendment of Certificate of Incorporation, dated November 11, 1995.

     3.5 Certificate of Amendment of Certificate of Incorporation dated May 18, 1996.

     3.6 Certificate of Amendment of Certificate of Incorporation dated as of November 6, 1997.

     3.7 Certificate of Amendment of Certificate of Incorporation dated February 5, 1998.

     3.8 Certificate of Amendment of Certificate of Incorporation dated April 30, 1999.

     3.9 Certificate of Amendment of Certificate of Incorporation dated as of October 8, 1999.**

     3.10   Amended and Restated By-laws of PSINet.

     4.1    Form of 10% Senior Notes due 2005.

     4.2 Indenture dated as of April 13, 1998 between PSINet and Wilmington Trust Company, as trustee.

     4.3    Form of 11 1/2% Senior Notes due 2008.

     4.4 Indenture dated as of November 3, 1998 between PSINet and Wilmington Trust Company, as trustee.

     4.5 First Supplemental Indenture dated as of November 12, 1998 between PSINet and Wilmington Trust Company, as trustee.

     4.6    Form of unregistered Dollar-denominated 11% Senior Notes due 2009.

     4.7    Form of unregistered Euro-denominated 11% Senior Notes due 2009.

     4.8    Form of registered 11% Senior Notes due 2009.

     4.9 Indenture dated as of July 23, 1999 between PSINet and Wilmington Trust Company, as trustee.

     4.10   Form of Common Stock Certificate.

     4.11   Form of Common Stock Certificate (name change).

     4.12 Form of 6 3/4% Series C Cumulative Convertible Preferred Stock Certificate.

     4.13 Articles Fourth, Fifth, Sixth, Ninth and Tenth of the Certificate of Incorporation of PSINet, as amended.

     4.14   Article I of the Amended and Restated By-laws of PSINet, as amended.

     4.15 Form of Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit A--Certificate of Amendment; Exhibit B--Form of Rights Certificate; and Exhibit C--Summary of Rights to Purchase Shares of Preferred Stock.

     4.16 Amendment No. 1, dated as of July 21, 1997, to Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent.

     4.17 Amendment No. 2, dated as of July 31, 1997, to Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent.

     4.18 Deposit Agreement dated as of May 4, 1999 between PSINet and Wilmington Trust Company, as deposit agent.

     5      Opinion of Nixon Peabody LLP.**

     8.1    Opinion of Nixon Peabody LLP regarding tax matters (contained in
            Exhibit 5).**

     8.2 Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC regarding tax matters.**

     10.1 Lease Agreement dated July 1, 1990 between PSINet and Rensselaer Polytechnic Institute, amended by Lease, Renewal Agreement dated as of July 1, 1993, Letter Agreement, dated November 14, 1994 and Letter Agreement dated February 1, 1995.

     10.2 Lease Agreement dated February 8, 1995 between PSINet and Rensselaer Polytechnic Institute.

     10.3 Amendment to Lease Agreement dated July 1, 1995 between PSINet and Rensselaer Polytechnic Institute.

     10.4 Lease Agreement dated as of April 30, 1993 by and between Vingarden Limited Partnership and PSINet.

     10.5 Lease Agreement dated April 1995 by and between Brit Limited Partnership.

     10.6 Sublease dated September 20, 1995 by and between The Medical Sciences Research Institute and PSINet and Lease Agreement dated October 6, 1993 by and between Vingarden Associates Limited Partnership and The Medical Sciences Research Institute.

     10.7 Lease Agreement dated October 31, 1995 between Oakfern Properties Limited and PSINet.

     10.8 Amendment to Deed of 460 Spring Park Technology Center dated as of June 12, 1997 between JBG/Spring Park Limited Partnership and PSINet.

     10.9 Sublease Agreement dated as of June 2, 1997 between Lucas Industries, Inc. and PSINet and Office Lease Agreement between 3B Limited Partnership and Lucas Industries Inc. dated as of September 12, 1989.

     10.10 Sublease Agreement dated January 22, 1998 between PSINet and Unisys Corporation, as amended.

     10.11 Lease Agreement dated February 20, 1998 between PSINet and CarrAmerica Realty Corporation.

     10.12 Lease Agreement dated October 1994 between PSINet and Cascade Communications, Inc.

     10.13 Master Lease Agreement dated July 19, 1994 between PSINet and Technology Credit Corporation.

     10.14 Lease Agreement dated as of July 9, 1993 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.15 Lease Agreement dated as of February 10, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.16 Lease Agreement dated as of March 14, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.17 Lease Agreement dated as of June 9, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.18 Lease Agreement dated as of September 21, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.19 Master Equipment Lease Agreement dated as of June 23, 1995 between PSINet and Forsythe/McArthur Associates, Inc. ("FMA").

     10.20 Master Lease Line Commitment Agreement dated as of June 23, 1995 between PSINet and FMA.

     10.21 Amendment Agreement dated as of August 1, 1995 between PSINet and Technology Credit Corporation.

     10.22 Master Equipment Lease Agreement No. 620-0004602-000 dated November 1995 between PSINet and Siemens Credit Corporation.

     10.23 Amendment to Master Lease Agreement No. 1753 dated January 26, 1996 between PSINet and Technology Credit Corporation.

     10.24 Master Equipment Lease Agreement dated December 15, 1995 between PSINet and Financing for Science International, Inc.

     10.25 Security Agreement dated as of March 20, 1996 between PSINet and USL Capital Corporation.

     10.26 Master Software/Equipment Lease Agreement dated as of September 20, 1996 between PSINet and LPI Software Funding Group, Inc.

     10.27 Master Lease Agreement dated as of January 27, 1997 between Cascade Communications Corp. and PSINet.

     10.28 Master Equipment/Software Rental Agreement dated as of September 11, 1997 between PSINet and Earthlink Network, Inc. and Change Order Amendment Master Equipment dated as of September 22, 1997.

     10.29 Equipment lease dated as of June 30, 1997 between Royal Bank of Canada and PSINet Limited.

     10.30 Master Lease Agreement dated as of October 10, 1997 between Cisco Systems Capital Corporation and PSINet.

     10.31 Master Lease Agreement No. A212 dated as of October 30, 1997 between 3Com Credit Corporation and PSINet, as amended.

     10.32 Master Lease of Personal Property No. 3402, dated December 12, 1997 between PSINet and Charter Financial, Inc., as amended.

     *10.33 Executive Stock Option Plan of PSINet.

     *10.34 Executive Stock Incentive Plan of PSINet, as amended.

     *10.35 Directors Stock Incentive Plan of PSINet, as amended.

     *10.36 Strategic Stock Incentive Plan of PSINet, as amended.

     *10.37 1996 Performance Bonus Plan of PSINet.

     *10.38 InterCon Systems Corporation 1992 Incentive Stock Plan.

     *10.39 InterCon Systems Corporation 1994 Stock Option Plan.

     *10.40 Software Ventures Corporation 1994 Stock Option Plan.

     *10.41 Employment Agreement dated February 9, 1996 between PSINet and
            Mary-Ann Carolan.

     *10.42 Employment Agreement dated February 13, 1996 between PSINet and
            Mitchell Levinn.

     *10.43 Employment Agreement dated October 9, 1996 between PSINet and
            Richard R. Frizalone.

     *10.44 Employment Agreement dated February 12, 1997 between PSINet and
            David L. Hudson.

     *10.45 Employment Agreement dated July 1, 1997 between PSINet and Michael
            Malesardi.

     *10.46 Employment Agreement dated August 2, 1997 between PSINet and
            Anthony Aveta.

     *10.47 Employment Agreement dated August 4, 1997 between PSINet and Harry
            Hobbs.

     *10.48 Employment Agreement dated January 8, 1998 between PSINet and
            William Cripe.

     *10.49 Employment Agreement dated January 18, 1998 between PSINet and
            Kathleen B. Horne.

     *10.50 Employment Agreement dated February 16, 1998 between PSINet and
            John Muleta.

     *10.51 Employment Agreement dated October 16, 1998 between PSINet and
            Harold S. Wills.

     *10.52 Employment Agreement dated October 16, 1998 between PSINet and
            Edward D. Postal.

     *10.53 Employment Agreement dated October 16, 1998 between PSINet and
            David N. Kunkel.

     10.54  Form of Indemnification Agreement.

     10.55 Registration Rights Agreement dated as of June 16, 1995 among PSINet and Stockholders of InterCon Systems Corporation.

     10.56 Registration Rights Agreement dated as of July 11, 1995 among PSINet and Stockholders of Software Ventures Corporation.

     10.57 Registration Rights Agreement dated as of November 11, 1997 between PSINet and the purchasers of Series B 8% Convertible Preferred Stock.

     10.58 Registration Rights Agreement dated as of February 25, 1998 between PSINet and IXC Internet Services, Inc.

     10.59 Credit Agreement dated September 29, 1998 among PSINet, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

     10.60 Guarantee Agreement dated September 29, 1998 among each of the subsidiaries of PSINet party thereto and The Chase Manhattan Bank.

     10.61 Pledge Agreement dated September 29, 1998 among PSINet, each subsidiary of PSINet party thereto and The Chase Manhattan Bank.

     10.62 Security Agreement dated September 29, 1998 among PSINet, each subsidiary of PSINet party thereto and The Chase Manhattan Bank.

     10.63 First Amendment dated as of October 27, 1998 to the Credit Agreement, dated as of September 29, 1998, among PSINet, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

     10.64 Warrant to purchase up to 25,000 shares of the Series B Preferred of PSINet, at an exercise price of $1.60 per share, registered in the name of William H. Baumer.

     10.65 Warrant to purchase up to 25,000 shares of the Series B Preferred of PSINet, at an exercise price of $1.60 per share, registered in the name of William H. Baumer.

     10.66 Stock Acquisition Agreement, dated as of February 1, 1997, between Ascend Communications, Inc., a Delaware corporation, and PSINet, a New York corporation, with respect to all outstanding capital stock of InterCon Systems Corporation, a Delaware corporation and a wholly-owned subsidiary of PSINet.

     10.67 Asset Purchase Agreement dated as of June 28, 1996 between PSINet and MindSpring Enterprises, Inc.

     10.68 Amendment No. 1 to Asset Purchase Agreement and Network Services Agreement entered into as of June 28, 1996 by and between PSINet and MindSpring Enterprises, Inc.

     10.69 Amendment No. 2 to Asset Purchase Agreement entered into as of September 1, 1996 by and between PSINet and MindSpring Enterprises, Inc.

     10.70 Amendment No. 3 to Asset Purchase Agreement and Amendment No. 1 to Convertible Note entered into as of January 24, 1997 by and between PSINet and MindSpring Enterprises, Inc.

     10.71 Amendment No. 2 to Network Services Agreement entered into as of January 1, 1997 by and between PSINet and MindSpring Enterprises, Inc.

     10.72 IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

     10.73 First Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

     10.74 Second Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

     10.75 Joint Marketing and Services Agreement dated as of July 22, 1997 between IXC Internet Services Inc. and PSINet.

     10.76 Stock Purchase Agreement dated as of November 11, 1997 between PSINet and the Purchasers of Series B 8% Convertible Preferred Stock.

     10.77 Agreement dated as of November 10, 1997 between iSTAR internet inc. and PSINet.

     10.78 Pre-Acquisition Agreement between PSINet and iSTAR internet inc., dated December 23, 1997.

     10.79 Security Agreement and Assignment dated as of February 25, 1998 between PSINet and IXC Internet Services, Inc.

     10.80 Collocation and Interconnection Agreement between PSINet and IXC Internet Services, Inc.

     10.81 Escrow Agreement, dated as of April 13, 1998, among Wilmington Trust Company (as escrow agent and trustee) and PSINet.

     10.82 Registration Rights Agreement dated as of April 13, 1998 among PSINet and Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Chase Securities Inc.

     10.83 First Amendment to Sublease dated as of March 23, 1998 between Unisys Corporation and PSINet.

     10.84 Share Purchase Agreement dated as of October 1, 1998 among PSINet Japan Inc., a subsidiary of PSINet, Tokyo Internet Corporation and Secom Co., Ltd.

     10.85 Registration Rights Agreement dated as of November 3, 1998 among PSINet and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities, Inc. and Morgan Stanley & Co. Incorporated.

     *10.86 Employment Agreement dated June 17, 1998 between PSINet and William
            A. Opet.

     *10.87 Employment Agreement dated July 2, 1998 between PSINet and Robert
            D. Leahy.

     *10.88 Employment Agreement dated September 1, 1998 between PSINet and Chi
            H. Kwan.

     *10.89 Employment Agreement dated September 8, 1998 between PSINet and
            James A. Haid.

     *10.90 Employment Agreement dated September 30, 1998 between PSINet and
            Sandy L. Blaisdell.

     *10.91 Employment Agreement dated October 12, 1998 between PSINet and
            Geoffrey E. Axton.

     *10.92 Employment Agreement dated October 14, 1998 between PSINet and Edward Arnold Davis.

     10.93 Registration Rights Agreement, dated as of November 13, 1998, among PSINet and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and Morgan Stanley & Co. Incorporated.

     10.94 Second Amendment dated as of November 9, 1998, to the Credit Agreement, dated as of September 29, 1998, among PSINet, the Lenders party thereto, the Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

     *10.95 Amendment to Employment Agreement dated October 1, 1998 between
            PSINet and Harry Hobbs.

     *10.96 Employment Agreement dated November 2, 1998 between PSINet and
            David J. Kramer.

     *10.97 Employment Agreement dated November 6, 1998 between PSINet and John
            Walpuck.

     *10.98 Employment Agreement dated November 12, 1998 between PSINet and
            Lawrence Winkler.

     *10.99 Employment Agreement dated May 24, 1999 between PSINet and Thomas
            A. Leach.

     *10.100 Employment Agreement dated May 24, 1999 between PSINet and James
             F. Cragg.

     *10.101 Employment Agreement dated May 27, 1999 between PSINet and
             Philippe J. Kuperman.

     10.102 Master Lease Agreement between PSINet and Technology Credit Corporation No. 1788 dated June 20, 1998.

     10.103 Master Lease Agreement between PSINet and Technology Credit Corporation No. 1789 dated June 20, 1998.

     10.104 Master Loan and Security Agreement No. 3963 between PSINet and Charter Financial Inc. dated September 28, 1998.

     10.105 Lease Agreement dated July 8, 1998 between Ballymore Properties Limited and Cordoba Holdings Limited and Thomas Charles Cembrinck.

     10.106 Third Amendment dated as of June 30, 1999 to the Credit Agreement, dated as of September 29, 1998, among PSINet, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

     10.107 Fourth Amendment dated as of July 15, 1999 to the Credit Agreement, dated as of September 29, 1998, among PSINet, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

     10.108 Registration Rights Agreement, dated as of July 23, 1999, among PSINet and Donaldson Lufkin & Jenrette International, Bear Stearns International Limited and Chase Manhattan International Limited.

     11.1 Calculation of PSINet's Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1998.

     11.2 Calculation of PSINet's Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1997.

     11.3 Calculation of PSINet's Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1996.

     11.4 Calculation of PSINet's Basic and Diluted Loss Per Share and Weighted Average Shares for the Six Months Ended June 30, 1999.

     21     Significant subsidiaries of PSINet.

     23.1   Consent of Nixon Peabody LLP.**

     23.2   Consent of PricewaterhouseCoopers LLP.

     23.3   Consent of Arthur Andersen LLP.

     23.4   Consent of PricewaterhouseCoopers LLP.

     23.5   Consent of Arthur Andersen LLP.

     24 Power of Attorney (set forth on the signature page to this registration statement).

     99.1   Form of Proxy for holders of TNI common stock.**


 * Indicates a management contract or compensatory plan or arrangement required to be filed as an Exhibit pursuant to Item 14(a)(3).

 ** Filed with this Amendment No. 1.

     FINANCIAL STATEMENTS AND FINANCIAL STATEMENTS SCHEDULES:

     Financial Statements and Financial Statements Schedules:

     Incorporated by reference in this registration statement from PSINet's Annual Report on Form 10-K for the year ended December 31, 1998 and from its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this
          --------  -------
          section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by (S) 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the
                                                     --------
          registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
          (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or (S)210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference on the Form F-3.

     (c)  The undersigned Registrant hereby undertakes:

          (1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim information.

          (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herndon, Commonwealth of Virginia on October 18, 1999.

                              PSINet Inc.

                              By:   /s/  Edward D. Postal
                                  --------------------------
                                   Edward D. Postal
                                   Executive Vice President
                                   and Chief Financial Officer





     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Name                                    Title                                 Date
                  ----                                    -----                                 ----

    /s/  William L. Schrader*             Chairman, Chief Executive Officer and          October 18, 1999
-----------------------------------       Director (Principal Executive Officer)
          William L. Schrader

    /s/  Harold S. Wills*                   President, Chief Operating Officer           October 18, 1999
-----------------------------------                    and Director
          Harold S. Wills

    /s/  David H. Kunkel*                     Vice Chairman, Executive Vice              October 18, 1999
-----------------------------------              President and Director
          David H. Kunkel

    /s/  Edward D. Postal                    Executive Vice President and Chief          October 18, 1999
-----------------------------------            Financial Officer (Principal
          Edward D. Postal                         Financial  Officer)



    /s/  Michael J. Malesardi                 Vice President and Controller              October 18, 1999
-----------------------------------           (Principal Accounting Officer)
          Michael J. Malesardi

    /s/  William H. Baumer*                              Director                        October 18, 1999
-----------------------------------
          William H. Baumer


    /s/  Ralph J. Swett*                                 Director                        October 18, 1999
-----------------------------------
          Ralph J. Swett

    /s/  Ian P. Sharp*                                   Director                        October 18, 1999
-----------------------------------
          Ian P. Sharp

*By: /s/ Edward D. Postal
    ------------------------------
         Edward D. Postal
         Attorney-in-fact

                                                           EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

 2.1          Agreement and Plan of Merger, dated August 22,        Incorporated by reference from Exhibit 2.1 to
              1999, among PSINet, PSINet Shelf I Inc. and           PSINet's Current Report on Form 8-K dated
              Transaction Network Services, Inc.                    August 24, 1999 located under Securities and
                                                                    Exchange Commission File No. 0-25812

 2.2          Amendment No. 1 to Agreement and Plan of              Incorporated by reference to Annex 1 hereto.
              Merger, dated October 14, 1999, among PSINet,
              PSINet Shelf I Inc. and Transaction Network
              Services, Inc.

 3.1          Certificate of Incorporation, as amended              Incorporated by reference from Exhibit 3.1 to
                                                                    PSINet's Registration Statement on Form S-1
                                                                    declared effective on May 1, 1995 located under
                                                                    Securities and Exchange Commission File No.
                                                                    33-90154 ("May 1995 Registration Statement")

 3.2          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.1 to
              Incorporation dated April 25, 1995                    PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended June 30, 1995 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("June 1995 10-Q")

 3.3          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.2 to
              Incorporation Dated May 5, 1995                       the June 1995 10-Q

 3.4          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.1 to
              Incorporation Dated November 11, 1995                 PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended September 30, 1995 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("September 1995 10-Q")

 3.5          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3 to
              Incorporation, dated May 18, 1996                     PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended June 30, 1996 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812  ("June 1996 10-Q")

 3.6          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.1 to
              Incorporation dated as of November 6, 1997            PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended September 30, 1997 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("September 1997 10-Q")

 3.7          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.7 to
              Incorporation dated February 5, 1998                  PSINet's Annual Report on Form 10-K for the
                                                                    fiscal year ended December 31, 1997 located
                                                                    under Securities and Exchange Commission File
                                                                    No. 0-25812 ("1997 Form 10-K")

 3.8          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.1 to
              Incorporation dated April  30, 1999                   PSINet's Current Report on Form 8-K dated May
                                                                    7, 1999 located under Securities Exchange
                                                                    Commission File No. 0-25812 ("May 7, 1999 8-K")


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

 3.9          Certificate of Amendment of Certificate of            Filed herewith
              Incorporation dated as of October 8, 1999

 3.10         Amended and Restated By-laws of PSINet                Incorporated by reference from Exhibit 3.8 to
                                                                    PSINet's Annual Report on Form 10-K for the
                                                                    fiscal year ended December 31, 1998 located
                                                                    under the Securities and Exchange Commission
                                                                    File No. 0-25812 ("1998 Form 10-K")

 4.1          Form of 10% Senior Notes due 2005                     Incorporated by reference from Exhibit 4.1 to
                                                                    PSINet's Current Report on Form 8-K dated April
                                                                    22, 1998 located under Securities and Exchange
                                                                    Commission File No. 0-25812 ("April 22, 1998
                                                                    8-K")

 4.2          Indenture dated as of April 13, 1998 between PSINet   Incorporated by reference from Exhibit 4.2 to
              and Wilmington Trust Company, as trustee              the April 22, 1998 8-K

 4.3          Form of 11 1/2% Senior Notes due 2008                 Incorporated by reference from PSINet's
                                                                    Registration Statement on Form S-4 declared
                                                                    effective on February 16, 1999 located under
                                                                    Securities and Exchange Commission File No.
                                                                    333-68385

 4.4          Indenture dated as of November 3, 1998 between        Incorporated by reference from Exhibit 4.1 to
              PSINet and Wilmington Trust Company, as trustee       the November 10, 1998 8-K

 4.5          First Supplemental Indenture dated as of November     Incorporated by reference from Exhibit 4.1 to
              12, 1998 between PSINet and Wilmington Trust          PSINet's Quarterly Report on Form 10-Q for the
              Company, as trustee                                   quarter ended September 30, 1998 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("September 1998 10-Q")

 4.6          Form of unregistered Dollar-denominated               Incorporated by reference from Exhibit 4.6 to
              11% Senior Notes due 2009                             PSINet's Registration Statement on Form S-4
                                                                    filed on August 6, 1999 located under
                                                                    Securities and Exchange Commission File No.
                                                                    333-84721 ("August 1999 Registration Statement")


 4.7          Form of unregistered Euro-denominated                 Incorporated by reference from Exhibit 4.7 to
              11% Senior Notes due 2009                             the August 1999 Registration Statement


 4.8          Form of registered 11% Senior Notes due 2009          Incorporated by reference from Exhibit 4.8 to
                                                                    the August 1999 Registration Statement

 4.9          Indenture dated as of July 23, 1999 between PSINet    Incorporated by reference from Exhibit 4.9 to
              and Wilmington Trust Company, as trustee              the August 1999 Registration Statement

 4.10         Form of Common Stock Certificate                      Incorporated by reference from Exhibit 4.1 to
                                                                    the May 1995 Registration Statement


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

 4.11         Form of Common Stock Certificate (name change)        Incorporated by reference from Exhibit 4.1A to
                                                                    PSINet's Registration Statement on Form S-1
                                                                    declared effective on December 14, 1995 located
                                                                    under Securities and Exchange Commission File
                                                                    No. 33-99610 ("December 1995 Registration
                                                                    Statement")

 4.12         Form of 6 3/4% Series C Cumulative Convertible        Incorporated by reference from Exhibit 4.1 to
              Preferred Stock Certificate                           the May 7, 1999 8-K

 4.13         Articles Fourth, Fifth, Sixth, Ninth and Tenth of     See Exhibits 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8
              the Certificate of Incorporation of PSINet, as        and 3.9
              amended

 4.14         Article I of the Amended and Restated By-laws of      See Exhibit 3.10
              PSINet, as amended

 4.15         Form of Rights Agreement, dated as of May 8, 1996,    Incorporated by reference from Exhibit 1 to
              between PSINet and First Chicago Trust Company of     PSINet's Registration Statement on Form 8-A
              New York, as Rights Agent, which includes as          dated June 3, 1996 located under Securities and
              Exhibit A - Certificate of Amendment; Exhibit B -     Exchange Commission File No. 0-25812
              Form of Rights Certificate; and Exhibit C - Summary
              of Rights to Purchase Shares of Preferred Stock

 4.16         Amendment No. 1, dated as of July 21, 1997, to        Incorporated by reference from Exhibit 4.1.1 to
              Rights Agreement, dated as of May 8, 1996, between    PSINet's Current Report on Form 8-K dated
              PSINet and First Chicago Trust Company of New York,   August 1, 1997 located under Securities and
              as Rights Agent.                                      Exchange Commission File No. 0-25812

 4.17         Amendment No. 2, dated as of July 31, 1997, to        Incorporated by reference from Exhibit 4.1.2 to
              Rights Agreement, dated as of May 8, 1996, between    PSINet's Current Report on Form 8-K dated
              PSINet and First Chicago Trust Company of New York,   August 20, 1997 located under Securities and
              as Rights Agent.                                      Exchange Commission File No. 0-25812

 4.18         Deposit Agreement dated as of May 4, 1999 between     Incorporated by reference from Exhibit 4.2 to
              PSINet and Wilmington Trust Company, as deposit       the May 7, 1999 8-K
              agent

 5            Opinion of Nixon Peabody LLP                          Filed herewith

 8.1          Opinion of Nixon Peabody LLP regarding tax matters    Filed herewith
              (contained in Exhibit 5)

 8.2          Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC     Filed herewith
              regarding tax matters

10.1          Lease Agreement dated July 1, 1990 between PSINet     Incorporated by reference from Exhibit 10.1 to
              and Rensselaer Polytechnic Institute, amended by      the May 1995 Registration Statement
              Lease Renewal Agreement dated as of July 1, 1993,
              Letter Agreement dated November 14, 1994 and Letter
              Agreement dated February 1, 1995

10.2          Lease Agreement dated February 8, 1995 between        Incorporated by reference from Exhibit 10.2 to
              PSINet and Rensselaer Polytechnic Institute           the May 1995 Registration Statement


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

10.3          Amendment to Lease Agreement dated July 1, 1995       Incorporated by reference from Exhibit 10.2A to
              between PSINet and Rensselaer Polytechnic Institute   the December 1995 Registration Statement

10.4          Lease Agreement dated as of April 30, 1993 by and     Incorporated by reference from Exhibit 10.3 to
              between Vingarden Limited Partnership and PSINet      the May 1995 Registration Statement

10.5          Lease Agreement dated April 1995 by and between       Incorporated by reference from by Exhibit 10.3A
              Brit Limited Partnership and PSINet                   to the December 1995 Registration Statement

10.6          Sublease dated September 20, 1995 by and between      Incorporated by reference from Exhibit 10.3B to
              The Medical Sciences Research Institute and PSINet    the December 1995 Registration Statement
              and Lease Agreement dated October 6, 1993 by and
              between Vingarden Associates Limited Partnership
              and The Medical Sciences Research Institute

10.7          Lease Agreement dated October 31, 1995 between        Incorporated by reference from Exhibit 10.4A to
              Oakfern Properties Limited and PSINet                 the December 1995 Registration Statement

10.8          Amendment to Deed of 460 Spring Park Technology       Incorporated by reference from Exhibit 10.1 to
              Center dated as of June 12, 1997 between JBG/         the September 1997 Form 10-Q
              Spring Park Limited Partnership and PSINet

10.9          Sublease Agreement dated as of June 2, 1997 between   Incorporated by reference from Exhibit 10.2 to
              Lucas Industries, Inc. and PSINet and Office Lease    the September 1997 10-Q
              Agreement between 3B Limited Partnership and Lucas
              Industries Inc. dated as of September 12, 1989

10.10         Sublease Agreement dated January 22, 1998 between     Incorporated by reference from Exhibit 10.9 to
              PSINet and Unisys Corporation, as amended             the 1997 Form 10-K

10.11         Lease Agreement dated February 20, 1998 between       Incorporated by reference from Exhibit 10.11 to
              PSINet and CarrAmerica Realty Corporation             the 1997 Form 10-K

10.12         Lease Agreement dated October 1994 between PSINet     Incorporated by reference from Exhibit 10.4 to
              and Cascade Communications, Inc.                      the May 1995 Registration Statement

10.13         Master Lease Agreement dated July 19, 1994 between    Incorporated by reference from Exhibit 10.5 to
              PSINet and Technology Credit Corporation              the May 1995 Registration Statement

10.14         Lease Agreement dated as of July 9, 1993 between      Incorporated by reference from Exhibit 10.6 to
              Applied Telecommunications Technologies, Inc. and     the May 1995 Registration Statement
              PSINet

10.15         Lease Agreement dated as of February 10, 1994         Incorporated by reference from Exhibit 10.7F to
              between Applied Telecommunications Technologies,      the December 1995 Registration Statement
              Inc. and PSINet


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

10.16         Lease Agreement dated as of March 14, 1994 between    Incorporated by reference from Exhibit 10.7G to
              Applied Telecommunications Technologies, Inc. and     the December 1995 Registration   Statement
              PSINet

10.17         Lease Agreement dated as of June 9, 1994 between      Incorporated by reference from Exhibit 10.7H to
              Applied Telecommunications Technologies, Inc. and     the December 1995 Registration Statement
              PSINet

10.18         Lease Agreement dated as of September 21, 1994        Incorporated by reference from Exhibit 10.7 to
              between Applied Telecommunications Technologies,      the May 1995 Registration Statement
              Inc. and PSINet

10.19         Master Equipment Lease Agreement dated as of June     Incorporated by reference from Exhibit 10.1 to
              23, 1995 between PSINet and Forsythe/McArthur         the September 1995 10-Q
              Associates, Inc. ("FMA")

10.20         Master Lease Line Commitment Agreement dated as of    Incorporated by reference from Exhibit 10.2 to
              June 23, 1995 between PSINet and FMA                  the September 1995 10-Q

10.21         Amendment Agreement dated as of August 1, 1995        Incorporated by reference from Exhibit 10.8 to
              between PSINet and Technology Credit Corporation      the September 1995 10-Q

10.22         Master Equipment Lease Agreement No.                  Incorporated by reference from Exhibit 10.44A
              620-0004602-000 dated November 1995 between PSINet    to the December 1995 Registration Statement
              and Siemens Credit Corporation

10.23         Amendment to Master Lease Agreement No. 1753 dated    Incorporated by reference from Exhibit 10.77 to
              January 26, 1996 between PSINet and Technology        PSINet's Annual Report on Form 10-K for the
              Credit Corporation                                    fiscal year ended December 31, 1995 located
                                                                    under the Securities and Exchange Commission
                                                                    File No. 0-25812 ("1995 Form 10-K")

10.24         Master Equipment Lease Agreement dated December 15,   Incorporated by reference from Exhibit 10.78 to
              1995 between PSINet and Financing for Science         the 1995 Form 10-K
              International, Inc.

10.25         Security Agreement dated as of March 20, 1996         Incorporated by reference from Exhibit 10.79 to
              between PSINet and USL Capital Corporation            the 1995 Form 10-K

10.26         Master Software/Equipment Lease Agreement dated as    Incorporated by reference from Exhibit 10.4 to
              of September 20, 1996 between PSINet and LPI          PSINet's Quarterly Report on Form 10-Q for the
              Software Funding Group, Inc.                          quarter ended September 30, 1996 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("September 1996 10-Q")

10.27         Master Lease Agreement dated as of January 27, 1997   Incorporated by reference from Exhibit 10.77 to
              between Cascade Communications Corp.                  PSINet's Annual Report on Form 10-K for the
              and PSINet                                            fiscal year ended December 31, 1996 located
                                                                    under Securities and Exchange Commission File
                                                                    No. O-25812 ("1996 Form 10-K")


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

10.28         Master Equipment/Software Rental Agreement dated as   Incorporated by reference from Exhibit 10.3 to
              of September 11, 1997 between PSINet and Earthlink    the September 1997 10-Q
              Network, Inc. and Change Order Amendment Master
              Equipment dated as of September 22, 1997

10.29         Equipment lease dated as of June 30, 1997 between     Incorporated by reference from Exhibit 10.4 to
              Royal Bank of Canada and PSINet Limited               the September 1997 10-Q

10.30         Master Lease Agreement dated as                       Incorporated by reference from Exhibit 10.4 to
              Of October 10, 1997 between Cisco Systems Capital     the September 1997 Form 10-Q
              Corporation and PSINet

10.31         Master Lease Agreement No. A212 between 3Com Credit   Incorporated by reference from dated as of
              Corporation and PSINet, as amended                    October 30, 1997 Exhibit 10.31 to the 1997 Form
                                                                    10-K

10.32         Master Lease of Personal Property No. 3402, dated     Incorporated by reference from Exhibit 10.32 to
              December 12, 1997 between PSINet and Charter          the 1997 Form 10-K
              Financial, Inc., as amended

10.33*        Executive Stock Option Plan of                        Incorporated by reference from Exhibit 10.10 to
              PSINet                                                the May 1995 Registration Statement


10.34*        Executive Stock Incentive Plan of PSINet, as amended  Incorporated by reference from Exhibit 10.12 to the December 1995 Registration Statement

10.35*        Directors Stock Incentive Plan of PSINet, as amended  Incorporated by reference from Exhibit 10.13 to the December 1995 Registration Statement

10.36*        Strategic Stock Incentive Plan of PSINet              Incorporated by reference from Exhibit 10 to
                                                                    the June 1995 10-Q

10.37*        1996 Performance Bonus Plan of PSINet                 Incorporated by reference from Exhibit 10.25 to
                                                                    the 1996 Form 10- K

10.38*        InterCon Systems Corporation 1992 Incentive Stock     Incorporated by reference from Exhibit 99.1 to
              Plan                                                  PSINet's Registration Statement on Form S-8
                                                                    which became effective on October 18, 1995
                                                                    located under Securities  Exchange Commission
                                                                    File No. 33-98316 ("S-8 No. 16")

10.39*        InterCon Systems Corporation 1994 Stock Option Plan   Incorporated by reference from Exhibit 99.2 to
                                                                    the S-8 No. 16

10.40*        Software Ventures Corporation 1994 Stock Option Plan  Incorporated by reference from Exhibit 99 to
                                                                    PSINet's Registration Statement on Form S-8
                                                                    which became effective on October 18, 1995
                                                                    located under Securities and Exchange
                                                                    Commission File No. 33-98314

10.41*        Employment Agreement dated February 9, 1996 between   Incorporated by reference from Exhibit 10.42 to
              PSINet and Mary-Ann Carolan                           the 1995 Form 10-K


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

10.42*        Employment Agreement dated February 13, 1996          Incorporated by reference from Exhibit 10.19 to
              between PSINet and Mitchell Levinn                    the 1995 10-K

10.43*        Employment Agreement dated October 9, 1996 between    Incorporated by reference from Exhibit 10.3 to
              PSINet and Richard R.                                 the September 1996 10-Q
              Frizalone

10.44*        Employment Agreement dated February 12, 1997          Incorporated by reference from Exhibit 10.78 to
              between PSINet and David L. Hudson                    the 1996 Form 10-K

10.45*        Employment Agreement dated July 1, 1997 between       Incorporated by reference from Exhibit 10.5 to
              PSINet and Michael Malesardi                          the September 1997 10-Q

10.46*        Employment Agreement dated August 2, 1997 between     Incorporated by reference from Exhibit 10.6 to
              PSINet and Anthony Aveta                              the September 1997 10-Q

10.47*        Employment Agreement dated August 4, 1997 between     Incorporated by reference from Exhibit 10.7 to
              PSINet and Harry Hobbs                                the September 1997 10-Q

10.48*        Employment Agreement dated January 8, 1998 between    Incorporated by reference from Exhibit 10.52 to
              PSINet and William Cripe                              the 1997 Form 10-K

10.49*        Employment Agreement dated January 18, 1998 between   Incorporated by reference from Exhibit 10.53 to
              PSINet and Kathleen B. Horne                          the 1997 Form 10-K

10.50*        Employment Agreement dated February 16, 1998          Incorporated by reference from Exhibit 10.54 to
              between PSINet and John Muleta                        the 1997 Form 10-K

10.51*        Employment Agreement dated October 16, 1998, 1996     Incorporated by reference from Exhibit 10.57 to
              between PSINet and Harold S. Wills                    the 1998 Form 10-K

10.52*        Employment Agreement dated October 16, 1998 between   Incorporated by reference from Exhibit 10.58 to
              PSINet and Edward D. Postal                           the 1998 Form 10-K

10.53         Employment Agreement dated October 16, 1998 between   Incorporated by reference from Exhibit 10.59 to
              PSINet and David N. Kunkel                            the 1998 Form 10-K

10.54         Form of Indemnification Agreement                     Incorporated by reference from Exhibit 10.21 to
                                                                    the May 1995 Registration Statement

10.55         Registration Rights Agreement dated as of June 16,    Incorporated by reference from Exhibit 10.39 to
              1995 among PSINet and Stockholders of InterCon        the December 1995 Registration Statement
              Systems Corporation

10.56         Registration Rights Agreement dated as of July 11,    Incorporated by reference from Exhibit  10.40
              1995 among PSINet and Stockholders of Software        to the December 1995 Registration Statement
              Ventures Corporation

10.57         Registration Rights Agreement dated as of November    Incorporated by reference from Exhibit 10.10 to
              11, 1997 between PSINet and the purchasers of         the September 1997 10-Q
              Series B 8% Convertible Preferred Stock


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

10.58         Registration Rights Agreement dated as of February    Incorporated by reference from Exhibit 10.62 to
              25, 1998 between PSINet and IXC Internet Services,    the 1997 Form 10-K
              Inc.

10.59         Credit Agreement dated September 29, 1998 among       Incorporated by reference from Exhibit 2.2 to
              PSINet, the Lenders party thereto, The Chase          PSINet's Current Report on Form 8-K dated
              Manhattan Bank, as Administrative Agent, Fleet        October 16, 1998 located under Securities and
              National Bank, as Syndication Agent, and The Bank     Exchange Commission File No. 0-25812 ("October
              of New York as Documentation Agent                    16, 1998 8-K")

10.60         Guarantee Agreement dated September 29, 1998 among    Incorporated by reference from Exhibit 2.3 to
              each of the subsidiaries of PSINet party thereto      the October 16, 1998 8-K
              and The Chase Manhattan Bank

10.61         Pledge Agreement dated September 29, 1998 among       Incorporated by reference from Exhibit 2.4 to
              PSINet, each subsidiary of PSINet party thereto and   the October 16, 1998 8-K
              The Chase Manhattan Bank

10.62         Security Agreement dated September 29, 1998 among     Incorporated by reference from Exhibit 2.5 to
              PSINet, each subsidiary of PSINet party thereto and   the October 16, 1998 8-K
              The Chase Manhattan Bank

10.63         First Amendment dated as of October 27, 1998 to the   Incorporated by reference from Exhibit 10.2 to
              Credit Agreement dated as of September 29, 1998,      the November 10, 1998 8-K
              among PSINet, the Lenders party thereto, The Chase
              Manhattan Bank, as Administrative Agent, Fleet
              National Bank, as Syndication Agent, and the Bank
              of New York, as Documentation Agent

10.64         Warrant to purchase up to 25,000 shares of the        Incorporated by reference from Exhibit 10.39 to
              Series B Preferred of PSINet, at an exercise price    the May 1995 Registration Statement
              of $1.60 per share, registered in the name of
              William H. Baumer

10.65         Warrant to purchase up to 25,000 shares of the        Incorporated by reference from Exhibit 10.40 to
              Series B Preferred of PSINet, at an exercise price    the May 1995 Registration Statement
              of $1.60 per share, registered in the name of
              William H. Baumer

10.66         Stock Acquisition Agreement, dated as of February     Incorporated by reference from Exhibit 2 to
              1, 1997, between Ascend Communications, Inc. and      PSINet's Current Report on Form 8-K dated
              PSINet with respect to all outstanding capital        February 14, 1997 located under Securities and
              stock of InterCon Systems Corporation, a Delaware     Exchange Commission File No. 0-25812
              corporation and a wholly-owned subsidiary of PSINet

10.67         Asset Purchase Agreement dated as of June 28, 1996    Incorporated by reference from Exhibit 2 to the
              between PSINet and MindSpring Enterprises, Inc.       June 1996 10-Q

10.68         Amendment No. 1 to Asset Purchase Agreement and       Incorporated by reference from Exhibit 2 to the
              Network Services Agreement entered into as of June    September 1996 10-Q
              28, 1996 by and between PSINet and MindSpring
              Enterprises, Inc.


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

10.69         Amendment No. 2 to Asset Purchase Agreement entered   Incorporated by reference from Exhibit 10.8 to
              into as of September 1, 1996 by and between PSINet    the September 1996 10-Q
              and MindSpring Enterprises, Inc.

10.70         Amendment No. 3 to Asset Purchase Agreement and       Incorporated by reference from Exhibit 10.74 to
              Amendment No. 1 to  Convertible Note entered into     the 1996 Form 10-K
              as of January 24, 1997 by and between PSINet and
              MindSpring Enterprises, Inc.

10.71         Amendment No. 2 to Network Services Agreement         Incorporated by reference from Exhibit 10.75 to
              entered in as of January 1, 1997 by and between       the 1996 Form 10-K
              PSINet and MindSpring Enterprises, Inc.

10.72         IRU and Stock Purchase Agreement dated as of July     Incorporated by reference from Exhibit 2.1 to
              22, 1997 between IXC Internet Services, Inc. and      the June 1997 10-Q
              PSINet

10.73         First Amendment to IRU and Stock Purchase Agreement   Incorporated by reference from Exhibit A to
              dated as of July 22, 1997 between IXC Internet        PSINet's December 1997 Proxy Statement
              Services, Inc. and PSINet

10.74         Second Amendment to IRU and Stock Purchase            Incorporated by reference from Exhibit A to the
              Agreement dated as of July 22, 1997 between IXC       December 1997 Proxy Statement
              Internet Services, Inc. and PSINet

10.75         Joint Marketing and Services Agreement dated as of    Incorporated by reference from Exhibit 10.1 to
              July 22,  1997 between IXC Internet Services, Inc.    PSINet's Quarterly Report on Form 10-Q for the
              and PSINet                                            quarter ended June 30, 1997 located under
                                                                    Securities and Exchange Commission File no.
                                                                    0-25812

10.76         Stock Purchase Agreement dated as of November 11,     Incorporated by reference from Exhibit 10.9 to
              1997 between PSINet and the Purchasers of its         the September 1997 10-Q
              Series B 8% Convertible Preferred Stock

10.77         Agreement dated as of November 10, 1997 between       Incorporated by reference from Exhibit 2 to the
              iSTAR internet inc. and PSINet                        September 1997 10-Q

10.78         Pre-Acquisition Agreement between PSINet and iSTAR    Incorporated by reference from Exhibit 10.1 to
              internet inc., dated December 23, 1997                the January 7, 1998 8-K

10.79         Security Agreement and Assignment dated as of         Incorporated by reference from Exhibit 10.95 to
              February 25, 1998 between PSINet and IXC Internet     the 1997 Form 10-K
              Services, Inc.

10.80         Collocation and Interconnection Agreement between     Incorporated by reference from Exhibit 10.96 to
              PSINet and IXC Internet Services, Inc.                the 1997 Form 10-K

10.81         Escrow Agreement, dated as of  April 13, 1998,        Incorporated by reference from Exhibit 10.2 to
              among Wilmington Trust Company (as escrow agent and   the April 22, 1998 8-K
              trustee) and PSINet.


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

10.82         Registration Rights Agreement dated as of April 13,   Incorporated by reference from Exhibit 10.1 to
              1998 among PSINet and Donaldson, Lufkin & Jenrette    the April 22, 1998 8-K
              Securities Corporation, Merrill Lynch, Pierce,
              Fenner & Smith Incorporated, and Chase Securities,
              Inc.

10.83         First Amendment to Sublease dated as of March 23,     Incorporated by reference from Exhibit 10.99 to
              1998 between Unisys Corporation and PSINet            PSINet's Registration Statement on Form S-4
                                                                    declared effective on May 7, 1998 located under
                                                                    the Securities and Exchange Commission File No.
                                                                    333-51491 ("May 1998
                                                                    Registration Statement")

10.84         Share Purchase Agreement dated as of October 1,       Incorporated by reference from Exhibit 2.1 to
              1998 among PSINet Japan Inc., a subsidiary of         the October 16, 1998 8-K
              PSINet, Tokyo Internet Corporation and Secom Co.,
              Ltd.

10.85         Registration Rights Agreement dated as of November    Incorporated by reference from Exhibit 10.1 to
              3, 1998 among PSINet and Donaldson, Lufkin and        the November 10, 1998 8-K
              Jenrette Securities Corporation, Chase Securities,
              Inc. and Morgan Stanley & Co. Incorporated

10.86*        Employment Agreement dated June 17, 1998 between      Incorporated by reference from Exhibit 10.1 to
              PSINet and William A. Opet                            PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended June 30, 1998 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("June 1998 10-Q")

10.87*        Employment Agreement dated July 2, 1998 between       Incorporated by reference from Exhibit 10.2 to
              PSINet and Robert D. Leahy                            the June 1998 10-Q

10.88*        Employment Agreement dated September 1, 1998          Incorporated by reference from Exhibit 10.8 to
              between PSINet and Chi H. Kwan                        the September 1998 10-Q

10.89*        Employment Agreement dated September 8, 1998          Incorporated by reference from Exhibit 10.5 to
              between PSINet and James A. Haid                      the September 1998 10-Q

10.90*        Employment Agreement dated September 30, 1998         Incorporated by reference from Exhibit 10.3 to
              between PSINet and Sandy L. Blaisdell                 the September 1998 10-Q

10.91*        Employment Agreement dated October 12, 1998 between   Incorporated by reference from Exhibit 10.2 to
              PSINet and Geoffrey E. Axton                          the September 1998 10-Q

10.92*        Employment Agreement dated October 14, 1998 between   Incorporated by reference from Exhibit 10.4 to
              PSINet and Edward Arnold Davis                        the September 1998 10-Q

10.93         Registration Rights Agreement, dated as of November   Incorporated by reference from Exhibit 4.3 to
              13, 1998, among PSINet and Donaldson Lufkin &         the September 1998 10-Q
              Jenrette Securities Corporation, Chase Securities
              Inc. and Morgan Stanley & Co. Incorporated


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

10.94         Second Amendment dated as of November 9, 1998, to     Incorporated by reference from Exhibit 10.1 to
              the Credit Agreement, dated as of September 29,       the September 1998 10-Q
              1998, among PSINet, the Lenders party thereto, the
              Chase Manhattan Bank, as Administrative Agent,
              Fleet National Bank, as Syndication Agent, and The
              Bank of New York, as Documentation Agent

10.95*        Amendment to Employment Agreement dated October 1,    Incorporated by reference from Exhibit 10.6 to
              1998 between PSINet and Harry Hobbs                   the September 1998 10-Q

10.96*        Employment Agreement dated November 2, 1998 between   Incorporated by reference from Exhibit 10.7 to
              PSINet and David J. Kramer                            the September 1998 10-Q

10.97*        Employment Agreement dated November 6, 1998 between   Incorporated by reference from Exhibit 10.9 to
              PSINet and John Walpuck                               the September 1998 10-Q

10.98*        Employment Agreement dated November 12, 1998          Incorporated by reference from Exhibit 10.10 to
              between PSINet and Lawrence Winkler                   the September 1998 10-Q

10.99*        Employment Agreement dated May 24, 1999 between       Incorporated by reference from Exhibit 10.99 to
              PSINet and Thomas A. Leach                            the August 1999 Registration Statement

10.100*       Employment Agreement dated May 24, 1999 between       Incorporated by reference from Exhibit 10.100
              PSINet and James F. Cragg                             to the August 1999 Registration Statement

10.101*       Employment Agreement dated May 24, 1999 between       Incorporated by reference from Exhibit 10.101
              PSINet and Philippe J. Kuperman                       to the August 1999 Registration Statement

10.102        Master Lease Agreement between PSINet and             Incorporated by reference from Exhibit 10.11 to
              Technology Credit Corporation No. 1788 dated June     the September 1998 10-Q
              20, 1998

10.103        Master Lease Agreement between PSINet and             Incorporated by reference from Exhibit 10.12 to
              Technology Credit Corporation No. 1789 dated June     the September 1998 10-Q
              20, 1998

10.104        Master Loan and Security Agreement No. 3963 between   Incorporated by reference from Exhibit 10.13 to
              PSINet and Charter Financial Inc. dated September     the September 1998 10-Q
              28, 1998

10.105        Lease Agreement dated July 8, 1998 between            Incorporated by reference from Exhibit 10.2 to
              Ballymore Properties Limited and Cordoba Holdings     the April 27, 1999 8-K
              Limited and Thomas Charles Cembrinck

 10.106       Third Amendment dated as of June 30, 1999 to the      Incorporated by reference from Exhibit 10.1 to
              Credit Agreement, dated as of September 29, 1998,     PSINet's Current Report on Form 8-K dated July
              among PSINet, the Lenders party thereto, The Chase    6, 1999 located under Securities and Exchange
              Manhattan Bank, as Administrative Agent, Fleet        Commission File No. 0-25812
              National Bank, as Syndication Agent, and The Bank
              of New York, as Documentation Agent


EXHIBIT
NUMBER                            DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------

 10.107       Fourth Amendment dated as of July 15, 1999 to the     Incorporated by reference from Exhibit 10.1 to
              Credit Agreement, dated as of September 29, 1998,     PSINet's Quarterly Report on Form 10-Q for the
              among PSINet, the Lenders party thereto, The Chase    quarter ended June 30, 1999 located under
              Manhattan Bank, as Administrative Agent, Fleet        Securities and Exchange Commission File No.
              National Bank, as Syndication Agent, and The Bank     0-25812
              of New York, as Documentation Agent.

 10.108       Registration Rights Agreement, dated as of July 23,   Incorporated by reference from Exhibit 10.108
              1999, among PSINet and Donaldson Lufkin & Jenrette    to the August 1999 Registration Statement
              International, Bear Stearns International Limited
              and Chase Manhattan International Limited

 11.1         Calculation of Basic and Diluted Loss Per Share and   Incorporated by reference from Exhibit 11.1 to
              Weighted Average Shares for the Year Ended December   the 1998 Form 10-K
              31, 1998

 11.2         Calculation of Basic and Diluted Loss Per Share and   Incorporated by reference from Exhibit 11.2 to
              Weighted Average Shares for the Year Ended December   the 1998 Form 10-K
              31, 1997

 11.3         Calculation of Basic and Diluted Loss Per Share and   Incorporated by reference from Exhibit 11.3 to
              Weighted Average Shares for the Year Ended December   the 1998 Form 10-K
              31, 1996

 11.4         Calculation of Basic and Diluted Loss Per Share and   Incorporated by reference from Exhibit 11.1 to
              Weighted Average Shares Used in Calculation for the   PSINet's Quarterly Report on Form 10-Q for the
              Six Months Ended June 30, 1999                        quarter ended June 30, 1999 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812

 21           Significant subsidiaries of PSINet                    Incorporated by reference from Exhibit 21 to
                                                                    the 1998 Form 10-K

 23.1         Consent of Nixon Peabody LLP                          Contained in Exhibit 5

 23.2         Consent of PricewaterhouseCoopers LLP                 Filed herewith

 23.3         Consent of Arthur Andersen LLP                        Filed herewith

 23.4         Consent of PricewaterhouseCoopers LLP                 Filed herewith

 23.5         Consent of Arthur Andersen LLP                        Filed herewith

 24           Power of Attorney                                     Set forth in the signature page to this
                                                                    registration statement

 99.1         Form of Proxy for holders of TNI common stock         Filed herewith

-----------------------------------
* Indicates a management contract or compensatory plan or arrangement required to be filed as an Exhibit pursuant to Item 14(a)(3).